Exhibit 4.9

Published CUSIP Number: 65339QAA5

$325,000,000

CREDIT AGREEMENT

Dated as of March 9, 2011

among

NEXEO SOLUTIONS, LLC,

as the Borrower,

NEXEO SOLUTIONS HOLDINGS, LLC,

as Holdings,

NEXEO SOLUTIONS SUB HOLDING CORP.

as Sub Holdco,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

CITIGROUP GLOBAL MARKETS INC.,

as Syndication Agent,

BARCLAYS BANK PLC,

as Documentation Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES

I	Guarantors
1.01A	Certain Security Interests and Guarantees
1.01B	Mortgaged Properties
1.01C	Material Foreign Subsidiaries
2.01	Commitment
5.12	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Closing Date Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
G-2	Closing Date Legal Opinion of Vinson & Elkins LLP
G-3	Acquisition Date Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
G-4	Acquisition Date Legal Opinion of Vinson & Elkins LLP
H-1	ABL Intercreditor Agreement
H-2	First Lien Intercreditor Agreement
H-3	Second Lien Intercreditor Agreement
I	United States Tax Compliance Certificate
J	[Intentionally Omitted]
K	Form of Solvency Certificate
L	Form of Discount Range Prepayment Notice
M	Form of Discount Range Prepayment Offer
N	Form of Solicited Discounted Prepayment Notice
O	Form of Acceptance and Prepayment Notice
P	Form of Specified Discount Prepayment Notice
Q	Form of Solicited Discounted Prepayment Offer
R	Form of Specified Discount Prepayment Response

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 9, 2011, among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP. (“Sub Holdco”), a Delaware corporation, BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Acquisition Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), the Borrower and Subsidiaries of the Borrower (the “Purchasing Entities”) will (i) purchase and acquire (the “Acquisition”) substantially all of the assets of the global distribution business of Ashland, Inc. (the “Acquired Business”) and (ii) assume certain liabilities of the Acquired Business, in each case except as otherwise provided in the Acquisition Agreement.

In connection therewith, it is intended that (a) Holdings and Sub Holdco will be the sole members of the Borrower; (b) the Investors and any Management Stockholders will make the Equity Contribution; (c) the Borrower will obtain the ABL Facility in an initial aggregate principal amount of $540,000,000 pursuant to the ABL Facility; (d) the Borrower will obtain $175,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes; (e) the Borrower will obtain an initial aggregate principal amount of $300,000,000 of Initial Loans pursuant to this Agreement; and (f) the proceeds of (i) the Equity Contribution, (ii) the Initial ABL Borrowings, (iii) the issuance of the Senior Subordinated Notes and (iv) the Loans, will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to repay certain existing indebtedness and hedging obligations of the Borrower and its Subsidiaries and to pay all fees, costs and expenses incurred in connection with the Transaction and related transactions (including to fund any original issue discount and upfront fees) and to provide working capital.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent under the ABL Facility Documentation, or any successor administrative agent and collateral agent under the ABL Facility Documentation.

“ABL Facility” means that certain senior secured asset-based revolving credit facility dated on or about the Acquisition Date by and among Holdings, Sub Holdco, the Borrower, the other borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as agent and the other agents party thereto, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under clause (1) of the definition of Permitted Indebtedness).

“ABL Facility Documentation” means the ABL Facility and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“ABL First Lien Collateral” means all the “ABL First Lien Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means the intercreditor agreement to be dated as of the Acquisition Date among the Administrative Agent, the Collateral Agent, the ABL Administrative Agent and the Loan Parties, substantially in the form attached as Exhibit H-1 or any other intercreditor agreement among the ABL Administrative Agent, one or more Senior Representatives of Permitted Additional Pari Term Loan Debt, Permitted Second Priority Debt, Other Junior Secured Debt or any Refinancing Indebtedness in respect thereof, the Administrative Agent and the Collateral Agent on terms that are no less favorable in any material respect to the Secured Parties than those contained in the form attached as Exhibit H-1.

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Acquired Business” has the meaning specified in the preliminary statement to this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” has the meaning specified in the preliminary statement to this Agreement.

“Acquisition Agreement” means the Agreement of Purchase and Sale, dated as of November 5, 2010, among Ashland Inc., Holdings and the Borrower.

“Acquisition Consideration” means an amount equal to the total funds required to consummate the Acquisition as set forth in the Acquisition Agreement.

“Acquisition Date” shall mean the date on which the Acquisition is consummated.

“Additional Interest Gross-Up Amount” means an amount of Dollars that, when taken together with all Pre-Funding Security Account Funds then on deposit in the Pre-Funding Security Account, will be sufficient (without taking into account investment gains) to pay the principal amount of all Initial Loans and all accrued interest thereon through first Business Day following the Outside Date (as the Outside Date is extended in connection with such deposit).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accor-

dance with Section 2.12 or (b) Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.13; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of the Investors (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate or Base Rate floor greater than any floor then applicable to the Loans of the applicable Class, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate), or otherwise; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees not generally paid to lenders in connection with such Indebtedness.

“Annual Financial Statements” means the audited consolidated balance sheets of the Acquired Business as of the fiscal years ended September 30, 2009 and September 30, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Acquired Business for the fiscal years ended September 30, 2009 and September 30, 2010.

“Applicable Rate” means a percentage per annum equal to (a) for Eurodollar Rate Loans, 3.50% and (b) for Base Rate Loans, 2.50%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Barclays Bank PLC, each in its capacity as a joint lead arranger under this Agreement.

“Asset Sale Proceeds Pledged Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.03(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, at any time, the excess of (i) the sum of (without duplication) of:

(a) 50.0% of the Consolidated Net Income (minus, without duplication of amounts that reduced Consolidated Net Income, the amount of Restricted Payments pursuant to clause (12)(b) of Section 7.06 for such period) of Holdings for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Acquisition Date occurs to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at such time, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after the Acquisition Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness pursuant to clause (13)(a) of the definition of Permitted Indebtedness) from the issue or sale of:

(i) (A) Equity Interests of Holdings, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any direct or indirect parent company of Holdings or any of Holdings’ Subsidiaries after the Acquisition Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(4);

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to Holdings, Equity Interests of any direct or indirect parent company of Holdings (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(4)); or

(ii) debt securities of Holdings that have been converted into or exchanged for such Equity Interests of Holdings;

provided that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of Holdings sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings following the Acquisition Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (13)(a) of the definition of Permitted Indebtedness) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or the Restricted Subsidiaries (other than by Holdings or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by Holdings or the Restricted Subsidiaries, in each case after the Acquisition Date; or

(ii) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (only to the extent the Investment in such Unrestricted Subsidiary was a Restricted Investment) or a dividend from an Unrestricted Subsidiary after the Acquisition Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Acquisition Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $15,000,000, shall be determined by the Board of Directors of the Borrower) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was a Restricted Investment; over

(ii) the sum of (a) the aggregate amount of Restricted Investments, (b) the aggregate amount of Restricted Payments previously made in reliance on clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(c), (8), (14) and (15) of Section 7.06 and (c) the aggregate amount expended pursuant to clauses (a)(i)(E) and (a)(i)(F) of Section 7.12.

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements and commercial credit card and merchant card services.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.03(a)(iv)(B).

“Borrower Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Borrower Party” means any one of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.03(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.03(a)(iv)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1) 75% of the aggregate book value of all accounts receivable of Holdings and the Restricted Subsidiaries; and

(2) 65% of the aggregate book value of all inventory owned by Holdings and the Restricted Subsidiaries,

all calculated on a consolidated basis in accordance with GAAP (except that for purposes of the Borrowing Base, the book value shall reflect inventory at average cost and exclude any LIFO reserves).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by Holdings and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings and the Restricted Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent, including the Asset Sale Proceeds Pledged Account.

“Cash Equivalents” means:

(1) Dollars;

(2) (a) Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA-(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Bank Products, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by Holdings or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Services” means any Bank Products.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

“Change of Control” means the earliest to occur of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(ii) at any time upon or after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the ABL Facilities, the Senior Subordinated Notes, the Senior Subordinated Notes Indenture or any indenture governing notes issued in a refinancing of the Senior Subordinated Notes constituting Refinancing Indebtedness; or

(c) the Borrower ceases to be a direct or indirect wholly owned Subsidiary of Holdings (or any Successor Holdings or successor under 7.04(a)).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans, Other Loans or Extended Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Initial Loans, Other Term Commitment (and, in the case of an Other Term Commitment, the Class of Loans to which such commitment relates), or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment or an Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Loans, Incremental Loans and Extended Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Material Adverse Effect” means a “Material Adverse Effect” as defined in the Acquisition Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iv) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings, Sub Holdco, each Restricted Subsidiary of the Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary including those that are listed on Schedule I hereto (each, a “Guarantor”), and any Restricted Subsidiary of the Borrower that Guarantees the Senior Subordinated Notes, any Indebtedness incurred by the Borrower or a Guarantor pursuant to the ABL Facility, any Junior Financing or any Permitted Additional Pari Passu Indebtedness (or, in each case, any Indebtedness that constitutes Refinancing Indebtedness thereof) shall be a Guarantor hereunder;

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to non-consensual Liens permitted by Section 7.01) in (i) all the Equity Interests of Sub Holdco and the Borrower, (ii) all Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than a Material Domestic Subsidiary described in the following clause (iii)(A)) that is directly owned by the Borrower or any Subsidiary Guarantor and (iii) (A) 65% of the issued and outstanding Equity Interests of each wholly owned Material Domestic Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor and that is a disregarded entity for United States federal income tax purposes and has no material assets other than Equity Interests in one or more Foreign Subsidiaries and (B) 65% of the issued and outstanding Equity Interests that are voting stock and 100% of the issued and outstanding Equity Interest that are not voting stock of each wholly owned Foreign Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor;

(d) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts (other than deposit accounts, other bank or securities accounts or any Securitization Assets, but including the Asset Sale Proceeds Pledged Account), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; provided that any such security interests in ABL First Lien Collateral shall be subject to the terms of the ABL Intercreditor Agreement, and provided further that any such security interests in Collateral shall be subject to the terms of the First Lien Intercreditor Agreement, if any, and the Second Lien Intercreditor Agreement, if any, to the extent applicable;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property listed on Schedule 1.01B or required to be delivered pursuant to Section 6.11 and 6.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such prop-

erty, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts and appraisals and such customary legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys abstracts or appraisals in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 4.01(a)(iv), 6.11 or 6.13, the Guaranty, the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment or (iii) a Refinancing Amendment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 under the caption “Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Commitments is $325,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of the chief financial officer of the Borrower (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Borrower ending September 30, 2012, of Excess Cash Flow for such fiscal year, (c) commencing with the certificate delivered pursuant to Section 6.02(a) for the fiscal quarter ending June 30, 2011, setting forth a calculation of the Secured Net Leverage Ratio and Consolidated Net Leverage Ratio as of the end of the most recent four fiscal quarter period for which such financial statements are being delivered and (d) in the case of financial statements delivered under Section 6.01(a), setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by or on behalf of, Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedging Obligations, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swingline loans and letter of credit obligations under the ABL Facility or any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities and (J) any liabilities in respect of Hedging Obligations, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to any debt securities for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(2) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by Holdings shall be excluded;

(3) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from Holdings or any Restricted Subsidiary;

(4) solely for the purpose of determining clause (i)(a) of the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(5) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(6) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of Holdings or any of its direct or indirect parent companies in connection with the Transaction, shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Senior Subordinated Notes, this Agreement and the ABL Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Subordinated Notes, this Agreement or the ABL Facility) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(10) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(11) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(12) to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 shall be excluded;

(14) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(15) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted by Section or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of determining the Available Amount (other than clause (i)(d) of such definition), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the Available Amount pursuant to clause (i)(d) thereof.

“Consolidated Net Leverage Ratio” means the ratio of (a) the Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available to (b) EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter.

For purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transaction), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized); provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such transaction and (C) the aggregate amount of cost savings and synergies added pursuant to this sentence for any such four quarter period after the Closing Date (it being understood that such adjustments may be incremental to those set forth in the definition of EBITDA but no amounts shall be added pursuant to this sentence to the extent duplicative of any amounts that are otherwise added back in computing EBITDA) shall not exceed the greater of (x) $15,000,000 and (y) 10% of EBITDA for such four quarter period (giving pro forma effect to the relevant transaction (but not to any cost savings or synergies)).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Holdings and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Securitization Facilities and all Hedging Obligations) plus (2) the aggregate amount of all outstanding Disqualified Stock of Holdings and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP minus (3) the lesser of (x) $50,000,000 and (y) the ag-

gregate amount of cash and cash equivalents of Holdings and its Restricted Subsidiaries on such date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Additional Pari Term Loan Debt that is designated in writing to the Administrative Agent by a Responsible Officer of the Borrower as “Credit Agreement Refinancing Indebtedness” on or prior to the date of incurrence, (b) Permitted Second Priority Debt, (c) Permitted Unsecured Refinancing Debt or (d) Other Loans, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (“Refinanced Term Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus upfront fees and OID on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other fees and expenses actually incurred in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Amount.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.03(a)(iv)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(iv)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.03(a)(iv)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.03(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(iv)(B), Section 2.03(a)(iv)(C) or Section 2.03(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Lease-Back Transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding; provided that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding TPG Capital, L.P. (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of Holdings, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of Holdings (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agent” means Barclays Bank PLC, as Documentation Agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clauses (i) and (l)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (14) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, accruals or reserves; plus

(e) any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 7.08; plus

(h) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions after the Acquisition Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs (including those incurred in connection with cost-savings pursuant to clause (i) below and the definition of “Fixed Charge Coverage Ratio”) and curtailments or modifications to pension and postretirement employee benefit plans; plus

(i) the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of the Borrower and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio” and “Consolidated Net Leverage Ratio”); provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and synergies added pursuant to this clause (i) for any four fiscal quarter period shall not exceed, after the Closing Date, the greater of (x) $15,000,000 (or, prior to the end of the fourth full fiscal quarter commencing after the Acquisition Date, $20,000,000) and (y) 10% (or, prior to the end of the fourth full fiscal quarter commencing after the Acquisition Date, 15%) of EBITDA (calculated prior to giving effect to any adjustment pursuant to this clause (i)); plus

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by Holdings, the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations; plus

(d) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, Guarantees.

“ECF Percentage” has the meaning specified in Section 2.03(b)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, collectively, cash equity contributions by the Investors and Management Stockholders to Holdings in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing equity holders of Holdings rolled over or invested in connection with the Transaction, at least 35% of the total pro forma debt and equity capitalization of Holdings and its Subsidiaries on the Acquisition Date after giving effect to the Transaction.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (i) the imposition of a lien under Section 303(k) of ERISA or Section 412(c) of the Code with respect to any Pension Plan; (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (k) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“euro” means the single currency of participating member states of the EMU.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that in no event shall the Eurodollar Rate for the Initial Loans be less than 1.50%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of Holdings for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by Holdings and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, and

(vi) cash receipts in respect of Hedging Obligations during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (1) through (15) of the definition of “Consolidated Net Income”,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facility or any other revolving credit facility, in each case, of Holdings or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of Holdings and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of the ABL Facility or Loans pursuant to Section 2.03(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of any voluntary prepayments of Loans made pursuant to Section 2.03(a)(iv) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans), but excluding (X) all other prepayments of the ABL Facility or of the Loans (other than voluntary prepayments made pursuant to Section 2.03(a)(iv)), (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any Subordinated Indebtedness, except to the extent permitted to be paid pursuant to Section 7.12(a)) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of Holdings or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by Holdings and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by Holdings and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to clauses (3), (12), (14), (24) and (25) of the definition of Permitted Investments and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries and not made in reliance on any basket calculated by reference to the Available Amount,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06 (4), (5), (6)(c), (7) and (12), in each case to the extent such Restricted Payments were financed with internally generated cash flow of Holdings and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by Holdings and the Restricted Subsidiaries from internally generated cash flow of Holdings and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i),

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Subordinated Notes, this Agreement or the ABL Facility) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings after the Acquisition Date from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Available Amount.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes and has no material assets other than Equity Interests Equity Interests in one or more Foreign Subsidiaries, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization, (f) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (g) any Subsidiary that is a not-for-profit organization, (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (i) each Unrestricted Subsidiary.

“Excluded Taxes” means, with respect to each Agent and each Lender, (i) any tax on such Agent or Lender’s net income or profits (or franchise tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such Agent or Lender being organized or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (ii) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any other jurisdiction described in (i), (iii) other than any Foreign Lender becoming a party hereto pursuant to a Borrower’s request under Section 3.07, any U.S. federal withholding tax that is imposed on amounts payable to a Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) (or where the Foreign Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender), except, in the case of a Foreign Lender that designates a new Lending Office or is an assignee, to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding tax pursuant to Section 3.01, (d) any withholding tax attributable to a Lender’s failure to comply with Section 3.01(b) or (iv) any U.S. federal withholding tax imposed under FATCA and (v) any interest, additions to taxes and penalties with respect to any taxes described in clauses (i) through (iv) of this definition.

“Extended Loans” has the meaning specified in Section 2.14(a).

“Extending Lender” has the meaning specified in Section 2.14(a).

“Extension” has the meaning specified in Section 2.14(a).

“Extension Offer” has the meaning specified in Section 2.14(a).

“Facility” means the Initial Loans, any Extended Loans, any Incremental Loans or any Other Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively comparable (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter, dated as of March 9, 2011, by and among Holdings, the Borrower, the Arrangers and certain of their affiliates.

“First Lien Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Additional Pari Term Loan Debt or any Refinancing Indebtedness in respect of any of the foregoing substantially in the form of Exhibit H-2, with such changes thereto as are reasonably satisfactory to the Collateral Agent.

“Fixed Charge Coverage Ratio” means, with respect to Holdings and the Restricted Subsidiaries for any period, the ratio of EBITDA of Holdings and the Restricted Subsidiaries for such period to the Fixed Charges of Holdings and the Restricted Subsidiaries for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transaction), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized); provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such transaction and (C) the aggregate amount of cost savings and synergies added pursuant to this sentence for any such four quarter period after the Closing Date (it being understood that such adjustments may be incremental to those set forth in the definition of EBITDA but shall not be duplicative of any amounts that are otherwise added back in computing EBITDA) shall not exceed the greater of (x) $15,000,000 and (y) 10% of EBITDA for such four quarter period (giving pro forma effect to the relevant transaction (but not to any cost savings or synergies)). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(v).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(v).

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiary or Subsidiaries that are not Guarantors, as determined in accordance with GAAP in good faith by Holdings, without intercompany eliminations between such Foreign Subsidiaries and Holdings and its other Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”. For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is a Domestic Subsidiary and not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to the Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement or other derivative (including equity derivative agreements) for the purpose of transferring or mitigating interest rate, currency, commodity risks or equity risks either generally or under specific contingencies.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Identified Participating Lenders” has the meaning specified in Section 2.03(a)(iv)(C)(3).

“Identified Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.12(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.12(a).

“Incremental Loans” has the meaning specified in Section 2.12(a).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of Holdings appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Initial Interest Gross-Up Amount” means $947,916.67.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.02:

(1) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Holdings’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings or a Restricted Subsidiary in respect of such Investment.

“Investors” means TPG Capital, L.P., certain affiliated co-investment partnerships and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing, and potentially other co-investors.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial ABL Borrowing” means one or more borrowings of loans or issuances or deemed issuances of letters of credit on the Closing Date.

“Initial Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement, if any, and the Second Lien Intercreditor Agreement, if any.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, nine or twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“Joint Bookrunner” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Barclays Bank PLC.

“Junior Financing” has the meaning specified in Section 7.12(a)(i).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Other Loan or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”. For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an Initial Loan, Incremental Loan, Other Loan, Extended Loan or Replacement Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment or Extension Offer, (d) the Guaranty, (f) the Pre-Funding Security Agreement and (f) the Collateral Documents.

“Loan Parties” means, collectively, (a) Holdings, (b) Sub Holdco, (c) the Borrower and (d) each other Guarantor.

“Management Fee Agreement” means the management services agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and Holdings.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of Holdings (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of Holdings on the Acquisition Date or will become holders of such Equity Interests in connection with the Acquisition.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Domestic Subsidiary” means, (i) on the Acquisition Date and until the first delivery of financial statements for any period ending after the Acquisition Date pursuant to Section 6.01(a) or 6.01(b), each of the Borrower’s Domestic Subsidiaries and (ii) at any date of determination following delivery of any financial statements for any period ending after the Acquisition Date pursuant to Section 6.01(a) or 6.01(b), each of Holdings’ Domestic Subsidiaries (a) whose total assets at the date of the latest balance sheet date included in the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) or were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for the four fiscal quarter period ending on such date were equal to or greater than 2.5% of the consolidated gross revenues of Holdings and the Restricted Subsidiaries for the period of four fiscal quarters ending on such date, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Acquisition Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of Holdings and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of Holdings’ Foreign Subsidiaries (a) whose total assets at the date of the latest balance sheet date included in the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for the period of four fiscal quarters ending on such date were equal to or greater than 2.5% of the consolidated gross revenues of Holdings and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP (it being understood that, as of the Closing Date, “Material Foreign Subsidiaries” means each of Holdings’ Foreign Subsidiaries listed on Schedule 1.01C).

“Material Real Property” means any real property owned by any Loan Party with a cost or book value in excess of $3,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (i) with respect to the Initial Loans that have not been extended pursuant to Section 2.14, the date that is six years and six months after the Closing Date (the “Original Loan Maturity Date”), (ii) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Other Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning specified in Section 2.14(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.13.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of gross cash proceeds received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facility, the Credit Agreement Refinancing Indebtedness and Permitted Additional Pari Term Loan Debt), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (other than those payable to Holdings or any Restricted Subsidiary), (C) taxes or distributions made pursuant to Section 7.06(12)(a) or Section 7.06(12)(b) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by Holdings or any Restricted Subsidiary or any Permitted Equity Issuance by Holdings or any direct or indirect parent of Holdings, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of Holdings, the amount of cash from such Permitted Equity Issuance contributed to the capital of Holdings.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Offered Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Loan Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b)(ii)(A).

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.

“Other Junior Secured Debt” means Indebtedness that is permitted by clause (13)(b) of the definition of “Permitted Indebtedness” to the extent such Indebtedness is secured by a Lien on the Collateral.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Outside Date” means, initially, March 31, 2011; provided that by the Borrower may by notice to the Administrative Agent from a Responsible Officer of the Borrower delivered prior to March 28, 2011extend the Outside Date to a date not later than April 29, 2011 so long as the Borrower concurrently transfers the Additional Interest Gross-Up Amount with respect to such extended date with the Administrative Agent to be included in the Pre-Funding Security Account.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Acquisition” has the meaning specified in the definition of Permitted Investments.

“Permitted Additional Pari Term Loan Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings or of its Subsidiaries other than the Collateral, (ii) either (x) after giving pro forma effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Secured Net Leverage Ratio on such date would not exceed 3.0 to 1.0; provided that with respect to any secured loans made on or prior to the date that is twenty-four (24) months after the Closing Date, in the event that the All-In Yield applicable to such secured loans exceeds the All-In Yield of any Class of Loans existing at such time by more than 50 basis points, then the interest rate margins for each such Class of Loans shall be increased to the extent necessary so that the All-In Yield of such Loans is equal to the All-In Yield of such Incremental Loans minus 50 basis points or (y) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Additional Pari Term Loan Debt incurred by the Loan Parties, then the Loan Parties, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted Additional Pari Term Loan Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings, in each case to the extent permitted hereunder.

“Permitted Foreign Subsidiary Ratio Debt” means Indebtedness of a Foreign Subsidiary; provided that (a) such Indebtedness does not mature prior to the date that is ninety one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (b) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to any mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default) prior to the date that is ninety one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Default shall exist or result therefrom, (ii) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period and (d) the aggregate principal amount of such Indebtedness outstanding at any time, when taken together with the aggregate principal amount of Refinancing Indebtedness in respect thereof (including successive refinancings), does not at any time exceed $45,000,000.

“Permitted Holder” means any of (a) the Sponsor and (b) the Management Stockholders.

“Permitted Indebtedness” means:

(1) the incurrence of Indebtedness pursuant to the ABL Facility by Holdings or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof); provided that the aggregate principal amount of such Indebtedness outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the greater of (a) $540,000,000 and (b) the Borrowing Base at the time such debt is incurred;

(2) the incurrence of Indebtedness pursuant to the Loan Documents;

(3) the incurrence by the Loan Parties of Indebtedness represented by the Senior Subordinated Notes (including any guarantee thereof) issued on the Closing Date in an aggregate amount not to exceed $175,000,000;

(4) Indebtedness of Holdings and the Restricted Subsidiaries in existence on the Acquisition Date and set forth on Schedule 7.03 (other than Indebtedness described in clauses (1) through (3) and, for purposes of clause (14) below, (8) through (10));

(5) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by Holdings or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (5), not to exceed the greater of (A) $45,000,000 and (B) 3.50% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding;

(6) Indebtedness incurred by Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of Holdings or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of Holdings, or any Restricted Subsidiary (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party is expressly subordinated to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated or pari passu in right of payment to the Obligations; provided, further, that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (9);

(10) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another of the Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(11) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of (i) limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, (ii) fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (iii) fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(12) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(13) (a) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by Holdings since immediately after the Acquisition Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with clauses (i)(b) and (i)(c) of the definition of Available Amount to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges permitted by Section 7.06 or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (13)(b), does not at any one time outstanding exceed the greater of (i) $80,000,000 and (ii) 6.25% of Total Assets;

(14) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness, the issuance by Holdings or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under clauses (3), (4), (5) and (13)(a) above, this clause (14) and clauses (15) and (25) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Loan Party that refinances Indebtedness or Disqualified Stock of Holdings;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Loan Party; or

(iii) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (14) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness (other than Permitted Additional Pari Term Loan Debt, Permitted Second Priority Debt, Other Junior Secured Debt or Credit Agreement Refinancing Indebtedness);

(15) the incurrence of Permitted Additional Pari Term Loan Debt, Permitted Subordinated Ratio Debt, Permitted Foreign Subsidiary Ratio Debt, Permitted Second Priority Debt and Permitted Unsecured Refinancing Debt;

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(17) Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to the ABL Facility that is incurred under clause (1) above, in a principal amount not in excess of the stated amount of such letter of credit;

(18) (a) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under this Section 7.01 or clause (22) of the definition of Permitted Investments and (b) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings or a Restricted Subsidiary; provided that no such guarantee of Indebtedness of a Loan Party by a Restricted Subsidiary that is not a Loan Party shall be permitted by this clause (b);

(19) Indebtedness consisting of Indebtedness issued by Holdings or any Restricted Subsidiary to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause Section 7.06(4);

(20) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(21) Indebtedness in respect of Bank Products provided by banks or other financial institutions to Holdings and the Restricted Subsidiaries in the ordinary course of business;

(22) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(23) Indebtedness of Holdings or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(24) the incurrence of Indebtedness of Foreign Subsidiaries of Holdings in an amount not to exceed at any one time outstanding, 5.0% of the Foreign Subsidiary Total Assets;

(25) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition in a principal amount not to exceed $35,000,000 in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued under this clause (25) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (25) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (25) and all Refinancing Indebtedness incurred in respect thereof); and

(26) Indebtedness of Holdings or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

“Permitted Initial ABL Borrowing Purposes” means (a) one or more borrowings made under the ABL Facility on the Closing Date in an aggregate amount of up to $200,000,000 and (b) the issuance of letters of credit in an amount of up to $25,000,000.

“Permitted Investments” means:

(1) any Investment (i) in any Loan Party, (ii) by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties and (iii) by Loan Parties in Restricted Subsidiaries that are not Loan Parties; provided that the aggregate amount of Investments (other than as a result of the transfer of Equity Interests or Indebtedness of Restricted Subsidiaries that are not Loan Parties to other Restricted Subsidiaries that are not Loan Parties) outstanding at any time pursuant to subclause (iii) shall not exceed the greater of (x) $75,000,000 and (y) 5.75% of Total Assets plus, in each case, up to $50,000,000 for working capital purposes;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition made pursuant to clause (3) (each, a “Permitted Acquisition”):

(A) the aggregate amount of Investments by Loan Parties made in Persons that do not become Loan Parties shall not exceed at any time outstanding the sum of (x) the greater of $75,000,000 and 5.75% of Total Assets and (y) the Available Amount at such time;

(B) the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(C) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and

(D) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (3) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 7.05;

(5) any Investment existing on the Acquisition Date and set forth on Schedule 7.02 or made pursuant to binding commitments in effect on the Acquisition Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Acquisition Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Acquisition Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(6) any Investment acquired by Holdings or any Restricted Subsidiary:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (11) of the definition of Permitted Indebtedness;

(8) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Holdings, or any of its direct or indirect parent companies; provided that the proceeds from such Equity Interests will not increase the Available Amount;

(9) guarantees of Indebtedness of Holdings or a Restricted Subsidiary permitted under Section 7.03;

(10) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.08 (except transactions described in clauses (2) and (5) of the proviso to such Section);

(11) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (a) $75,000,000 and (b) 5.75% of Total Assets;

(13) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Holdings are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(14) advances to, or guarantees of Indebtedness of, employees not in excess of $5,750,000 outstanding at any one time, in the aggregate;

(15) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof;

(16) advances, loans or extensions of trade credit in the ordinary course of business by Holdings or any Restricted Subsidiary;

(17) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(19) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(20) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(21) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(22) guarantees by Holdings or any Restricted Subsidiary of obligations of Restricted Subsidiaries in the ordinary course of business;

(23) Investments out of the Available Amount;

(24) other Investments in an aggregate amount taken together with (i) all other Investments made pursuant to this clause (24), (ii) all Restricted Payments made pursuant to Section 7.06(9) and (iii) all amounts expended pursuant to clause (a)(i)(D) Section 7.12 not to exceed the greater of (a) $40,000,000 and (b) 3.25% of Total Assets;

(25) other Investments so long as immediately after giving effect to any Investment pursuant to this clause (25), the Consolidated Net Leverage Ratio would be less than or equal to 3.0 to 1.0; and

(26) Investment resulting from the Transactions.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Acquisition Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing obligations relating to Permitted Foreign Subsidiary Ratio Debt and any Indebtedness permitted to be incurred pursuant to clause (5), (13)(b), (14), (24) or (25) of the definition of Permitted Indebtedness; provided that (a) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (14) of the definition of Permitted Indebtedness relate only to obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinanced Indebtedness (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) except in the case of a Loan Party, after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof) and does not secure such Indebtedness with a greater priority with respect to any Collateral then the Indebtedness so Refinanced or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness issued under clause (5) of the definition of Permitted Indebtedness, (b) Liens securing obligations relating to Indebtedness permitted to be incurred pursuant to clause (24) of the definition of Permitted Indebtedness and any Permitted Foreign Subsidiary Ratio Debt extend only to the assets of Foreign Subsidiaries, (c) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (25) of the definition of Permitted Indebtedness are solely on acquired property or the assets of the acquired entity, (d) Liens securing obligations relating to any Indebtedness to be incurred pursuant to clause (5) of the definition of Permitted Indebtedness extend only to the assets so purchased, leased or improved and any accessions or extensions thereof and (e) in the case of Liens securing obligations under clause (13)(b) of the definition of Permitted Indebtedness, such Liens shall be subordinated to the Liens of the Collateral Agent pursuant to the Second Lien Intercreditor Agreement and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement;

(7) Liens existing on the Acquisition Date or pursuant to agreements in existence on the Acquisition Date and, in each case, described on Schedule 7.01;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings or any Restricted Subsidiary (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) except in the case of a Loan Party, after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(9) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary;

(10) Liens securing obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under Section 7.01;

(11) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Loan Party;

(16) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(17) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) except in the case of a Loan Party, after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(18) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(19) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $30,000,000 and (b) 2.25% of Total Assets determined as of the date of incurrence;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.03; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(26) Liens securing obligations owed by Holdings or any Restricted Subsidiary to any lender under the ABL Facility or any Affiliate of such a lender in respect of any Bank Products;

(27) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(29) Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted;

(30) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(31) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(32) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(33) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of such Subsidiaries that is permitted by Section 7.03;

(34) Liens arising solely from precautionary UCC financing statements or similar filings;

(35) Prior to the Acquisition Date, Liens on the Senior Subordinated Notes Escrow Funds securing the obligations under the Senior Subordinated Notes Indenture and the Senior Subordinated Notes; and

(36) Liens securing obligations under (i) Indebtedness outstanding pursuant to clause (1) of the definition of Permitted Indebtedness so long as such Liens are subject to the terms of the ABL Intercreditor Agreement, (ii) Permitted Additional Pari Term Loan Debt and Refinancing Indebtedness in respect thereof so long as such Liens are subject to the terms of the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement and (iii) Permitted Second Priority Debt and Refinancing Indebtedness in respect thereof so long as such Liens are subject to the terms of the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Second Priority Debt” means any secured Indebtedness incurred by one or more of the Loan Parties in the form of one or more series of second-lien secured notes or second-lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second-priority basis to the Obligations and is not secured by any property or assets of Holdings or any Subsidiaries other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iii) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Collateral Agent), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Debt incurred by the Loan Parties, then the Loan Parties, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement. Permitted Second Priority Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Subordinated Ratio Debt” means Indebtedness of a Loan Party; provided that (a) such Indebtedness is unsecured and is subordinated to the Obligations on terms not materially less favorable to the Lenders than the subordination provisions of the Senior Subordinated Notes, (b) such Indebtedness does not mature prior to the date that is ninety one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default) prior to the date that is ninety one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Default shall exist or result therefrom, (ii) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by any Loan Party in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of Holdings or any Restricted Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default), and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Funding Security Account” means the securities account established with Bank of America pursuant to the Pre-Funding Security Agreement.

“Pre-Funding Security Account Funds” means all cash, securities and other property from time to time held or credited to the Pre-Funding Security Account.

“Pre Funding Security Agreement” means the Pre-Funding Security Agreement, dated as of the Closing Date, by and among the Borrower and Bank of America.

“Pre-Funding Security Account Termination Event” means the earlier of (i) the receipt by the Administrative Agent of a notice from the Borrower that the Borrower has elected to terminate the Pre-Funding Security Account prior to the Acquisition Date, (ii) the Outside Date, if the conditions set forth in Section 4.02 have not been satisfied or waived on or prior to such date and (iii) the Loans having been declared due and payable in accordance with Section 8.02.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Projections” has the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Purchasing Entities” has the meaning specified in the preliminary statement to this Agreement.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of Holdings shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings).

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheets and related statements of income and cash flows of the Acquired Business for the most recent fiscal quarters after the date of the Annual Financial Statements and ended at least forty-five (45) days before the Closing Date.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinanced Loans” has the meaning specified in Section 10.01.

“Refinanced Term Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.13.

“Refinancing Indebtedness” has the meaning specified in clause (14) of the definition of Permitted Indebtedness.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility, the ABL Facility or the Senior Subordinated Notes.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means (a) any prepayment or repayment of Initial Loans with the proceeds of, or any conversion of, the Initial Loans into other Loans for the primary purpose of prepaying, repaying or replacing the Initial Loans and having or resulting in an All-In Yield less than the All-In Yield of the Initial Loans being prepaid or repaid or (b) any amendment to the Initial Loans the primary purpose of which is to reduce the All-In Yield of such Initial Loans.

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Facility and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(h) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) outstanding Loans and (b) aggregate unused Commitments; provided that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment made in reliance on clause (3)(a)(y), (23) or (25) of the definition of “Permitted Investments.”

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any of its Restricted Subsidiaries (other than dividends or distributions solely in Equity Interests (other than Disqualified Equity Interests) of Holdings), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or any of its Restricted Subsidiaries’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including any Foreign Subsidiary and the Borrower) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Collateral Agent (and, if applicable, one or more Senior Representatives for holders of Permitted Additional Pari Term Loan Debt) and one or more Senior Representatives for holders of Permitted Second Priority Debt and/or Other Junior Secured Debt or any Refinancing Indebtedness in respect of any of the foregoing substantially in the form of Exhibit H-3, with such changes thereto as are reasonably satisfactory to the Collateral Agent.

“Secured Hedge Agreement” means any Hedging Obligation permitted under clause (11) of the definition of Permitted Indebtedness that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank; and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Indebtedness” means any Indebtedness of Holdings or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means the Consolidated Net Leverage Ratio but excluding all Indebtedness, Disqualified Stock and Preferred Stock described in clauses (1) and (2) of the definition of Consolidated Total Indebtedness other than Secured Indebtedness.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which Holdings or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Senior Representative” means, with respect to any series of Permitted Additional Pari Term Loan Debt, Permitted Second Priority Debt, Other Junior Secured Debt or Refinancing Indebtedness in respect of any of the foregoing, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Subordinated Notes” means $175,000,000 in aggregate principal amount of the Issuers’ senior subordinated notes due 2018 and any Registered Equivalent Notes having substantially identical terms and issued pursuant to the Senior Subordinated Notes Indenture in exchange for the initial, unregistered senior subordinated notes.

“Senior Subordinated Notes Escrow Funds” shall mean the gross proceeds from the Senior Subordinated Notes and the other amounts deposited with the escrow agent for the Senior Subordinated Notes.

“Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated March 9, 2011, among the Borrower, Nexco Solutions Finance Corporation and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Similar Business” means (1) any business engaged in by Holdings or any Restricted Subsidiary on the Acquisition Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and the Restricted Subsidiaries are engaged on the Acquisition Date.

“Solicited Discount Proration” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(iv)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Acquisition Agreement Representations” means such of the representations made by Ashland Inc. with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representation(s) in the Acquisition Agreement.

“Specified Discount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.03(a)(iv)(B) substantially in the form of Exhibit P.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit R, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.03(a)(iv)(B)(3).

“Specified Representations” means those representations and warranties made by Holdings and the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.04, 5.13, 5.16 and 5.18.

“Sponsor” means any of TPG Capital, L.P., and any of its Affiliates and funds or partnerships managed or advised by it or any of its Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sub Holdco” has the meaning specified in the introductory paragraph to this Agreement.

“Submitted Amount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Subordinated Indebtedness” means any Indebtedness of any Loan Party that is by its terms subordinated to the Obligations of such Loan Party arising under the Loans or the Guaranty of the Loans.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor other than Holdings and Sub Holdco.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Holdings” has the meaning specified in Section 7.04(e).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Syndication Agent” means Citigroup Global Markets Inc., as syndication agent under this Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnitee” as defined in Section 3.01(e).

“Term Loan First Lien Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Threshold Amount” means $30,000,000.

“Total Assets” means the total assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings or such other Person as may be expressly stated.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Acquisition, (c) the issuance of the Senior Subordinated Notes, (d) the funding of the Loans on the Closing Date, (e) the execution and delivery of the ABL Facility and the funding of the loans under the ABL Facility on the Acquisition Date, if any, (f) the consummation of any other transactions in connection with the foregoing, (g) any repayment of existing Indebtedness and hedging obligations of the Acquired Business and (h) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any Restricted Subsidiary in connection with the Transaction, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Treasury Stock” has the meaning assigned to such term in Section 7.06.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary but excluding the Issuers and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings;

(2) such designation shall be deemed to be an Investment; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary.

Subject to compliance with Section 7.02, the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis taking into account such designation; or

(2) the Fixed Charge Coverage Ratio for such period would be equal to or greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings shall be notified by a Responsible Officer of the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower or any committee thereof giving effect to such designation and a certificate of such Responsible Officer certifying that such designation complied with the foregoing provisions.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07. Available Amount Transaction. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01. The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single loan denominated in Dollars equal to such Lender’s Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Initial Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loan. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that with respect to the proceeds of the Initial Loans received by the Administrative Agent on the Closing Date, the Administrative Agent shall deposit such proceeds into the Pre-Funding Security Account and such proceeds shall only be released therefrom in accordance with Section 2.16.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iii) Voluntary prepayments of any Class of Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.05 in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) no proceeds of Loans under the ABL Facility are used for this purpose, the Borrower may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A) Any Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(iv); provided that no Borrower Party shall initiate any action under this Section 2.03(a)(iv) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2)

above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest dis-

count to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower Party (the “Acceptable Discount”), if any. If the Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.03(a)(iv)(D). If the Borrower Party elects to accept any Acceptable Discount, then the Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Loan Prepayment, the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from a Borrower Party in connection therewith.

(F) If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Borrower Party shall prepay such Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.03(a)(iv), the relevant Borrower Party shall make a representation to the Lenders that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.03(a)(iv) as well as activities of the Auction Agent.

(J) Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall, subject to clause (b)(v) of this Section 2.03, prepay an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended September 30, 2012) minus (B) the sum of (i) all voluntary prepayments of Loans during such fiscal year pursuant to Section 2.03(a)(i) and (ii) all voluntary prepayments of loans under the ABL Facility during such fiscal year to the extent accompanied by a corresponding permanent reduction in the commitments under the ABL Facility, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 2.50 to 1.0 and greater than 1.75 to 1.0 and (y) the ECF Percentage shall be 0% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 1.75 to 1.0.

(ii) (A) If (x) Holdings or any of its Restricted Subsidiaries Disposes of any property or assets (other than (X) any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to Holdings or a Restricted Subsidiary that is a Guarantor), (e), (g), (h), (i), (k), (l), (m), (n), (o), (p), (q), (r), (s) and (t) and (Y) so long as the ABL Facility is in effect, any Disposition of ABL First Lien Collateral) or (y) any Casualty Event (other than with respect to ABL First Lien Collateral for so long as the ABL Facility is outstanding) occurs, which results in the realization or receipt by Holdings or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(v) of this Section 2.03, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds realized or received; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Additional Pari Term Loan Debt (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Additional Pari Term Loan Debt (or such Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; provided, further, that except as provided in Section 7.05(j)(iii), no prepayment shall be required pursuant to this Section 2.03(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.03(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.03(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred eighty (180) days of the date of such legally binding commitment; provided that upon receipt of any such Net Cash Proceeds, Holdings or the applicable Restricted Subsidiary shall deposit such Net Cash Proceeds into the Asset Sale Proceeds Pledged Account and such Net Cash Proceeds shall remain in the Asset Sale Proceeds Pledged Account until reinvested pursuant to this clause (b)(ii)(B) or applied to prepay the Loans in accordance with this Section 2.03(b); and provided, further, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (iv) and (v) of this Section 2.03(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.03.

(iii) If Holdings or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) Except as may otherwise be set forth in any Refinancing Amendment, Extension Offer or any Incremental Amendment, (A) each prepayment of Loans pursuant to this Section 2.03(b) shall be applied ratably to each Class of Loans then outstanding (provided that any prepayment of Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Loans selected by the Borrower), (B) with respect to each Class of Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.03(b) shall be applied to the next eight (8) scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.05 in direct order of maturity and to the remaining installments pro rata and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(v) Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.03(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.03(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.03(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(c) Pre-Funding Security Account Termination Event. Upon the occurrence of an Pre-Funding Security Account Termination Event, the Initial Loans shall be repaid in full on the first Business Day following such Pre-Funding Security Account Termination Event (and, to the extent the funds in the Pre-Funding Security Account are insufficient to repay all amounts owing in connection therewith, the Borrower shall remain liable for any deficiency).

(d) Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.03, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.03 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.03.

SECTION 2.04. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitment of each Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Loan pursuant to Section 2.01.

SECTION 2.05. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (a) on the last Business Day of each March, June, September and December, commencing with the last Business Day of June, 2011, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03) and (b) on the Maturity Date for the Loans, the aggregate principal amount of all Loans outstanding on such date.

SECTION 2.06. Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07. Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.08. Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.11. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12. Incremental Borrowings.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of Loans (the “Incremental Loans”); provided that (i) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and (ii) at the time when any such Incremental Loan is made (and after giving effect thereto), no Default or Event of Default shall exist. Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Loans borrowed on any date shall not exceed the amount that could be incurred without causing the Secured Net Leverage Ratio as of such date to be greater than 3.00 to 1.00. The Incremental Loans (a) shall rank pari passu in right of payment and of security with the Loans, (b) shall not mature earlier than the Original Loan Maturity Date and (c) the Weighted Average Life to Maturity of any Incremental Loans shall be no shorter than that of the then-existing Loans, (d) subject to clauses (b) and (c) above, the amortization schedule applicable to any Incremental Loans shall be determined by the Borrower and the lenders thereunder, (e) the interest rate margin applicable to any Incremental Loans will be determined by the Borrower and the lenders providing such Incremental Loans, provided that with respect to any Incremental Loans made on or prior to the date that is twenty-four (24) months after the Closing Date, in the event that the All-In Yield applicable to such Incremental Loans exceeds the All-In Yield of any Class of Loans existing at such time by more than 50 basis points, then the interest rate margins for each such Class of Loans shall be increased to the extent necessary so that the All-In Yield of such Loans is equal to the All-In Yield of such Incremental Loans minus 50 basis points, (f) the representations and warranties contained in the Loan Documents shall be accurate in all material respects before and after the effectiveness of any Incremental Amendment referred to below and (g) except as otherwise required or permitted in clauses (a) through (f) above, all other terms of such Incremental Loans, if not consistent with the terms of the existing Loans, shall be reasonably satisfactory to the Administrative Agent. Any Incremental Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Loan) or by any Additional Lender on terms permitted in this Section 2.12 and otherwise on terms reasonably acceptable to the Administrative Agent. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Loan, the Borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower shall use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(b) This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.13. Refinancing Amendments. At any time after the Acquisition Date, the Borrower may obtain, from any Lender or any Additional Lender, Other Loans to refinance all or any portion of the Loans then outstanding under this Agreement which will be made pursuant to Other Term Commitments in each case pursuant to a Refinancing Amendment; provided that such Other Loans (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing, premiums and optional pre-

payment or redemption terms as may be agreed by the Borrower and the Lenders thereof, (iii) will have a final maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans being refinanced and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Other Term Commitments and Other Loans than those applicable to the Loans being refinanced; provided, further, that the terms and conditions applicable to such Other Term Commitments and Other Loans may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Other Term Commitments and Other Loans are incurred or obtained. Any Other Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Other Term Commitments and Other Loans incurred under this Section 2.13 shall be in an aggregate principal amount that is not less than $50,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Term Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13. This Section 2.13 shall supersede any provisions in Section 2.11 or 10.01 to the contrary. No Lender shall be under any obligation to provide any Other Term Commitment unless such Lender executes a Refinancing Amendment.

SECTION 2.14. Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans of any Class on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans of such Class) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Loans and otherwise modify the terms of such Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”; any Extended Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender (an “Extending Lender”) extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the Class of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date), (iii) the final maturity date of any Extended Loans shall be no earlier than the final maturity date of the Class of Loans subject to such Extension Offer and the amortization schedule applicable to Loans pursuant to Section 2.05 for periods prior to such final maturity date of the Class of Loans subject to such Extension Offer may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby, (v) any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Of-

fer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix) the interest rate margin applicable to any Extended Loans will be determined by the Borrower and the lenders providing such Extended Loans.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.14, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.03 and (ii) any Extension Offer is required to be in any minimum amount of $25,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be tendered.

(c) The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or Classes, in each case on terms consistent with this Section 2.14.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.14.

(e) This Section 2.14 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.15. Loan Repricing Protection. In the event that, on or prior to the date that is one year after the Closing Date, the Borrower makes any prepayment of Initial Loans in connection with any Repricing Transaction or (b) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (a), a prepayment premium of 1% of the amount of the Initial Loans being prepaid and (ii) in the case of clause (b), a payment equal to 1% of the aggregate amount of the applicable Initial Loans outstanding immediately prior to such amendment.

SECTION 2.16. Pre-Funding Security Account.

(a) On the Closing Date, the proceeds of the Initial Loans shall be deposited by the Administrative Agent into the Pre-Funding Security Account in accordance with the Pre-Funding Security Agreement together with the Initial Interest Gross-Up Amount (to the extent received by the Administrative Agent from the Borrower). Notwithstanding any term or condition to the contrary in any other agreement relating to the Pre-Funding Security Account (other than this Agreement), no Pre-Funding Security Account Funds shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower from the Pre-Funding Security Account except in accordance with the provisions of this Section 2.16.

(b) The Pre-Funding Security Account Funds shall be released from the Pre-Funding Security Account as follows:

(i) If the conditions set forth in Section 4.02 shall have been satisfied on or prior to 2:00 p.m. New York City time on the Outside Date, the Administrative Agent shall apply the Pre-Funding Security Account Funds, (x) first, to pay Merrill Lynch, for the account of the Arrangers and their respective Affiliates that are parties to the Fee Letter, an amount equal to all fees due and payable to the Arrangers and their Affiliates on the Acquisition Date pursuant to the terms of the Fee Letter and (y) second, the balance of the Pre-Funding Security Account Funds to the Borrower, or as otherwise directed in writing by a Responsible Officer of the Borrower.

(ii) On the first Business Day following the occurrence of an Pre-Funding Security Account Termination Event, the Administrative Agent will apply an amount of the Pre-Funding Security Account Funds (x) first, to pay all principal and interest on the Loans owing hereunder through the date of repayment and (y) second, any remaining amount of Pre-Funding Security Account Funds to the Borrower.

(iii) Notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall disburse Pre-Funding Security Account Funds as directed pursuant to a court of competent jurisdiction; provided that, to the extent practicable and to the extent legally permitted to do so, the Administrative Agent shall provide notice thereof to the Borrower prior to such disbursement.

Notwithstanding anything to the contrary set forth in this Agreement, the Administrative Agent shall have no liability for any investment loss in respect of any Pre-Funding Security Account Funds (including, without limitation on account of the early liquidation or sale thereof) absent gross negligence or willful misconduct by the Administrative Agent.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by applicable Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.

(b) If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Non-Excluded Tax or Other Taxes from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it; (ii) the applicable Loan Party or withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Non-Excluded Tax or Other Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (iii) the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower making such payments shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c) Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by such Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent of its inability to do so.

Without limiting the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the US Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit I (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) In addition to the payments by a Loan Party required by Section 3.01(b), the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e) The Loan Parties shall, jointly and severally, indemnify a Lender or Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate or Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for deter-

mining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurodollar Rate component of the Base Rate, the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of Adjusted Eurodollar Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent),the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f) such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01. Conditions to Closing Date. The obligation of each Lender to make a Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement and the Pre-Funding Security Agreement;

(iii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least three (3) Business Days in advance of the Closing Date;

(iv) a UCC-1 financing statement naming the Borrower as debtor and the Administrative Agent as secured party in appropriate form for filing with the Secretary of State of Delaware and containing a description of the Pre-Funding Security Account and the Pre-Funding Security Account Funds as collateral;

(v) such certificates of good standing from the applicable secretary of state of the state of organization of Holdings, Sub Holdco and the Borrower, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of Holdings, Sub Holdco and the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party or is to be a party on the Closing Date; and

(vi) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit G-1, an opinion from Vinson & Elkins LLP, special counsel to the Loan Parties, substantially in the form of Exhibit G-2, and an opinion from Young Conaway Stargatt & Taylor, LLP, Delaware counsel to the Loan Parties, in form reasonably acceptable to the Administrative Agent.

(b) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

(c) The Arrangers shall have received the Pro Forma Financial Statements.

(d) The Arrangers shall have received at least five (5) days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) The Administrative Agent shall have received the Initial Interest Gross-Up Amount from the Borrower for deposit into the Pre-Funding Security Account.

(f) The Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02. Conditions to Release of Pre-Funding Security Account Funds to the Borrower on the Acquisition Date. The obligations of the Administrative Agent to release the Pre-Funding Security Account Funds to the Borrower on the Acquisition Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of the Guaranty;

(ii) each Collateral Document set forth on Schedule 1.01A required to be executed on the Acquisition Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Collateral that is certificated equity of the Borrower and the Loan Parties’ wholly owned Domestic Subsidiaries accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Collateral that is certificated debt indorsed in blank; and

(B) evidence that all UCC-1 financing statements in the applicable jurisdiction of organization of each Loan Party that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(iii) such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Acquisition Date;

(iv) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit G-3, an opinion from Vinson & Elkins LLP, special counsel to the Loan Parties, substantially in the form of Exhibit G-4, and an opinion from Young Conaway Stargatt & Taylor, LLP, Delaware counsel to the Loan Parties, in form reasonably acceptable to the Administrative Agent;

(v) a solvency certificate from the chief financial officer of the Borrower (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit K; and

(vi) a certification by a Responsible Officer of the Borrower that the Acquisition Agreement is in full force and effect as of the Acquisition Date and that the condition specified in clause (c) below has been satisfied.

(b) All fees and expenses required to be paid hereunder and invoiced at least two (2) Business Days before the Acquisition Date shall have been paid in full in cash.

(c) Prior to or substantially simultaneously with the initial Borrowing on the Acquisition Date, (i) the Equity Contribution shall have been consummated; and (ii) the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the consent of the Arrangers, such consent not to be unreasonably withheld or delayed).

(d) Prior to or substantially simultaneously with the initial Borrowings on the Acquisition Date, the Borrower shall have received at least $175,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes.

(e) The ABL Intercreditor Agreement and the ABL Facility Documentation shall each have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(f) Prior to or substantially simultaneously with the initial Borrowing on the Acquisition Date, the Borrower shall have taken all other necessary actions such that, after giving effect to the Transaction, Holdings, the Borrower and the Restricted Subsidiaries shall have outstanding no material Indebtedness for borrowed money other than (A) the Initial Loans, (B) borrowings and letters of credit under the ABL Facility, (C) the Senior Subordinated Notes and (D) Indebtedness of the Acquired Business permitted by the Acquisition Agreement.

(g) Since November 5, 2010, there shall not have been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have an Acquisition Date Material Adverse Effect.

(h) The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Acquisition Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Acquisition Date specifying its objection thereto.

SECTION 4.03. Conditions to all Borrowings After the Acquisition Date. The obligation of each Lender to honor a Committed Loan Notice after the Closing Date is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default shall have occurred and shall be continuing.

(c) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have a, individually or in the aggregate, Material Adverse Effect.

SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a)

(i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Acquired Business as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(ii) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries for the 12-month period ended December 31, 2010, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2010 and their estimated results of operations for the period covered thereby.

(b) Since the Acquisition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for certain fiscal years ending after the Acquisition Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) hours worked by and payment made based on hours worked to employees of each of the Borrower or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries and their respective operations and properties is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim.

(b) None of the Loan Parties or any of their respective Subsidiaries has, nor to their knowledge has any other Person, treated, stored, transported or released Hazardous Materials at or from any currently or formerly owned, leased or operated real estate or facility, or arranged for transport in a manner that would reasonably be expected to have a Material Adverse Effect pursuant to any Environmental Law.

SECTION 5.10. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and its Subsidiaries has timely filed Tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a Tax Return), except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against any Loan Party or any of its Restricted Subsidiaries except (i) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of a obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither Holdings nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12. Subsidiaries. As of the Acquisition Date, Holdings has no Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings and its Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings or any Restricted Subsidiary are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents or under the ABL Facility Documentation (which Liens shall be subject to the ABL Intercreditor Agreement) and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings and any Restricted Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Acquisition Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) As of the Closing Date and as of the Acquisition Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. None of the information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On (i) the Closing Date and (ii) on the Acquisition Date after giving effect to the Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Junior Financing. The Obligations are “Designated Senior Indebtedness,” “Senior Debt,” “Senior Indebtedness” or “Guarantor Senior Debt” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Junior Financing Documentation in respect of Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 5.18. USA PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.19. Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and subject to the ABL Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings (or, in the case of the fiscal year ending September 30, 2011, one hundred and twenty (120) days after September 30, 2011), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings (or, in the case of any fiscal quarter ending on or prior to June 30, 2011 within sixty (60) days after the last day of such fiscal quarter), a condensed consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations;

(c) within ninety (90) days after the end of each fiscal year (or, in the case of the fiscal year ending September 30, 2011, one hundred and twenty (120) days after September 30, 2011), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of Holdings for its internal use (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected operations or income and projected cash flow and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e) quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, use commercially reasonable efforts to participate in a conference call for Lenders to discuss the financial condition and results of operations of Holdings and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings that holds all of the Equity Interests of Holdings or (B) Holdings’ or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Any financial statements required to be delivered pursuant to Sections 6.01(a) or (b) shall not be required to contain all purchase accounting adjustments relating to the Transaction to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the ABL Facility or the Senior Subordinated Notes Indenture, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Exhibit A of the Security Agreement (or confirming that there has been no change in such information since the Acquisition Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b) and (iii) a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of Holdings or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, its Subsidiaries or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Taxes is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b) Take all reasonable action to obtain, preserve, renew and keep in full force and effect its the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07. Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to Holdings’ and its Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

SECTION 6.08. Compliance with Laws. Comply in all material respects with its Organizational Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) (x) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or any Subsidiary becoming a wholly owned Material Domestic Subsidiary, (y) upon the acquisition of any material assets by the Borrower or any other Loan Party or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i) within forty-five (45) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(B) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agree-

ments and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Acquisition Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of such applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, title policies, surveys and environmental assessment reports provided that the Collateral Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Collateral Agent; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b) (i) the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A; and

(ii) after the Acquisition Date, promptly after the acquisition of any Material Real Property by any Loan Party other than Holdings, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Collateral Agent and will take, or cause the relevant Loan Party to take, the actions referred to in Section 6.13(b).

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the applicable requirements of Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Covenant. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties:

(a) Promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be necessary in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property, provide the Collateral Agent with Mortgages with respect to such owned real property within one hundred and twenty (120) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of, or, if requested by the Collateral Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

(iii) a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 (including, without limitation, flood insurance policies) and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.

(iv) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the Acquisition Date, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Collateral Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Collateral Agent,

(v) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the cost or book value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and as such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(vi) opinions of local counsel for the Loan Parties in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings and the authorization, execution and delivery of the Mortgages in form and substance reasonably satisfactory to the Administrative Agent; and

(vii) such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14. Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and (ii) a public rating in respect of the Facility from each of S&P and Moody’s.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings, Sub Holdco and the Borrower shall not (and, with respect to Section 7.13, only Holdings and Sub Holdco shall not), nor shall Holdings or the Borrower permit any Restricted Subsidiary to:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

SECTION 7.02. Investments. Make or hold any Investments, except Permitted Investments.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Stock, or permit any Restricted Subsidiary to issue any shares of Preferred Stock, in each case, other than Permitted Indebtedness.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (26) of the definition of Permitted Indebtedness, the Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified

Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the such clauses; provided that all Indebtedness outstanding under the ABL Facility on the Acquisition Date will be treated as incurred on the Acquisition Date under clause (1) of the definition of Permitted Indebtedness; and

(2) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement and to the other applicable Loan Documents in form reasonably satisfactory to the Administrative Agent;

(b) (i) any Restricted Subsidiary of the Borrower that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary of the Borrower may merge or consolidate with or into any other Restricted Subsidiary of Holdings that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Event of Default shall result therefrom, (B) no Change of Control shall result therefrom and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor) shall be a Loan Party;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to supplements hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guaranty of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(f) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Term Loan First Lien Collateral, such replacement property shall constitute Term Loan First Lien Collateral;

(d) Dispositions of property to Holdings or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 (other than pursuant to clause (4) of the definition of Permitted Investments);

(e) Dispositions permitted by Sections 7.02 (other than pursuant to clause (4) of the definition of Permitted Investments), 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of property pursuant to sale leaseback transactions; provided that to the extent the aggregate amount of Net Cash Proceeds received by Holdings or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(f) exceeds $60,000,000, all Net Cash Proceeds in excess of such amount shall be applied to prepay Loans in accordance with Section 2.03(b)(ii)(A) and may not be reinvested in the business of the Borrower or a Restricted Subsidiary;

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $10,000,000, Holdings or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities constituting Subordinated Indebtedness, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $15,000,000 and 1.25% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; and (iii) to the extent the aggregate amount of Net Cash Proceeds received by Holdings or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(j) exceeds $150,000,000, all Net Cash Proceeds in excess of such amount shall be applied to prepay Loans in accordance with Section 2.03(b)(ii)(A) and may not be reinvested in the business of the Borrower or a Restricted Subsidiary;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07; provided that to the extent the property being transferred constitutes Term Loan First Lien Collateral, such replacement property shall constitute Term Loan First Lien Collateral;

(o) the unwinding of any Hedging Obligations;

(p) any Disposition of Securitization Assets to a Securitization Subsidiary;

(q) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(r) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(s) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(t) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment other than:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.06;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interest (“Treasury Capital Stock”) of any Loan Party or any Equity Interest of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or any direct or indirect parent company of Hold-

ings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of Disqualified Stock made by exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of Holdings, the Issuer or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 7.03;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent company of Holdings held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any direct or indirect parent company of Holdings in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management of Holdings or any direct or indirect parent company of Holdings in connection with the Transaction; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5,000,000 in the first fiscal year following the Acquisition Date (which amount shall be increased by $1,000,000 each fiscal year thereafter and, if applicable, will be increased to $10,000,000 following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of Holdings, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Acquisition Date, to the extent the cash proceeds from the sale of such Equity Interests are excluded from the calculation of the Available Amount; plus

(b) the cash proceeds of key man life insurance policies received by Holdings or the Restricted Subsidiaries after the Acquisition Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to Holdings from any future, present or former employees, directors, officers, managers, or consultants of Holdings (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 7.06 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Acquisition Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Acquisition Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Fixed Charge Coverage Ratio would be not less than 2.0 to 1.0;

(7) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(8) the declaration and payment of dividends on Holdings’ common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of Holdings’ common stock or the common stock of any direct or indirect parent company of Holdings after the Acquisition Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Holdings in or from any such public offering, other than public offerings with respect to Holdings’ common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) other Restricted Payments in an aggregate amount taken together with (i) all other Restricted Payments made pursuant to this clause (9), (ii) all Investments made pursuant to clause (24) of the definition of Permitted Investments and (iii) all amounts expended pursuant to Section 7.12(a)(i)(D) not to exceed the sum of (a) the greater of (1) $40,000,000 and (2) 3.25% of Total Assets and (b) an amount equal to the amount of Excluded Contributions previously received by Holdings;

(10) distributions or payments of Securitization Fees;

(11) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 7.08;

(12) the declaration and payment of dividends or distributions by Holdings to, or the making of loans to, any direct or indirect parent company of Holdings in amounts required for any direct or indirect parent company of Holdings to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) with respect to any taxable year (or portion thereof) beginning after the date hereof with respect to which Holdings is treated as a partnership or disregarded entity for U.S. federal income tax purposes, Holdings’ direct or indirect equity owners to fund the income tax liabilities (including estimated tax liabilities) of such equity owners in respect of their indirect ownership of the Borrower for such taxable year (or portion thereof), in an aggregate amount assumed to equal the product of (i) the net taxable income of the Borrower (including, for the avoidance of doubt, any income that flows through to the Borrower from pass-through Subsidiaries of the Borrower or pursuant to the Subpart F of the Code) for the taxable year in question (or portion thereof) reduced by any cumulative net taxable loss with respect to all prior taxable years (or portions thereof) beginning after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question (or portion thereof) and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such equity owner for the taxable year in question (or portion thereof);

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, including Holdings’ proportionate share of such amounts relating to such parent entity being a public company;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, including Holdings’ proportionate share of such amounts relating to such parent entity being a public company;

(e) fees and expenses other than to Affiliates of Holdings related to any unsuccessful equity or debt offering of such parent company;

(f) amounts payable pursuant to the Management Fee Agreement, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of Holdings to the Holdings when taken as a whole, as compared to the Management Fee Agreement as in effect on the Acquisition Date), solely to the extent such amounts are not paid directly by Holdings or its Subsidiaries;

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any direct or indirect parent company of Holdings;

(h) to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by Holdings; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings or a Restricted Subsidiary or (2) the merger or amalgamation of the Person formed or acquired into Holdings or a Restricted Subsidiary (to the extent not prohibited by Section 7.04) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than Holdings or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 7.06 and (D) any property received by Holdings shall not increase the Available Amount; and

(i) amounts that would be permitted to be paid by Holdings under clauses (4), (12) and (13) (but, in the case of clause (13), only in respect of indemnities and expenses) of Section 7.08; provided that the amount of any dividend or distribution under this clause (13)(i) to permit such payment shall reduce Consolidated Net Income of Holdings to the extent, if any, that such payment would have reduced Consolidated Net Income of Holdings if such payment had been made directly by Holdings and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (13)(i) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by Holdings, in each case, in the period such payment is made;

(13) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents); and

(14) other Restricted Payments so long as immediately after giving effect to any Restricted Payment pursuant to this clause (14), the Consolidated Net Leverage Ratio would be less than or equal to 3.0 to 1.0; and

(15) Restricted Payments out of the Available Amount so long as on a pro forma basis on the date of any such Restricted Payment pursuant to this clause (15), the Consolidated Net Leverage Ratio is less than or equal to 4.5 to 1.0.

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9)(a), (14) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and the Restricted Subsidiaries on the Acquisition Date or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7,500,000, unless such Affiliate Transaction is on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; provided that the foregoing restriction shall not apply to:

(1) transactions between or among Holdings or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by Section 7.06 and Investments permitted by Section 7.02;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year), or, in each case, any amendment thereto in an annual amount not to exceed the greater of (i) $3,000,000 and (ii) 2.0% of EBITDA for the preceding year and any one-time payment time payment under the Management Fee Agreement of a termination fee to the Investors in the event of either a Change of Control or the completion of a Qualifying IPO;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of Holdings, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) any agreement as in effect as of the Acquisition Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Borrower to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Acquisition Date);

(6) the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Acquisition Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Holdings or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Acquisition Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Borrower to the Lenders when taken as a whole;

(7) the Transaction and the payment of all fees and expenses related to the Transaction, including Transaction Expenses;

(8) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any direct or indirect parent company of Holdings or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its direct or indirect parent companies or any Restricted Subsidiary;

(10) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(11) payments by Holdings or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Holdings in good faith;

(12) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of Holdings and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Borrower in good faith;

(13) investments by any of the Investors in securities of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(14) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(15) payments by Holdings (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount described in Section 7.06(12)(b);

(16) any lease entered into between Holdings or any Restricted Subsidiary, as lessee and any Affiliate of Holdings, as lessor, which is approved by a majority of the disinterested members of the board of directors of Holdings in good faith; and

(17) intellectual property licenses in the ordinary course of business.

SECTION 7.09. Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the Acquisition Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary,

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv) are restrictions that arise in connection with (including Indebtedness and other agreements entered into in connection therewith) (x) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof and, in the case of the ABL Facility and Credit Agreement Refinancing Indebtedness, permit the Liens securing the Obligations without restriction (subject to the Intercreditor Agreements),

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xi) are customary restrictions contained in the ABL Facility, the ABL Facility Documentation, Senior Subordinated Notes Indenture and the Senior Subordinated Notes and any Refinancing Indebtedness of any of the foregoing,

(xii) arise in connection with cash or other deposits permitted under Section 7.01, or

(xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder

SECTION 7.10. Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement (other than to provide working capital).

SECTION 7.11. Accounting Changes. Make any change in fiscal year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Prepayments, Etc. of Indebtedness.

(a) (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) the Senior Subordinated Notes or any other Subordinated Indebtedness (collectively, “Junior Financing”), except (A) the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Refinancing Indebtedness, (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (C) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of Refinancing Indebtedness and the Management Fee Agreement with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, (D) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06, not to exceed the sum of (1) the greater of $40,000,000 and 3.25% of Total Assets, in each case determined at the time of such payment, and (2) the amount of Excluded Contributions previously received by Holdings, (E) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity so long as on a pro forma basis on the date any such payment is made, the Consolidated Net Leverage Ratio is less than 3.0 to 1.0 and no Default has occurred and is continuing or would result therefrom, (F) if the Consolidated Net Leverage Ratio (after giving effect to such prepayment, redemption, purchase or defeasance on a pro forma basis) is not greater than 4.5 to 1.0, and so long as no Default has occurred and is continuing or would result therefrom, the Available Amount at such time and (G) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings from the net cash proceeds of Equity Interests (other than Disqualified Equity Interests) of Holdings or (ii) make any payment in violation of any subordination terms of any Junior Financing Documentation.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or the Senior Subordinated Notes Indenture.

SECTION 7.13. Holdings and Sub Holdco. In the case of Holdings and Sub Holdco, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Borrower (and in the case of Holdings, Sub Holdco), (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the ABL Facility, any other Indebtedness permitted by Section 7.03 (iv) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent permitted hereunder, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, Sub Holdco and the Borrower, (vii) holding any cash or property received in connection with Restricted Payments made in accordance with Section 7.06 pending application thereof by Holdings and Sub Holdco, (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 7.13.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.13, Holdings or Sub Holdco fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) hav-

ing an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; provided that no such event under the ABL Facility shall constitute an Event of Default under this Section 8.01(e) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the ABL Facility and (z) the exercise of any remedies by the ABL Administrative Agent in respect of any Collateral; or

(f) Insolvency Proceedings, Etc. Holdings, Sub Holdco, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of Collateral actually delivered to it and pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens subject to the ABL Intercreditor Agreement, First Lien Intercreditor (if any) and the Second Lien Intercreditor Agreement (if any) or any nonconsensual Liens arising solely by operation of Law; or

(k) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l) Change of Control. There occurs any Change of Control.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(a) declare Commitments of each Lender to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provision.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreements), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02. Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03. Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06. Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related

Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. No Other Duties; Other Agents, Arrangers, Managers, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Each of the Syndication Agent and Documentation Agent and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

SECTION 9.09. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mort-

gages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the Administrative Agent and the Collateral Agent, and to each of the Administrative Agent and the Collateral Agent agrees that it will:

(a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the re-

lease of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01; and

(c) release any Guarantor from its obligations under the Guaranty if (i) in the case of any Subsidiary of the Borrower, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings or Sub Holdco, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the ABL Facility, any Credit Agreement Refinancing Indebtedness, the Senior Subordinated Notes or any other Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the

Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.13. Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreements, and the parties hereto acknowledge that each Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the ABL First Lien Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement and the Lien priority provisions of the other Intercreditor Agreements, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 9.14. Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.15. Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 with respect to payments to any Lender without the written consent of such Lender, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders”, “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities.

Notwithstanding the foregoing,

(a) no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Additional Pari Term Loan Debt, Permitted Second Priority Debt or Other Junior Secured Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, such First Lien Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement (or the comparable provisions, if any, of any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable; and

(b) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, the Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole, and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including, without limitation, fees paid pursuant to this Agreement or any other Loan Document.

SECTION 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability relating to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim.

SECTION 10.06. Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f), has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is prior to the completion of the primary syndication or the 90th day after the Closing Date, whichever shall occur first; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.03(a)(iv), (B) subject to subsection (h) below, any of the Borrower’s Affiliates or (C) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. In each instance where the Borrower’s consent is required pursuant to this Section 10.07(b), the Borrower shall be deemed to have consented to such assignment after receipt of written notice from the Administrative Agent of such assignment, in each case unless an objection to such assignment is made by the Borrower within ten Business Days of receipt of such notice.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clause (d) thereof) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (d)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to a greater payment results from a change in Law after the sale of the participation takes place. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h)

and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) each SPC shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (d)), 3.04 and 3.05 (through the Granting Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07, (ii) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) unless such increase or change results from a change in Law after the SPC became a SPC, (iii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iv) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender, subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) each Affiliated Lender that (A) purchases any Loans pursuant to this clause (h) shall represent and warrant to the seller and (B) sells any Loan hereunder shall represent and warrant to the buyer, in each case, that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information); and

(iii) the aggregate principal amount of Loans held at any one time by Affiliated Lenders may not exceed 20% of the original principal amount of all Loans at such time outstanding.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B) all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

SECTION 10.08. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.09. Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19. Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.20. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.21. Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower, Holdings and Sub Holdco acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings, Sub Holdco and their respective Affiliates, on the one hand, and the Administrative Agents and the Arrangers, on the other hand, (B) each of the Borrower, Holdings and Sub Holdco has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower, Holdings and Sub Holdco is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, Sub Holdco or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings, Sub Holdco or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings, Sub Holdco and their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings, Sub Holdco or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, Holdings and Sub Holdco hereby waives and releases any claims that it may have against the Agents, the Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEXEO SOLUTIONS, LLC, as Borrower

By:	/s/ Michael B Farnell, Jr.
Name: Michael B. Farnell, Jr.
Title: Vice President, Secretary and Treasurer

NEXEO SOLUTIONS HOLDINGS, LLC,
as Holdings

By:	/s/ Michael B Farnell, Jr.
Name: Michael B. Farnell, Jr.
Title: Vice President, Secretary and Treasurer

NEXEO SOLUTIONS SUB HOLDING CORP.,
as Sub Holdco

By:	/s/ Michael B Farnell, Jr.
Name: Michael B. Farnell, Jr. Title: Vice President

[Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and as Lender

By:	/s/ David H. Strickert
Name: David H. Strickert Title: Managing Director

[Signature Page to Credit Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Garrett Carpenter
Name: Garrett Carpenter Title: Director

[Signature Page to Credit Agreement]

CITIGROUP GLOBAL MARKETS INC., as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By:	/s/ Caesar Wyszormirski
Name: Caesar Wyszormirski Title: Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Documentation Agent, Joint Lead Arranger and Joint Bookrunner

By:	/s/ Michael J. Mozer
Name: Michael J. Mozer Title: Vice President

[Signature Page to Credit Agreement]

SCHEDULE I1

GUARANTORS

Guarantor	Jurisdiction of Organization
Nexeo Solutions Holdings, LLC	DE
Nexeo Solutions Sub Holding Corp.	DE
Nexeo Solutions Finance Corporation	DE

[1]	Section 1.01, definition of “Collateral and Guarantee Requirement”.

1

SCHEDULE 1.01A2

CERTAIN SECURITY INTERESTS AND GUARANTEES

Pledge and Security Agreement

[2]	Sections 4.02(a)(ii) and 6.11(b).

2

SCHEDULE 1.01B3

MORTGAGED PROPERTIES

Site Number[4]	Grantor	Address	County

1.	Nexeo Solutions, LLC	2461 Crocker Circle	Solano, CA

2.	Nexeo Solutions, LLC	156 W. 56th Avenue	Denver, CO

3.	Nexeo Solutions, LLC	200 North East 181st Street	Dade, FL

4.	Nexeo Solutions, LLC	5125 West Hanna Avenue, 5025 West Hanna Avenue	Hillsborough, FL

5.	Nexeo Solutions, LLC	4550 North East Expressway	DeKalb, GA

6.	Nexeo Solutions, LLC	400 Telfair Road, Gwinnett Street Extension	Chatham, GA

7.	Nexeo Solutions, LLC	11524 West Addison Street	Cook, IL

8.	Nexeo Solutions, LLC	8500 South Willow Springs Road	Cook, IL

9.	Nexeo Solutions, LLC	12001 Toepfer Road, 12005 Toepfer Road	Macomb, MI

10.	Nexeo Solutions, LLC	4401 Valley Industrial Blvd. South, 4471 Valley Industrial Blvd. South	Scott, MN

11.	Nexeo Solutions, LLC	7710 Polk Street, 7710 Polk Avenue, 7623 Polk Street, 7611 Polk Street, 7609 Polk Street, Polk Street – Vanburen Street, Polk Street and Primm Street, Polk Street and Steins Street, Polk Street and Steins Street, Primm Street & Vanburen Street, Polk Street, Schirmer Street and Vanburen, Vanburen Street, 7613-7619 Polk Street, 7621 Polk Street	St. Louis, MO

[3]	Section 1.01, definition of “Collateral and Guarantee Requirement”.
[4]	Properties are numbered and grouped by site. One mortgage and fixture filing will be per site (rather than by individual property).

3

Site Number[4]	Grantor	Address	County

12.	Nexeo Solutions, LLC	3930 Glenwood Drive	Mecklenburg, NC

13.	Nexeo Solutions, LLC	350 Roosevelt Avenue	Middlesex, NJ

14.	Nexeo Solutions, LLC	3250 Southwest Blvd.	Franklin, OH

15.	Nexeo Solutions, LLC	2788 Glendale-Milford Road, Evendale Industrial Park	Hamilton, OH

16.	Nexeo Solutions, LLC	1101 New Ford Mill Road	Bucks, PA

17.	Nexeo Solutions, LLC	105 Chapman Road	Anderson, SC

18.	Nexeo Solutions, LLC	3101 Wood Drive, Santa Fe Miller Road (Wood Street) Industrial Dist.	Dallas, TX

4

SCHEDULE 1.01C5

MATERIAL FOREIGN SUBSIDIARIES

Nexeo Solutions Canada Corp.

Nexeo Solutions Singapore Pte. Ltd.

Nexeo Solutions Hong Kong Limited

Nexeo Solutions Trading (Shanghai) Company Limited (China – Free Trade Zone)

Nexeo Solutions Chemicals Trading (Shanghai) Company Limited (China)

Nexeo Solutions Puerto Rico, LLC

Nexeo Solutions Cayman Holdings Co. Ltd.

Nexeo Solutions Mexico SRL

Nexeo Solutions Services Mexico SRL

Nexeo Solutions Luxembourg Holdings Co. S.a.r.l. (Luxembourg)

Accolade European Holding Co. BV (Netherlands)

Accolade Plastics Holding Co. BV (Netherlands)

Nexeo Solutions Danmark ApS

Accolade France SAS

Accolade Plastics Ireland Ltd.

Accolade Netherlands BV

Nexeo Solutions Poland Sp. Z.o.o.

O.O.O. Accolade RUS

Nexeo Solutions Sweden AB

Accolade Finland OY

Nexeo Solutions Germany GmbH

Nexeo Solutions Italy SRL

Nexeo Solutions Norway AS

Accolade Portugal, Unipessoal Limitada

Nexeo Solutions Spain SL

Nexeo Solutions Plastics UK Limited

[5]	Section 1.01, definition of “Material Foreign Subsidiary”

5

SCHEDULE 2.016

COMMITMENTS AND

APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$325,000,000	100.0%

Total	$325,000,000

[6]	Section 1.01, definitions of “Commitment” and “Lender”.

6

SCHEDULE 5.127

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries.

Name of Subsidiary	Jurisdiction	Owner	Percentage Ownership	Percent Pledged
Nexeo Solutions, LLC	DE	Nexeo Solutions Holdings, LLC	99.99% membership interest	99.99%
Nexeo Solutions, LLC	DE	Nexeo Solutions Sub Holding Corp.	0.01% membership interest	0.01%
Nexeo Solutions Sub Holding Corp.	DE	Nexeo Solutions Holdings, LLC	1,000 shares/100%	100%
Nexeo Solutions Finance Corporation	DE	Nexeo Solutions, LLC	1,000 shares/100%	100%
Nexeo Solutions Mexico Holdings, LLC	DE	Nexeo Solutions, LLC	100% membership interest	0%
Nexeo Solutions Singapore Pte. Ltd.	Singapore	Nexeo Solutions, LLC	1 share/100%	65%
Nexeo Solutions Hong Kong Limited	Hong Kong	Nexeo Solutions, LLC	10,000 shares/100%	65%
Nexeo Solutions Canada Corp.	Canada	Nexeo Solutions, LLC	1 share/100%	65%
Nexeo Solutions Puerto Rico, LLC	Puerto Rico	Nexeo Solutions, LLC	100% membership interest	65%
Nexeo Solutions Cayman Holdings Co. Ltd.	Cayman	Nexeo Solutions, LLC	10,000 shares/100%	65%
Nexeo Solutions Mexico SRL	Mexico	Nexeo Solutions, LLC	1 equity interest of 2,999 Mexican Pesos/99.9667%	65%
Nexeo Solutions Mexico SRL	Mexico	Nexeo Solutions Mexico Holdings, LLC	1 equity interest of 1 Mexican Peso/0.0333%	0%
Nexeo Solutions Services Mexico SRL	Mexico	Nexeo Solutions, LLC	1 equity interest of 2,999 Mexican Pesos/99.9667%	65%

[7]	Section 5.12

Name of Subsidiary	Jurisdiction	Owner	Percentage Ownership	Percent Pledged
Nexeo Solutions Services Mexico SRL	Mexico	Nexeo Solutions Mexico Holdings, LLC	1 equity interest of 1 Mexican Peso/0.0333%	0%
Nexeo Solutions Luxembourg Holdings Co. S.a.r.l.	Luxembourg	Nexeo Solutions Cayman Holdings Co. Ltd.	100%	0%
Accolade European Holding Co. BV	Netherlands	Nexeo Solutions Luxembourg Holdings Co. S.a.r.l.	100%	0%
Accolade Plastics Holding Co. BV	Netherlands	Nexeo Solutions Luxembourg Holdings Co. S.a.r.l.	100%	0%
Nexeo Solutions Denmark ApS	Denmark	Accolade European Holding Co. BV	100%	0%
Accolade France SAS	France	Accolade European Holding Co. BV	100%	0%
Accolade Plastics Ireland Ltd.	Ireland	Accolade European Holding Co. BV	100%	0%
Accolade Netherlands BV	Netherlands	Accolade European Holding Co. BV	100%	0%
Nexeo Solutions Poland Sp. Z.o.o.	Poland	Accolade European Holding Co. BV	100%	0%
O.O.O. Accolade RUS	Russia	Accolade Plastics Holding Co. BV	1%	0%
O.O.O. Accolade RUS	Russia	Accolade European Holding Co. BV	99%	0%
Nexeo Solutions Sweden AB	Sweden	Accolade European Holding Co. BV	100%	0%
Accolade Finland OY	Finland	Accolade European Holding Co. BV	100%	0%
Nexeo Solutions Germany GmbH	Germany	Accolade European Holding Co. BV	100%	0%
Nexeo Solutions Italy SRL	Italy	Accolade European Holding Co. BV	100%	0%
Nexeo Solutions Norway AS	Norway	Accolade European Holding Co. BV	100%	0%
Accolade Portugal, Unipessoal Limitada	Portugal	Accolade European Holding Co. BV	100%	0%
Nexeo Solutions Spain SL	Spain	Accolade European Holding Co. BV	100%	0%
Nexeo Solutions UK Plastics Limited	United Kingdom	Accolade European Holding Co. BV	100%	0%

SCHEDULE 7.018

EXISTING LIENS

Permitted Encumbrances (as such term is defined in the Acquisition Agreement)

[8]	Section 1.01, definition of “Permitted Liens”.

SCHEDULE 7.029

EXISTING INVESTMENTS

Equity Investments:

Acquisition of Ashland Distribution assets in China and related capital investment requirements, as previously disclosed to the Lenders, that will not exceed the following amounts: (i) $1,300,000.00, prior to the closing of the acquisition of the China business (currently expected to occur on June 1, 2011) to fund the estimated purchase price of the China business; (ii) $240,000.00, to be invested within 90 days following the closing of the acquisition of the China business; and (iii) $6,160,000.00, to be invested within approximately 2 years following the closing of the acquisition of the China business.

Debt Investments:

None.

[9]	Section 1.01, definition of “Permitted Investments”.

SCHEDULE 7.0310

EXISTING INDEBTEDNESS

None.

[10]	Section 1.01, definition of “Permitted Indebtedness”.

SCHEDULE 7.0811

TRANSACTIONS WITH AFFILIATES

•	Monitoring Agreement between TPG and Holdings or any Restricted Subsidiary thereof, as amended from time to time

•

Operational Consulting Services Agreements between TPG and the Holdings or any Restricted Subsidiary thereof entered into (and as may be amended) from time to time for consulting services relating to product management, working capital management or operational improvements

[11]	Section 7.08(5).

SCHEDULE 7.0912

EXISTING RESTRICTIONS

None.

[12]	Section 7.09(i).

SCHEDULE 10.0213

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

HOLDINGS:

Nexeo Solutions Holdings, LLC

5200 Blazer Parkway

Dublin, Ohio 43107

Attention: Stephen Bowater

Telephone: 614-790-6469

Telecopier: 859-357-5546

Electronic Mail: scbowater@gmail.com

U.S. Taxpayer Identification Number: 27-4328676

BORROWER:

Nexeo Solutions, LLC

5200 Blazer Parkway

Dublin, Ohio 43107

Attention: Stephen Bowater

Telephone: 614-790-6469

Telecopier: 859-357-5546

Electronic Mail: scbowater@gmail.com

U.S. Taxpayer Identification Number: 27-4328755

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-04-39

[13]	Section 10.02(i).

Charlotte, NC 28255

Attention: Kellyn McLamb

Telephone: 980-386-7259

Telecopier: 704-409-0486

Electronic Mail: kellyn.h.mclamb@baml.com

Account No.: 1366212250600

Ref: Nexeo

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th floor

Mail Code: CA5-701-05-19

San Francisco, CA 95103

Attention: Aamir Saleem

Telephone: 415-436-2769

Telecopier: 415-503-5089

Electronic Mail: aamir.saleem@baml.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [March     , 2011] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), , the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans

☐ A conversion or continuation of Loans made on

1. On                      (a Business Day).

2. In the amount of $

3. For Eurodollar Rate Loans: with an Interest Period of              months.

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.01(f) of the Agreement will be satisfied as of the date of the Borrowing set forth above.]1

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.03(a) of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]2

[The remainder of this page is intentionally left blank.]

[1]	Applies only to Borrowings on the Closing Date
[2]	Applies only to Borrowings, conversions or continuations after the Closing Date.

[BORROWER]

By:

Name:

Title:

EXHIBIT B

FORM OF NOTE

$	[New York, New York]
[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of March [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent) at 1455 Market Street, Mail Code: CA5-701-05-19, San Francisco, CA 94103, (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

B-1	Form of Note

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

B-2	Form of Note

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

NEXEO SOLUTIONS, LLC

By:
Name:
Title:

B-3	Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[Insert date]

Reference is made to the Credit Agreement, dated as of March [    ], 2011 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDINGS CORP, a Delaware corporation (“Sub Holdco”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as the chief financial officer of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is a consolidated balance sheet of the Holdings and its Subsidiaries for the fiscal year ended [    ], 201[    ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers or any other independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]1

2. [Attached hereto as Exhibit A is a condensed consolidated balance sheet of the Holdings and its Subsidiaries as at the end of the fiscal quarter ended [            ], and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (collectively, the “Financial Statements”), together with management’s discussion and analysis describing results of operations. Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes. Also

[1]	To be included if accompanying annual financial statements only.

attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]2

3. [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]3

4. [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

5. [Attached hereto as Schedule 1 is a calculation of the Consolidated Net Leverage Ratio as of the end of the most recent four fiscal quarter period, which calculation is true and accurate on and as of the date of this Certificate]4

6. [Attached hereto as Schedule 2 is a calculation of the Secured Net Leverage Ratio as of the end of the most recent four fiscal quarter period, which calculation is true and accurate on and as of the date of this Certificate.]5

7. [Attached hereto as Schedule 3 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]6

8. [Attached hereto as Schedule 4 are reasonably detailed calculations, which calculations are true and accurate on and as of the date of this Certificate, of the Net Cash Proceeds received during the fiscal year ended [            ] by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) of the Credit Agreement and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement.]7

[2]	To be included if accompanying quarterly financial statements only.
[3]	To be included only in annual compliance certificate beginning with the fiscal year ending September 30, 2011).
[4]	To be included in quarterly and annual compliance certificates beginning with the quarter ending June 30, 2011.
[5]	To be included in quarterly and annual compliance certificates beginning with the quarter ending June 30, 2011.
[6]	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending September 30, 2012.
[7]	To be included only in annual compliance certificate.

9. [Attached hereto is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]8]9

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[8]	To be included in quarterly and annual compliance certificates beginning with the quarter ending June 30, 2011.
[9]	Items 4-6 may be disclosed in a separate certificate no later than five (5) business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a chief financial officer of Nexeo Solutions, LLC, has executed this certificate for and on behalf of J. Crew Group, Inc., and has caused this certificate to be delivered as of the date first set forth above.

NEXEO SOLUTIONS, LLC

By:
Name:
	Title:	Chief Financial Officer

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Consolidated Net Leverage Ratio: Consolidated Total Indebtedness to EBITDA

Consolidated Total Indebtedness as of [ ], 20[ ]:

(1)	At any date of determination, the aggregate amount of all outstanding Indebtedness of Holdings and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Securitization Facilities and all Hedging Obligations)	$

(2)	plus the aggregate amount of all outstanding Disqualified Stock of Holdings and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP	$

(3)	minus the lesser of (x) $50,000,000 and (y) the aggregate amount of cash and cash equivalents of Holdings and its Restricted Subsidiaries on such date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.	$

Consolidated Total Indebtedness		$

Consolidated EBITDA:

(a)	Consolidated Net Income:

	(i)	the net income (loss) of Holdings and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends		$

	(ii)	(A)	the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period	$
		(B)	any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by Holdings	$
		(C)	the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from Holdings or any Restricted Subsidiary	$
		(D)	solely for the purpose of determining clause (i)(a) of the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor), to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior

	governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;	$
(E)	effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes	$
(F)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments	$
(G)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$
(H)	any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other

	rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of Holdings or any of its direct or indirect parent companies in connection with the Transaction	$
(I)	any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Senior Subordinated Notes, this Agreement and the ABL Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Subordinated Notes, this Agreement or the ABL Facility) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful	$
(J)	accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP	$
(K)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of

			such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)	$
		(L)	to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption	$
		(M)	any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815	$
		(N)	any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities	$
		(O)	effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates)	$
	Consolidated Net Income (item (a)(i) minus the sum of items (a)(ii)(A) through (O))			$
(b)	increased by (without duplication), in each case (other than clauses (ix) and (xii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
	(i)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to items (a)(ii)(A) through (N) above		$

(ii)	Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof under the Credit Agreement)	$
(iii)	Consolidated Depreciation and Amortization Expense of such Person for such period	$
(iv)	the amount of any restructuring charges, accruals or reserves	$
(v)	any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$
(vi)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary	$
(vii)	the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 7.08 of the Credit Agreement	$
(viii)	the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves

	incurred in connection with acquisitions after the Acquisition Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs (including those incurred in connection with cost-savings pursuant to clause (ix) below and the definition of “Fixed Charge Coverage Ratio” of the Credit Agreement) and curtailments or modifications to pension and postretirement employee benefit plans	$
(ix)	the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of the Borrower and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio” and “Consolidated Net Leverage Ratio” under the Credit Agreement); provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and synergies added pursuant to this clause (ix) for any four fiscal quarter period shall not exceed, after the Closing Date, the greater of (x) $15,000,000 (or, prior to the end of the fourth full fiscal quarter commencing after the Acquisition Date, $20,000,000) and (y) 10% (or, prior to the end of the fourth full fiscal quarter commencing after the Acquisition Date, 15%) of EBITDA (calculated prior to giving effect to any adjustment pursuant to this clause (ix))	$
(x)	the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility	$
(xi)	any costs or expense incurred by Holdings, the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount

	(xii)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income (as defined in the Credit Agreement) in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (c) below for any previous period and not added back	$
	(xiii)	any net loss from disposed or discontinued operations;
(c)	decreased by (without duplication), in each case to the extent included in determining Consolidated Net Income for such period:
	(i)	non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period	$
	(ii)	any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period	$
	(iii)	any net income from disposed or discontinued operations	$
	(iv)	extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto)	$
(d)	Increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, Guarantees		$
Consolidated EBITDA (Consolidated Net Income plus the sum of items (b)(i) through (xii) minus the sum of items (c)(i) through (iv)) plus or minus (as applicable) item (d)			$

Consolidated Total Indebtedness to EBITDA				: 1.00

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

Secured Net Leverage Ratio: Consolidated Net Leverage Ratio but excluding all Indebtedness, Disqualified Stock and Preferred Stock described in clauses (1) and (2) of the definition of Consolidated Total Indebtedness other than Secured Indebtedness, each as calculated in accordance with Schedule 1 hereof

: 1.00

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

Excess Cash Flow Calculation
(a)	the sum, without duplication, of:
	(i)	Consolidated Net Income of Holdings for such period (as set forth in Schedule 1 to this Compliance Certificate)	$
	(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$
	(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by Holdings and the Restricted Subsidiaries completed during such period or the application of purchase accounting	$
(iv)

an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income

$
	(v)	the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period	$
	(vi)	cash receipts in respect of Hedging Obligations during such fiscal year to the extent not otherwise included in such Consolidated Net Income	$
(b)	over, the sum, without duplication of:
	(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of items (a)(ii)(A) through (O) in Schedule 1 to this Compliance Certificate	$
	(ii)	without duplication of amounts deducted pursuant to item (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facility or any other revolving credit facility, in each case, of Holdings or the Restricted Subsidiaries	$
	(iii)	the aggregate amount of all principal payments of Indebtedness of Holdings and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of the ABL Facility

	or Loans pursuant to Section 2.03(b)(ii) of the Credit Agreement to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of any voluntary prepayments of Loans made pursuant to Section 2.03(a)(iv) of the Credit Agreement (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans), but excluding (X) all other prepayments of the ABL Facility or of the Loans (other than voluntary prepayments made pursuant to Section 2.03(a)(iv) of the Credit Agreement), (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any Subordinated Indebtedness except to the extent permitted to be paid pursuant to Section 7.12(a) of the Credit Agreement) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of Holdings or the Restricted Subsidiaries	$
(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income	$
(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by Holdings and the Restricted Subsidiaries completed during such period or the application of purchase accounting)	$
(vi)	cash payments by Holdings and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income	$
(vii)	without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to clauses (3), (12), (14), (24) and (25) of the definition of Permitted Investments of the Credit Agreement and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries and not made in reliance on any basket calculated by reference to the Available Amount	$
(viii)	the amount of Restricted Payments paid during such period

	pursuant to Sections 7.06(4), (5), (6)(c), (7) and (12) of the Credit Agreement in each case to the extent such Restricted Payments were financed with internally generated cash flow of Holdings and the Restricted Subsidiaries	$
(ix)	the aggregate amount of expenditures actually made by Holdings and the Restricted Subsidiaries from internally generated cash flow of Holdings and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income	$
(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i) of the Credit Agreement	$
(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$
(xii)	the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$
(xiii)	cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income	$
(xiv)	any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Subordinated Notes, this Agreement or the ABL Facility and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful
Excess Cash Flow (the sum of items (a)(i) through (vi) minus the sum of items (b)(i) through (xiv))	$

SCHEDULE 4

TO COMPLIANCE CERTIFICATE

Net Cash Proceeds
with respect to the Disposition of any asset by Holdings or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of:
(i)	the sum of:
	(A)	gross cash proceeds received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries)	$
(ii)	over the sum of:
	(A)	the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facility, the Credit Agreement Refinancing Indebtedness and Permitted Additional Pari Term Loan Debt)	$
	(B)	the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (other than those payable to Holdings or any Restricted Subsidiary)	$
	(C)	taxes or distributions made pursuant to Section 7.06(12)(a) or Section 7.06(12)(b) of the Credit Agreement paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds)	$
	(D)	in the case of any Disposition or Casualty Event by a non- wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly owned Restricted Subsidiary as a result thereof	$

(E)	any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E)	$
Net Cash Proceeds (item (i)(A) minus the sum of items ((ii)(A) through (E))
		$	[10]
Portion of Net Cash Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement		$

[10]

No net cash proceeds calculated in accordance with the above realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000. No such net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds).

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

D-1	Form of Assignment and Assumption

3.	Affiliate Status:

a. Assignor(s):

Assignor[s][5]	Affiliated Lender[6]
Yes ☐ No ☐
Yes ☐ No ☐

b. Assignee(s):

Assignee[s][7]	Affiliated Lender[8]
Yes ☐ No ☐
Yes ☐ No ☐

[If any Assignor or Assignee hereunder indicates above that it is an Affiliated Lender, set forth in this Section 3: (i) the tranche(s) of [Loans/Commitments] being sold hereunder to such Affiliated Lender, (ii) the aggregate amount of all [Loans/Commitments] of such tranche(s) held by Affiliates of the Borrower after giving effect to the assignment hereunder (and the percentage that such [Loans/Commitments] represent when compared to the aggregate amount of all [Loans/Commitments] of such tranche(s) held by all Lenders) and (iii) the aggregate amount of all [Loans/Commitments] held by Affiliates of the Borrower after giving effect to the assignment hereunder (and the percentage that such [Loans/Commitments] represent when compared to the aggregate amount of all [Loans/Commitments] held by all Lenders).]

3.	Borrower(s): Nexeo Solutions, LLC

4.	Administrative Agent: Bank of America, N.A., including any successor thereto, as the administrative agent under the Credit Agreement

[5]	List each Assignor.
[6]	For each Assignor, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is an Affiliated Lender.
[7]	List each Assignee.
[8]	For each Assignee, check the box in this column immediately to the right of such Assignee’s name indicating whether or not such Assignee is an Affiliated Lender.

D-2	Form of Assignment and Assumption

5.	Credit Agreement: Credit Agreement, dated as of March 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Assignor[s][9]	Assignee[s][10]	Facility Assigned[11]	Aggregate Amount of Commitment/Loans for all Lenders[12]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[13]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[9]	List each Assignor, as appropriate.
[10]	List each Assignee, as appropriate.
[11]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Loans”, etc.).
[12]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

D-3	Form of Assignment and Assumption

[7.	Trade Date: ][14]

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-4	Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and]15 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

NEXEO SOLUTIONS, LLC

By:
Name:
Title: ][16]

[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[16]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

D-5	Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim [,][and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and (iv) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]17; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, [and] (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee [,][and] [(viii) after giving effect to its purchase and assumption of [the][each] Assigned Interest hereunder, the aggregate principal amount of Loans held at such time by Lenders that are Affiliated Lenders does not exceed 20% of the principal amount of all Loans outstanding on the

[17]	Insert only if an Affiliated Lender is an Assignor under this Assignment and Assumption.

D-6	Form of Assignment and Assumption

Effective Date]18 [and (ix) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]19; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[18]	Insert only if an Affiliated Lender is an Assignee under this Assignment and Assumption.
[19]	Insert only if an Affiliated Lender is an Assignee under this Assignment and Assumption.

D-7	Form of Assignment and Assumption

GUARANTY

dated as of

March [    ], 2011

among

NEXEO SOLUTIONS HOLDINGS, LLC,

as Holdings,

NEXEO SOLUTIONS SUB HOLDING CORP.

as Sub Holdco,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

SCHEDULES
Schedule I	Guarantors

EXHIBITS
Exhibit I	Form of Guaranty Supplement

This GUARANTY, dated as of March [    ], 2011, is among NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP. (“Sub Holdco”), a Delaware corporation and the other Guarantors set forth on Schedule I hereto and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Secured Parties (as defined below).

Reference is made to the Credit Agreement, dated as of March [9], 2011 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), Holdings, Sub Holdco, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below). The Guarantors are affiliates of one another and will derive substantial direct and indirect benefits from the extensions of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. The ABL Intercreditor Agreement governs the relative rights and priorities of the Pari Term Loan Debt Secured Parties and the ABL Secured Parties (each as defined in the ABL Intercreditor Agreement) in respect of the Term Loan First Lien Collateral and the ABL First Lien Collateral (and with respect to certain other matters as described therein). Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Credit Agreement Definitions.

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Guaranty.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guaranteed Obligations” mean the “Obligations” as defined in the Credit Agreement.

“Guarantors” means, collectively, Holdings, Sub Holdco. each other Guarantor listed on Schedule I hereto and any other Person that becomes a party to this Agreement after the Acquisition Date pursuant to Section 4.13; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.12(b), such Person shall cease to be a Guarantor hereunder effective upon such release.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Secured Parties” has the meaning provided in the Credit Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

ARTICLE II

Guarantee

Section 2.01 Guarantee.

Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02 Guarantee of Payment.

Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the

Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Section 2.03 No Limitations.

(a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, to the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of the Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made)). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash (excluding contingent obligations as to which no claim has been made). To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Loan Party waives any and all suretyship defenses.

Section 2.04 Reinstatement.

Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06 Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to the Borrower or any other Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full, in cash, of all of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section

548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV

Miscellaneous

Section 4.01 Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notice hereunder to a Guarantor other than Holdings shall be given in care of the Borrower.

Section 4.02 Waivers; Amendment.

(a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Subject to the ABL Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 4.03 Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification.

(a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent and the Collateral Agent for its fees and expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor.”

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent, the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (b) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Guarantor, or any Environmental Liability arising out of the activities or operations of any Guarantor, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (i) resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, or (ii) are relating to disputes amongst Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Collateral Agent and (2) any claim arising out of any act or omission of the Borrower or any of its Affiliates. This Section 4.03(b) shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. No Indemnitee nor any Guarantor shall have any liability and each party hereby waives, any claim against any other party to this Agreement or any Indemnitee, for any special, punitive, indirect or consequential damages relating to this Agreement or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Guarantor, in respect of any such damages incurred or paid by an Indemnitee to a third party).

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document, any Secured Hedge Agreement or any Cash Management Services agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Administrative Agent or Collateral Agent or any document governing any of the obligations arising under any Secured Hedge Agreement or Cash Management Obligations, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within 20 Business Days of written demand therefor.

Section 4.04 Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 10.07 of the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05 Survival of Agreement.

All covenants, agreements, indemnities, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08 GOVERNING LAW, ETC.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 4.09 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY

OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.10 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11 Obligations Absolute.

All rights of the Collateral Agent, the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.12 Termination or Release.

(a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when (i) all Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Credit Agreement and (ii) all principal and interest in respect of each Loan and all other Guaranteed Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Guaranteed Obligations in respect of obligations that may thereafter arise with respect to any Secured Hedge Agreement or any Cash Management Services agreement, in each case, not yet due and payable, unless the Collateral Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to each applicable Hedge Bank or Cash Management Bank in respect thereof have not been made) shall have been paid in full in cash, provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to Secured Hedge Agreements or Cash Management Obligations to the extent not provided for thereunder.

(b) A Guarantor that is a Restricted Subsidiary shall automatically be released in the circumstances set forth in Section 9.11 of the Credit Agreement.

(c) In connection with any termination or release pursuant to clauses (a) or (b) above, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d) At any time that the respective Guarantor desires that the Administrative Agent or the Collateral Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to clause (a) or (b) above. The Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.12.

Section 4.13 Additional Restricted Subsidiaries.

Each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.11 of the Credit Agreement shall enter in this Agreement as Guarantor (for avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty Supplement in accordance with the provisions of this Section 4.13 and any such Restricted Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein). Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.14 Recourse; Limited Obligations.

This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Section 4.15 Intercreditor Agreement.

The Guarantors, the Collateral Agent and the Administrative Agent acknowledge that the exercise of certain of the Collateral Agent’s and the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the ABL Intercreditor Agreement. Except as specified herein, nothing contained in the ABL Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Guarantors, the Collateral Agent and the Administrative Agent shall remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

NEXEO SOLUTIONS HOLDINGS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:
Name:
Title:

SCHEDULE I TO GUARANTY

GUARANTORS

[                    ]

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT NO.      dated as of                 , 20    , to the Guaranty dated as of [            ] 2011, among NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware corporation (“Sub Holdco”), the other Guarantors party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Secured Parties (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Guaranty”).

A. Reference is made to the Credit Agreement, dated as of March [    ], 2011 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), Holdings, Sub Holdco, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans to the Borrower. Section 4.13 of the Guaranty provides that additional Restricted Subsidiaries of the Guarantors may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 4.13 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Supplement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

Section 5.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement as provided in Section 4.03(a) of the Guaranty.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

PLEDGE AND SECURITY AGREEMENT

Dated as of March [    ], 2011

from

THE GRANTORS REFERRED TO HEREIN

to

BANK OF AMERICA, N.A.,

as Collateral Agent

i

ii

Section 7.22	Mortgages	29

ARTICLE VIII	NOTICES	30

Section 8.1	Sending Notices	30

Section 8.2	Change in Address for Notices	30

ARTICLE IX	THE AGENT	30

EXHIBITS:

Schedule 1	Excluded Accounts

Exhibit A	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Exhibit B	Bailees, Warehousemen and Third Party Possessors of Collateral
Exhibit C	Letter of Credit Rights and Chattel Paper
Exhibit D	Intellectual Property
Exhibit E	Commercial Tort Claims
Exhibit F	Pledged Collateral
Exhibit G	UCC Filing Offices
Exhibit H	Form of Perfection Certificate
Exhibit I	Form of Joinder
Exhibit J	Form of Short Form Intellectual Property Security Agreement
[Exhibit ]	[FCC Licenses]

iii

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of March [    ], 2011, by and among NEXEO SOLUTIONS LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware corporation (“Sub Holdco”), certain Subsidiaries of the Borrower from time to time (each a “Subsidiary Grantor”, together with the Borrower, Holdings and Sub Holdco, the “Initial Grantors”), BANK OF AMERICA, N.A, in its capacity as collateral agent for the Secured Parties (defined herein) (in such capacity, together with its successors in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, Sub Holdco, the Agent and the lenders now or hereafter party thereto (the “Lenders”), the Lenders have agreed to provide to the Borrower a term loan credit facility;

WHEREAS, certain additional extensions of credit may be made from time to time for the benefit of the Grantors pursuant to certain agreements related to Cash Management Services and Hedging Obligations (each as defined in the Credit Agreement); and

WHEREAS, it is a condition precedent to the Secured Parties’ obligation to make and maintain such extensions of credit that the Initial Grantors shall have executed and delivered this Security Agreement to the Agent.

ACCORDINGLY, in order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, such agreements related to Cash Management Services and Hedging Obligations, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms Defined in Credit Agreement. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2 Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Credit Agreement are used herein as defined in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof).

Section 1.3 Terms Generally. The rules of construction and other interpretive provisions specified in Section 1.02 of the Credit Agreement shall apply to this Security Agreement, including terms defined in the preamble and preliminary statements hereto.

Section 1.4 Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“After-acquired Debt” shall have the meaning set forth in the definition of Pledged Collateral.

“After-acquired Shares” shall have the meaning set forth in the definition of Pledged Collateral.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Cash Collateral Account” means a special interest-bearing deposit account consisting of cash maintained by the Agent in the name of the Borrower, but under the sole dominion and control of the Agent, for the benefit of itself as Agent and for the benefit of the other Secured Parties.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Agent with respect to the Collateral pursuant to any Loan Document.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

2

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Electronic Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Accounts” means all accounts set forth on Schedule 1 hereto.

“Excluded Assets” means

(a) (i) any interest in leased real property of any Grantor; and (ii) any interest in fee-owned real property of a Grantor if the greater of its cost and book value is less than $3,000,000;

(b) Equipment consisting of motor vehicles or other assets subject to certificates of title;

(c) at any date, any Equipment or other assets or property of a Grantor which is subject to, or secured by, a Capital Lease Obligation or other debt obligation if and to the extent that (i) such Capital Lease Obligation or debt obligation was incurred pursuant to clause (5) of the definition of Permitted Indebtedness and is owed to a Person who is not a Grantor or a Restricted Subsidiary and the agreements or documents granting or governing such Capital Lease Obligation or debt obligation prohibit, or require any consent or establish any other conditions for, or would or could be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under such agreement or document, because of an assignment thereof, or a grant of a security interest therein, by a Grantor and (ii) such restriction described in clause (i) above relates only to the asset or assets acquired by such Grantor and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any Grantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capital Lease Obligations or debt obligations secured by such assets;

(d) pledges and security interests prohibited by, or requiring any consent of any Governmental Authority pursuant to, applicable law, rule or regulation;

(e) Equity Interests in any Person, other than a wholly-owned Restricted Subsidiary, to the extent that a pledge of such Equity Interest would not be permitted by the terms of such Person’s organizational documents;

(f) Excluded Equity Interests and Excluded Accounts listed in clauses 1 and 3 of Schedule 1;

(g) any rights or interest of a Grantor under any agreement, contract, License, lease, Instrument, document or other General Intangible or, in the case of any Investment Property (other than with respect to Equity Interests which are not Excluded Equity Interests), under any applicable equity holder or similar agreement (referred to solely for purposes of this

3

clause (g) as a “Contract”) to the extent such Contract by the terms of a restriction in favor of a Person who is not a Grantor, or any requirement of law, rule or regulation, prohibits, or requires any consent or establishes any other condition for, or could or would be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under, because of an assignment thereof or a grant of a security interest therein by a Grantor after giving effect to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC or any other applicable law or principles of equity; provided that (i) rights to payment under any such Contract otherwise constituting an Excluded Asset shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or 9-408 of the UCC and (ii) all proceeds paid or payable to any Grantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

(h) any property or assets owned by any Foreign Subsidiary or any Unrestricted Subsidiary;

(i) any property as to which the Agent and Borrowers reasonably agree in writing that the cost or other consequences (including material adverse tax consequences as reasonably determined by the Borrowers) of obtaining a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;

(j) any Intellectual Property, including any United States intent-to-use trademark applications, in relation to which any applicable law or regulation, or any agreement with a domain name registrar or any other person entered into by a Grantor in the ordinary course of business and existing on the date hereof, prohibits the creation of a security interest therein, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation, or would otherwise invalidate such Grantor’s right, title or interest therein; and

(k) any proceeds and products arising from the sale, lease, assignment or disposition of any of the foregoing Excluded Assets unless such proceeds or products would otherwise constitute Collateral.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which the Borrower and the Administrative Agent have reasonably determined in writing that the cost or other consequences (including any material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests to secure the Secured Obligations, (i) any Equity Interests of any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes substantially all of the assets of which consist of the stock of one or more Foreign Subsidiaries, and (ii) any Equity Interests that are voting Equity Interests of a Foreign Subsidiary, in each of clauses (i) and (ii), in excess of 65% of the outstanding voting Equity Interests of such class (provided, that if a Domestic Subsidiary described in the foregoing clause (b)(i) owns any Equity Interests described in the foregoing clause (b)(ii), solely for the purpose of pledging Equity Interests, such Equity Interests described in clause (i) shall be deemed to be Excluded Equity Interests), (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Law, (d) the Equity Interests of any Subsidiary that is not wholly owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (e) the Equity Interests of any Unrestricted Subsidiary, (f)

4

the Equity Interests of any Subsidiary of a Foreign Subsidiary and (g) any Equity Interests of a joint venture to the extent that the joint venture agreement applicable thereto restricts the pledge of such Equity Interests; provided, that, notwithstanding anything herein to the contrary, any Equity Interests pledged to secure any obligations under the ABL Facility Documentation (or other definitive documentation with respect to clause (1) of the definition of Permitted Indebtedness and otherwise subject to the terms and conditions permitted under the ABL Facility Documentation and the ABL Intercreditor Agreement) shall not be deemed to be Excluded Equity Interests hereunder and shall be pledged to secure the Secured Obligations.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“FCC License” means [any license issued or granted to a Person by the Federal Communications Commission], including any such license identified on Exhibit [    ].

“Fixture” shall have the meaning set forth in Article 9 of the UCC.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means the Initial Grantors and the Subsidiary Parties.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Grantor, all intellectual and similar property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks and all related documentation and registrations and all additions, improvements or accessions to any of the foregoing.

“Inventory” shall have the meaning set forth in Article 9 of the UCC and shall include, without limitation, (a) all goods intended for sale or lease or for display or demonstration, (b) all work in process, and (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or services or otherwise used or consumed in the conduct of business.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Right” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements in and to its owned (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

5

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Collateral” means collectively, (a) all of the Equity Interests of Restricted Subsidiaries (other than Excluded Equity Interests) held by the Grantors, including such Equity Interests described on Exhibit F issued by the entities named therein which Exhibit F includes all Equity Interests required to be pledged by any Grantor under Section 6.11 of the Credit Agreement (the “After-acquired Shares”) and (b) the promissory notes, Chattel Paper and Instruments evidencing Indebtedness in excess of $3,000,000 owed to the Grantors (other than such promissory notes, Chattel Paper and Instruments that are Excluded Assets) described on Exhibit F and issued by the entities named and all other Indebtedness owed to any Grantor hereafter and required to be pledged by any Grantor pursuant to Section 6.11 of the Credit Agreement (the “After-acquired Debt”), in each case as such Exhibit may be amended pursuant to Section 6.11 of the Credit Agreement. “Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means “Obligations” as such term is defined in the Credit Agreement.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Subsidiary Parties” means each Material Domestic Subsidiary that becomes a party to this Security Agreement as a Subsidiary Party after the date hereof in accordance with Section 7.11 herein and Section 6.11 of the Credit Agreement.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

6

“Tangible Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all Licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Agent, on behalf of and for the benefit of the Secured Parties, and to secure the prompt and complete payment and performance of all Secured Obligations, a security interest in all of its right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(iii) all Intellectual Property;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Inventory;

7

(xi) all Investment Property;

(xii) all Letter-of-Credit Rights and Supporting Obligations;

(xiii) all Deposit Accounts;

(xiv) all Commercial Tort Claims as specified from time to time in Exhibit E;

(xv) all cash or other property deposited with the Agent or any Lender or any Affiliate of the Agent or any Lender or which the Agent, for its benefit and for the benefit of the other Secured Parties, or any Lender or such Affiliate is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Security Agreement or any of the Loan Documents or any agreement relating to any Letter of Credit, including amounts on deposit in the Cash Collateral Account;

(xvi) all books, records, files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(xvii) any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include or the security interest attach to (i) any Excluded Asset; and (ii) any FCC Licenses to the extent, but only to the extent, that any law, regulation, permit, order, policy, decision or decree of any Governmental Authority in effect at the time applicable thereto prohibits the creation of a security interest therein, provided, however, that (x) the right to receive any payment of money in respect of such FCC License (including, without limitation, general intangibles for money due or to become due), (y) any proceeds, rents, profits, income or benefits of any FCC License, and (z) to the maximum extent provided by law, all rights incident or appurtenant to the FCC Licenses, shall not be excluded, but shall constitute Collateral hereunder.

8

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Agent, for the benefit of the Secured Parties, subject to the terms of the ABL Intercreditor Agreement, that:

Section 3.1 Title, Perfection and Priority. (a) Each Grantor has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. This Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral granted by each Grantor. No consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Security Agreement, except (i) such as have been obtained or made and are in full force and effect and (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents.

(b) Subject to the limitations set forth in clause (c) of this Section 3.1, the security interests granted pursuant to this Security Agreement (i) will constitute valid perfected security interests in the Collateral in favor of the Agent, on behalf of and for the benefit of the Secured Parties, to secure the prompt and complete payment and performance of all Secured Obligations, upon (A) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, the filing of financing statements naming each Grantor as “debtor” and the Agent as “secured party” and describing the Collateral in the applicable filing offices as set forth in Exhibit G hereto, (B) in the case of Instruments, Chattel Paper and certificated Securities, the earlier of the delivery thereof to the Agent (or its non-fiduciary agent or designee) and the filing of the financing statements referred to in clause (A), (C) in the case of Collateral constituting Intellectual Property, the earlier of the filing of the financing statements referred to in clause (A) (except in the case of Copyrights) and the completion of the filing, registration and recording of fully executed agreements substantially in the form of the Intellectual Property Security Agreement set forth in Exhibit J hereto (x) in the United States Patent and Trademark Office or (y) in the United States Copyright Office, as applicable, and/or (D) in the case of Deposit Accounts, upon the entering into of account control agreements and (ii) are prior to all other Liens on the Collateral other than Liens permitted under Section 4.1(e) having priority over the Agent’s Lien either by operation of law or otherwise, including pursuant to the ABL Intercreditor Agreement.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the UCC, (ii) filings with United States’ governmental offices with respect to Intellectual Property, (iii) in the case of Collateral that constitutes Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.3 herein, delivery to the Agent to be held in its possession in the United States, (iv) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.8, and (v) in the case of Collateral that constitutes Letter of Credit Rights, taking the actions specified in Section 4.9. No Grantor shall be required to take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest.

9

Section 3.2 Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of each Grantor, its jurisdiction of organization, the organizational number issued to it by its jurisdiction of organization and its federal employer identification number, in each case as of the date hereof, are set forth on Exhibit A.

Section 3.3 Principal Location. Each Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the date hereof, is disclosed on Exhibit A.

Section 3.4 Collateral Locations. Each location where Collateral is located as of the date hereof (except for Inventory in transit) is listed on Exhibit A. All of said locations are owned by a Grantor except for locations (i) that are leased by a Grantor as lessee and designated in Part III(b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part III(c) of Exhibit A.

Section 3.5 Bailees, Warehousemen, Etc. Exhibit B hereto sets forth a list, as of the date hereof, of each bailee, warehouseman and other third party in possession or control of any Inventory in excess of $3,000,000 of any Grantor (except for Inventory in transit) and specifies as to each bailee, warehouseman or other third party the value of the Inventory, at cost, possessed or controlled by such bailee, warehouseman or other third party.

Section 3.6 Exact Names. As of the date hereof, the name in which each Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. No Grantor has, during the past five years prior to the date hereof, been known by or used any other corporate, trade or fictitious name, or been a party to any merger or consolidation, except as disclosed in the Perfection Certificate.

Section 3.7 Letter-of-Credit Rights and Chattel Paper. Exhibit C lists all Letter-of-Credit Rights and Chattel Paper with a stated amount in excess of $3,000,000 of each Grantor as of the date hereof.

Section 3.8 Accounts and Chattel Paper.

(a) The names of the obligors, amounts owing, due dates and other information with respect to each Grantor’s Accounts and Chattel Paper that are Collateral have been correctly stated in all material respects, at the time furnished, in the records of such Grantor relating thereto and in all invoices and each Collateral Report with respect thereto furnished to the Agent by such Grantor from time to time.

(b) With respect to Accounts of the Grantors, except as specifically disclosed on the most recent Collateral Report, (i) all such Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of the applicable Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (ii) to the best of such Grantor’s knowledge, there are no setoffs, claims or disputes existing or asserted with

10

respect thereto and no Grantor has made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by a Grantor in the ordinary course of its business for prompt payment and disclosed to the Agent; (iii) to the knowledge of such Grantor, there are no facts, events or occurrences that in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and the most recent Collateral Report with respect thereto; (iv) no Grantor has received any notice of proceedings or actions that are threatened or pending against any Account Debtor that might result in any material adverse change in such Account Debtor’s financial condition; and (v) no Grantor has knowledge that any Account Debtor is unable generally to pay its debts as they become due.

(c) In addition, with respect to all Accounts of the Grantors, except as specifically disclosed on the most recent Collateral Report, the amounts shown on all invoices, statements and the most recent Collateral Report with respect thereto are actually and absolutely owing to a Grantor as indicated thereon and are not in any way contingent.

Section 3.9 Inventory. With respect to any Inventory of the Grantors and that is scheduled or listed on the most recent Collateral Report, (a) such Inventory (other than Inventory in transit) is located at one of the Grantors’ locations set forth on Exhibit A, (b) the Grantors have good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Agent, for the benefit of the Secured Parties, and except for Liens permitted under Section 7.01 of the Credit Agreement, (c) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party that would, upon sale or other disposition of such Inventory by the Agent in accordance with the terms hereof, infringe the rights of such third-party, violate any contract with such third-party, or cause the Agent to incur any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement related thereto, (d) to the best of such Grantor’s knowledge, such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and (e) to the best of such Grantor’s knowledge, the completion of manufacture, sale or other disposition of such Inventory by the Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which any Grantor is a party or to which such Inventory is subject.

Section 3.10 Intellectual Property. As of the date hereof, no Grantor has any interest in, or title to, any United States federal registered or applied for Patent, Trademark or Copyright except as set forth on Exhibit D.

Section 3.11 No Financing Statements or Security Agreements. As of the date hereof, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Agent, on behalf of the Secured Parties, as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

11

Section 3.12 Pledged Collateral.

(a) Exhibit F sets forth a complete and accurate list, as of the date hereof, of all of the Pledged Collateral and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the date hereof, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Exhibit F as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 7.01 of the Credit Agreement. Each Grantor further represents and warrants that, as of the date hereof, (i) all Pledged Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Agent (or its non-fiduciary agent or designee) representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantors has so informed the Agent so that the Agent (or its non-fiduciary agent or designee) may take steps to perfect its security interest therein as a General Intangible and (iii) to the best of its knowledge, any Pledged Collateral that represents Indebtedness owed to any Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b) As of the date hereof, (i) none of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject and (ii) none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder.

(c) Except as set forth on Exhibit F, as of the date hereof, and except for any Indebtedness represented by the Intercompany Note, none of the Pledged Collateral which represents Indebtedness owed to a Grantor is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture, subject to the terms of the ABL Intercreditor Agreement.

Section 3.13 Commercial Tort Claims. As of the date hereof, no Grantor holds any Commercial Tort Claims having a value in excess of $3,000,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated on Exhibit E hereto.

Section 3.14 Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the date thereof.

12

ARTICLE IV

COVENANTS

From the date hereof, and thereafter until the Termination Date, each Grantor agrees that:

Section 4.1 General.

(a) Collateral Records. Each Grantor will maintain complete and accurate books and records in accordance with the requirements of Section 6.09 of the Credit Agreement.

(b) Authorization to File Financing Statements; Ratification. Each Grantor hereby authorizes the Agent to file, and if requested will deliver to the Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral to the extent required by Section 3.1. Any financing statement filed by the Agent may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Agent promptly upon request. Each Grantor also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. Each Grantor will, if reasonably requested by the Agent, (i) take or cause to be taken such further actions in accordance with Section 6.13 of the Credit Agreement, (ii) take such other actions as the Agent reasonably deems appropriate under applicable law or to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Security Agreement and (iii) defend the security interests created hereby and priority thereof against the claims and demands not expressly permitted by the Loan Documents, including the ABL Intercreditor Agreement, of all Persons whomsoever.

(d) Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for sales, leases, transfers and other dispositions specifically permitted under Section 7.05 of the Credit Agreement.

(e) Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) Liens permitted by Section 7.01 of the Credit Agreement.

13

(f) Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e).

(g) Change of Name, Etc. Each Grantor agrees to promptly furnish to the Agent (and in any event within thirty (30) days of such change) written notice of any change in: (i) such Grantor’s legal name; (ii) the location of such Grantor’s chief executive office or its principal place of business; (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation; or (iv) such Grantor’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation.

(h) Exercise of Duties. Anything herein to the contrary notwithstanding, the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.2 Electronic Chattel Paper. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, in excess of $3,000,000, such Grantor shall promptly notify the Agent thereof and, at the request of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent Control under UCC Section 9-105 of such Electronic Chattel Paper or control (to the extent the meaning of “control” has not been clearly established under such provisions, “control” in this paragraph (c) to have such meaning as the Agent shall in good faith specify in writing after consultation with the Borrower) under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Agent agrees with such Grantor that the Agent will arrange, pursuant to procedures reasonably satisfactory to the Agent and so long as such procedures will not result in the Agent’s loss of Control or control, as applicable, for such Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in Control to allow without loss of Control or control, as applicable, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

Section 4.3 Reserved. Delivery of Pledged Collateral. Subject to the ABL Intercreditor Agreement, each Grantor will promptly deliver to the Agent (or its non-fiduciary agent or designee) upon execution of this Security Agreement all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments

14

in blank. Each delivery of Pledged Collateral (including any After-acquired Shares and After-acquired Debt) after the date hereof shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as part of Exhibit F hereto and made a part hereof; provided, that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 4.5 Uncertificated Pledged Collateral. Unless otherwise consented to by the Agent, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the UCC:

“The [partnership/limited liability company] hereby irrevocably elects that all [partnership/membership] interests in the [partnership/limited liability company] shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing [partnership/membership] interests in the [partnership/limited liability company] shall bear the following legend: ‘This certificate evidences an interest in [name of [partnership/limited liability company]] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.’ No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

or (ii) not have elected to be treated as a “security” within the meaning of Article 8 of the UCC and shall not be represented by a certificate.

Section 4.6 Pledged Collateral.

(a) Registration in Nominee Name; Denominations. Subject to the terms of the ABL Intercreditor Agreement, the Agent (or its non-fiduciary agent or designee), on behalf of the Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Agent. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Subject to the terms of the ABL Intercreditor Agreement, following the occurrence and during the continuance of an Event of Default, the Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

15

(b) Exercise of Rights in Pledged Collateral. Subject, in each case, to the ABL Intercreditor Agreement,

(i) Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Security Agreement, the Credit Agreement or any other Loan Document; provided, however, that no vote or other right shall be exercised or action taken that would reasonably be expected to have the effect of materially and adversely impairing the rights of the Agent in respect of the Pledged Collateral.

(ii) Each Grantor will permit the Agent (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, without written notice, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Secured Parties and shall be forthwith delivered to the Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment).

Section 4.7 Intellectual Property. (a) Upon the occurrence and during the continuance of an Event of Default, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Agent of any License held by such Grantor in order to enforce the security interests granted hereunder.

(b) Each Grantor shall in its reasonable business judgment notify the Agent promptly if it knows or reasonably expects that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and

16

material to the conduct of such Grantor’s business may become abandoned or dedicated, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any such material registered or applied for Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c) In the event that any Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of (or otherwise becomes the owner of) any material Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor will, concurrently with any delivery of financial statements pursuant to Sections 6.01(a) and 6.01(b) of the Credit Agreement, provide the Agent written notice thereof, and, upon request of the Agent, such Grantor shall promptly execute and deliver any and all security agreements or other instruments as the Agent may reasonably request to evidence the Agent’s security interest in such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d) Each Grantor shall take all actions necessary or reasonably requested by the Agent to maintain and pursue each material application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) material to the conduct of such Grantor’s business, except in cases where, in the ordinary course of business consistent with past practice, such Grantor reasonably decides to abandon, allow to lapse or expire any Patent, Trademark or Copyright, including the filing of applications for renewal, affidavits of use, affidavits of non-contestability and, if consistent with good business judgment, to initiate opposition and interference and cancellation proceedings against third parties.

(e) Each Grantor shall, unless it shall reasonably determine that a Patent, Trademark or Copyright is not material to the conduct of its business, promptly notify the Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution of such material Patent, Trademark or Copyright and to recover any and all damages for such infringement, misappropriation or dilution, or shall take such other actions as are appropriate under the circumstances in its reasonable business judgment to protect such Patent, Trademark or Copyright.

(f) Nothing in this Security Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or put into the public domain, any of its Collateral constituting Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 4.8 Commercial Tort Claims. Each Grantor shall promptly notify the Agent of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, unless the Agent otherwise consents, such Grantor shall update Exhibit E to this Security Agreement, thereby granting to the Agent a security interest in such Commercial Tort Claim(s) (subject to the terms of the ABL Intercreditor Agreement). The

17

requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $3,000,000 held by each Grantor or to the extent such Grantor shall have previously notified the Agent with respect to any previously held or acquired Commercial Tort Claim.

Section 4.9 Letter-of-Credit Rights. Subject to the ABL Intercreditor Agreement, if any Grantor is or becomes the beneficiary of a letter of credit having a face amount in excess of $3,000,000, which Letter-of-Credit Rights are not Supporting Obligations with respect to any Collateral in which the security interest is perfected, such Grantor shall promptly notify the Agent thereof and use commercially reasonable efforts to cause the issuer and/or confirmation bank to (i) consent to the assignment of any Letter-of-Credit Rights to the Agent and (ii) agree to direct all payments thereunder following the occurrence and during the continuance of an Event of Default or a Liquidity Event to an account as directed by the Agent for application to the Secured Obligations, in accordance with the provisions of the Credit Agreement, all in form and substance reasonably satisfactory to the Agent.

Section 4.10 Insurance. All insurance policies required under Section 6.07 of the Credit Agreement shall name the Agent (for the benefit of the Agent and the other Secured Parties) as lender’s loss payee or, upon request by Agent, as additional insured, as applicable, and shall contain lender’s loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Agent.

ARTICLE V

REMEDIES

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) the Agent may (and at the direction of the Required Lenders, shall) exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement, the ABL Intercreditor Agreement or any other Loan Document; provided that this Section 5.1(a) shall not be understood to limit any rights available to the Agent and the Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any control or similar agreement and take any action provided therein with respect to the applicable Collateral;

18

(iv) without notice (except as specifically provided in Section 7.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help, and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Agent may deem commercially reasonable; and

(v) concurrently with written notice to the Grantors, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Agent was the outright owner thereof.

(b) Each Grantor acknowledges and agrees that the compliance by the Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d) Until the Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Agent. The Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

19

(f) Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

(g) Notwithstanding the foregoing, any rights and remedies provided in this Section 5.1 shall be subject to the ABL Intercreditor Agreement.

Section 5.2 Grantors’ Obligations Upon Default. Upon the written request of the Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Agent, whether at such Grantor’s premises or elsewhere; and

(b) permit the Agent, by the Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3 Grant of Intellectual Property License. For the purpose of enabling the Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Agent, for the benefit of the Agent and the Secured Parties, an irrevocable nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; and provided further that the Agent shall have no greater rights than those of any such Grantor under such license or sublicense; and (b) irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Agent may sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor

20

and in connection with any such sale or other enforcement of the Agent’s rights under this Security Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Agent may be exercised, at the option of the Agent, only upon the occurrence and during the continuance of an Event of Default and shall be subject to the ABL Intercreditor Agreement; provided, however, that any permitted license, sublicense or other transaction entered into by the Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1 Account Verification. The Grantors acknowledge that (i) prior to an Event of Default, at the reasonable request of the Agent, the Grantors shall (either accompanied by the Agent or at the Agent’s direction), and (ii) after the occurrence and during the continuance of an Event of Default, the Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount, terms of, and any other matter reasonably relating to the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Section 6.2 Authorization for Secured Party to Take Certain Action.

(a) Each Grantor hereby (i) authorizes the Agent, at any time and from time to time in the sole discretion of the Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (2) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor) in such offices as the Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default, subject to the ABL Intercreditor Agreement, the Agent as its attorney in fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted by Section 7.01 of the Credit Agreement), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided herein or in the Credit Agreement or any other Loan Document, subject to the terms of the ABL Intercreditor Agreement, (3) to demand payment or enforce payment of the Receivables in the name of the Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money

21

relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (8) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (9) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (10) to change the address for delivery of mail addressed to any Grantor to such address as the Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (11) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Agent for any reasonable payment made or any reasonable documented expense incurred by the Agent in connection with any of the foregoing, in accordance with the provisions Section 10.04 of the Credit Agreement; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b) All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Agent, for the benefit of the Agent and Secured Parties, under this Section 6.2 are solely to protect the Agent’s interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers.

Section 6.3 PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS, EFFECTIVE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 6.4 NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.13. NOTWITHSTANDING ANYTHING CONTAINED

22

HEREIN, NEITHER THE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default), except such as arise solely out of the gross negligence or willful misconduct of the Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

Section 7.2 Limitation on Agent’s and Secured Party’s Duty with Respect to the Collateral. The Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Agent, nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Agent (i) to

23

fail to incur expenses deemed significant by the Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.

Section 7.3 Compromises and Collection of Collateral. Each Grantor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Agent may perform or pay any obligation which any Grantor has agreed to perform

24

or pay under this Security Agreement and such Grantor shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 7.4. Each Grantor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

Section 7.5 No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless in writing signed by the Agent with the concurrence or at the direction of the Lenders required under Section 10.01 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.6 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

Section 7.7 Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 7.8 Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Agent. No sales of participations, assignments,

25

transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Agent, for the benefit of the Agent and the Secured Parties, hereunder.

Section 7.9 Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 7.10 Taxes and Expenses. To the extent required by Section 10.04 of the Credit Agreement, or otherwise, each Grantor jointly and severally agrees to (i) pay any taxes payable or ruled payable by Federal or State authority in respect of this Security Agreement, together with interest and penalties, if any, and (ii) reimburse the Agent for any and all reasonable documented out-of-pocket expenses paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.11 Additional Subsidiaries. Pursuant to and in accordance with Section 6.11 of the Credit Agreement, each Grantor shall cause (i) each Material Domestic Subsidiary (other than any Unrestricted Subsidiary or Excluded Subsidiary) formed or acquired after the date of this Security Agreement in accordance with the terms of the Credit Agreement and (ii) any Material Domestic Subsidiary that was an Excluded Subsidiary or an Unrestricted Subsidiary but has ceased to be an Excluded Subsidiary or an Unrestricted Subsidiary, to enter into this Security Agreement as a Subsidiary Party as promptly thereafter as reasonably practicable (but in no event to exceed forty-five (45) days after such formation or acquisition or such longer period as may be agreed to by the Agent in writing). Upon execution and delivery by the Agent and such Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Security Agreement.

Section 7.12 Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.13 Termination or Release.

(a) This Security Agreement shall continue in effect until the Termination Date.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted pursuant to the Credit Agreement, as a result of which such Subsidiary Party ceases to be a Subsidiary.

26

(c) Upon any sale, lease, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.11 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Loan Party, shall be automatically released upon termination or expiration of such lease, pursuant to Section 9.11 of the Credit Agreement.

(e) The security interests created hereunder in the Collateral shall be automatically released as required pursuant to the terms of the ABL Intercreditor Agreement; provided that the Agent may, in its discretion, release the Lien on Collateral as provided in Section 9.11 of the Credit Agreement.

(f) In connection with any termination or release pursuant to paragraph (a), (b), (c), (d), or (e) above, the Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or representation or warranty by the Agent or any Secured Party. Without limiting the provisions of Section 7.18, the Borrower shall reimburse the Agent upon demand for all reasonable and documented costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.13.

Section 7.14 Entire Agreement. This Security Agreement, together with the other Loan Documents and the ABL Intercreditor Agreement, embodies the entire agreement and understanding between each Grantor and the Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Agent relating to the Collateral.

Section 7.15 CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.16 Consent to Jurisdiction.

(a) Each Grantor hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

27

(b) Each Grantor hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement in any court referred to in clause (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Grantor irrevocably consents to service of process in the manner provided for notices in Section 8.1 herein. Nothing in this Security Agreement or in any other Loan Document will affect the right of the Agent or any Secured Party to serve process in any other manner permitted by law.

Section 7.17 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.18 Indemnity. Each Grantor hereby agrees to indemnify and hold the Agent, the other Secured Parties, and their respective Related Parties harmless from, any and all losses, claims, damages, penalties, liabilities, and related expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Secured Party is a party thereto) imposed on, incurred by or asserted against the Agent or the Secured Parties, or their respective Related Parties, in any way relating to or arising out of this Security Agreement, to the extent the Grantor would be required to do so pursuant to Section 10.05 of the Credit Agreement.

Section 7.19 Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.20 ABL INTERCREDITOR AGREEMENT GOVERNS. REFERENCE IS MADE TO THE ABL INTERCREDITOR AGREEMENT, DATED AS OF

28

MARCH     , 2011, AMONG BANK OF AMERICA, N.A., AS ABL AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FOR THE ABL SECURED PARTIES REFERRED TO THEREIN; BANK OF AMERICA, N.A., AS TERM LOAN AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) FOR THE TERM LOAN SECURED PARTIES REFERRED TO THEREIN; EACH ADDITIONAL PARI TERM LOAN DEBT AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT), FOR THE PARI TERM LOAN DEBT SECURED PARTIES REFERRED TO THEREIN; NEXEO SOLUTIONS, LLC, NEXEO SOLUTIONS HOLDINGS, LLC AND NEXEO SOLUTIONS SUB HOLDING CORP. (THE “ABL INTERCREDITOR AGREEMENT”). EACH PERSON THAT IS SECURED HEREUNDER, BY ACCEPTING THE BENEFITS OF THE SECURITY PROVIDED HEREBY, (I) CONSENTS (OR IS DEEMED TO CONSENT), TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE ABL INTERCREDITOR AGREEMENT, (II) AGREES (OR IS DEEMED TO AGREE) THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT, (III) AUTHORIZES (OR IS DEEMED TO AUTHORIZE) THE TERM LOAN AGENT ON BEHALF OF SUCH PERSON TO ENTER INTO, AND PERFORM UNDER, THE ABL INTERCREDITOR AGREEMENT AND (IV) ACKNOWLEDGES (OR IS DEEMED TO ACKNOWLEDGE) THAT A COPY OF THE ABL INTERCREDITOR AGREEMENT WAS DELIVERED, OR MADE AVAILABLE, TO SUCH PERSON. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, THIS SECURITY AGREEMENT, THE LIENS CREATED HEREBY AND THE RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS PROVIDED FOR HEREIN ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND, TO THE EXTENT PROVIDED THEREIN, THE APPLICABLE SECURITY DOCUMENTS (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS SECURITY AGREEMENT AND THE ABL INTERCREDITOR AGREEMENT, THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT SHALL CONTROL.

Section 7.21 Delivery of Collateral. Notwithstanding anything herein to the contrary, with respect to the ABL First Lien Collateral (as defined in the ABL Intercreditor Agreement), until the ABL Debt Obligations (as defined in the ABL Intercreditor Agreement) are terminated as set forth in the ABL Intercreditor Agreement, any obligation of the Borrower and any other Grantor hereunder or under any other Security Document (as defined in the ABL Intercreditor Agreement) with respect to the delivery of any ABL First Lien Collateral shall be deemed to be satisfied if the Borrower or such Grantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Security Documents (as defined in the ABL Intercreditor Agreement). Until the ABL Loans are terminated as set forth in the ABL Intercreditor Agreement, the delivery of any ABL First Lien Collateral to the ABL Agent (as defined in the ABL Intercreditor Agreement) pursuant to the ABL Security Documents shall satisfy any delivery requirement hereunder or under any other Security Document.

Section 7.22 Mortgages. In the case of a conflict between this Security Agreement and the Mortgages with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Security Agreement and the Mortgages, this Security Agreement shall govern.

29

ARTICLE VIII

NOTICES

Section 8.1 Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 10.02 of the Credit Agreement.

Section 8.2 Change in Address for Notices. Each of the Grantors, the Agent and the Lenders may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX

THE AGENT

Bank of America, N.A. has been appointed Agent for the Lenders hereunder pursuant to Article IX of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Article IX. Any successor Agent appointed pursuant to Article IX of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

[Remainder of page intentionally left blank; signatures begin on following page.]

30

IN WITNESS WHEREOF, each Grantor and the Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

NEXEO SOLUTIONS LLC

By:

Name:

Title:

NEXEO SOLUTIONS HOLDINGS LLC

By:

Name:

Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:

Name:

Title:

[ ]

By:

Name:

Title:

Signature Page

Pledge and Security Agreement

AGENT:

BANK OF AMERICA, N.A., as Agent

By:

Name:

Title:

Signature Page

Pledge and Security Agreement

SCHEDULE 1

Excluded Accounts

1.	Payroll, employee benefits, trust or tax withholding accounts funded in the ordinary course of business.

2.	Petty cash accounts funded in the ordinary course of business.

3.	Designated Disbursement Accounts.

4.	[To Come]

EXHIBIT A

Type of Organization, Jurisdiction of Organization, Organizational Identification Number, Federal Employer Identification Number, Chief Executive Office, Locations

I. The corporate name, jurisdiction of organization, organizational identification number and federal employer identification number of each Grantor is as follows:

Grantor	Jurisdiction of Organization	Organizational Identification Number	Federal Employer Identification Number

Nexeo Solutions LLC

Nexeo Solutions Holdings LLC

Nexeo Solutions Sub Holding Corp.

II. Each Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is as follows:

III. (a) Each location that is owned by a Grantor where Collateral is located as of the date hereof (except for Inventory in transit) is as follows:

(b) Each location that is leased by a Grantor where Collateral is located as of the date hereof (except for Inventory in transit) is as follows:

(c) Each location where Collateral is held in a public warehouse or is otherwise held by a bailee or on consignment as of the date hereof (except for Inventory in transit) is as follows:

EXHIBIT B

Bailees, Warehousemen and Third Party Possessors of Collateral

The following bailees, warehouseman and other third parties are in possession or control of Inventory of a Grantor (except for Inventory in transit):

Name and Address of Party	Nature of Relationship	Value of Inventory	Owner of Inventory

EXHIBIT C

Letter-of-Credit Rights and Chattel Paper

EXHIBIT D

United States Federal Intellectual Property Registrations and Applications

I. Patents and Patent Applications:

Patent	Owner	Federal Registration No.

II. Trademark Registrations and Applications

Trademark	Owner	Federal Registration No.

III. Copyright Registrations

Copyright	Owner	Federal Registration No.

EXHIBIT E

Commercial Tort Claims

EXHIBIT F

Pledged Collateral

Name of Issuer	Record Owner	Percentage of Total Issued and Outstanding Equity Interests

EXHIBIT G

UCC Filing Offices

EXHIBIT H

Form of Perfection Certificate

[See attached.]

EXHIBIT I

Form of Joinder

[See attached.]

EXHIBIT J

Form of Short Form Intellectual Property Security Agreement

[See attached.]

EXHIBIT I

FORM OF SHORT FORM INTELLECTUAL PROPERTY SECURITY AGREEMENTS

TRADEMARK SECURITY AGREEMENT

Trademark Security Agreement, dated as of [            ], 2010, by NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware Corporation (“Sub Holdco”), and [list other Grantors], (each individually a “Grantor”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Pledge and Security Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, each Grantor is party to a Pledge and Security Agreement, dated as of March [    ], 2011 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), in favor of the Collateral Agent pursuant to which such Grantor is required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement (as defined in the Security Agreement), each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following pledged Collateral of such Grantor:

(a)	Trademarks of such Grantor listed on Schedule I attached hereto;

(b)	all goodwill associated with such Trademarks; and

(c)	all Proceeds of any and all of the foregoing.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with its terms, the Collateral Agent shall execute, acknowledge, and deliver to each Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

NEXEO SOLUTIONS, LLC

By:
Name:

Title:

NEXEO SOLUTIONS HOLDINGS, LLC

By:
Name:

Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:

Title:

[ ]

By:
Name:

Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK	Status

PATENT SECURITY AGREEMENT

Patent Security Agreement, dated as of [            ], 20[    ], by NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware Corporation (“Sub Holdco”), and [NAME OF GRANTOR], a [jurisdiction of formation] [corporation/limited liability company/limited partnership] (each individually, a “Grantor”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Pledge and Security Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, each Grantor is party to a Pledge and Security Agreement, dated as of March [    ], 2011 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), in favor of the Collateral Agent pursuant to which such Grantor is required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement (as defined in the Security Agreement), the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. The Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following pledged Collateral of such Grantor:

(a)	Patents of such Grantor listed on Schedule I attached hereto; and

(b)	all Proceeds of any and all of the foregoing.

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with its terms, the Collateral Agent shall execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, the Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

NEXEO SOLUTIONS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS HOLDINGS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:
Title:

[ ]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

Patent Applications:

OWNER	APPLICATION NUMBER	PUBLICATION NUMBER	NAME

COPYRIGHT SECURITY AGREEMENT

Copyright Security Agreement, dated as of [            ], 20[    ], by NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware Corporation (“Sub Holdco”), and [NAME OF GRANTOR], a [jurisdiction of formation] [corporation/limited liability company/limited partnership] (each individually, a “Grantor”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Pledge and Security Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, each Grantor is party to a Pledge and Security Agreement, dated as of March [    ], 2011 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), in favor of the Collateral Agent pursuant to which such Grantor is required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement (as defined in the Security Agreement), the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. The Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all Copyrights of such Grantor listed on Schedule I attached hereto.

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Grantor Remains Liable. Grantor hereby agrees that, anything herein to the contrary notwithstanding, Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with its Copyrights subject to a security interest hereunder.

SECTION 7. Governing Law. This Copyright Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Signature Page follows]

IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

NEXEO SOLUTIONS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS HOLDINGS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:
Title:

[ ]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	TITLE	REGISTRATION NO.

EXHIBIT [    ]

[FCC Licenses]

March 9, 2011

The Administrative Agent and the Lenders party on the date hereof to the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel to Nexeo Solutions, LLC, a Delaware limited liability company (“Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), and Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), in connection with the credit agreement dated as of the date hereof (the “Credit Agreement”), among the Borrower and Bank of America N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the Lenders party thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement. Each of the Borrower, Holdings and Sub Holdco is referred to herein as a “Credit Party”, and they are referred to collectively herein as the “Credit Parties.” This opinion letter is furnished pursuant to Section 4.01(a)(vi) of the Credit Agreement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Credit Agreement;

(b)	the Notes as executed by the Borrower on the date hereof;

(c)	an executed copy of the Pre Funding Security Agreement (together with the Credit Agreement and the Notes, the “Credit Documents”); and

(d)	copies of (i) the Certificate of Incorporation or the Certificate of Formation, as the case may be, of each of the Credit Parties, each certified by the Secretary of State of the State of Delaware; and (ii) the By-Laws or Limited Liability Company Agreement, as the case may be, of each of the Credit Parties, certified by the secretary or assistant secretary of each of the Credit Parties, as applicable.

The Administrative Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Credit Parties and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Credit Parties in the Credit Documents).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. Each of the Credit Documents to which any Credit Party is a party has been duly executed and delivered by such Credit Party and is a valid, binding and enforceable agreement of such Credit Party.

2. Except for such filings and other actions as may be required to perfect the Liens in favor of the Administrative Agent that the Credit Documents purport to create, the execution and delivery of the Credit Documents by each of the Credit Parties do not, and the performance by each of the Credit Parties of its obligations in the Credit Documents to which it is a party will not, (a) require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States of America or the State of New York that in our experience normally would be applicable to general business entities with respect to such execution, delivery and performance, (b) result in a breach of any of the terms and provisions of, or constitute a default under, any agreement of such Credit Party identified in Exhibit A hereto, (c) result in a violation of the Certificate of Incorporation or Certificate of Formation, as the case may be, or By-Laws or limited liability company agreement, as the case may be, of such Credit Party or (d) result in a violation of any United States federal or New York State law or published rule or regulation that in our experience normally would be applicable to general business entities with respect to such execution, delivery and performance.

3. The Borrower is not required to be registered as an investment company under the U.S. Investment Company Act of 1940.

4. The Pre Funding Security Agreement creates in favor of the Administrative Agent, for the benefit of the Lenders as security for the Indebtedness (as defined in the Pre Funding Security Agreement), a valid security interest in the Pledgor’s (as defined in the Pre Funding Security Agreement) rights in the Collateral (as defined in the Pre Funding Security Agreement) to the extent that a security interest in such Collateral can be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”).

In arriving at the opinion expressed above in numbered paragraph 4, we have assumed that the Pledgor has rights in the subject Collateral (and we express no opinion with respect thereto), and we note that, with respect to Collateral in which the Pledgor has no present rights, the Pre Funding Security Agreement will create the security interest referred to in such numbered paragraph 4 only when the Pledgor acquires such rights.

The Administrative Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 3

In arriving at the opinion expressed above in numbered paragraph 4, we have also assumed compliance with any restrictions on or procedures applicable to any transfer of interests in the Collateral.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any of the Credit Parties or the creation of any security interests, (i) we have assumed that such Credit Party and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Credit Parties regarding matters of the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (ii) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In addition, (i) certain of the remedial provisions of the Credit Documents may be further limited or rendered unenforceable by other applicable laws or judicially adopted principles which, however, in our judgment do not make the remedies provided for therein (taken as a whole) inadequate for the practical realization of the principal benefits purported to be afforded thereby (except for the economic consequences of procedural or other delay), and (ii) the enforceability of indemnification provisions may be subject to public policy considerations.

With respect to each of (i) Section 10.15(b) of the Credit Agreement and (ii) Section 19(d) of the Pre Funding Security Agreement, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to such agreements where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that the designation in each of (i) Section 10.15(b) of the Credit Agreement and (ii) Section 19(d) of the Pre Funding Security Agreement of the U.S. federal courts sitting in New York County as the venue for actions or proceedings relating to any Loan Document or transactions related thereto is (notwithstanding the waivers of venue and inconvenient forum contained therein) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion with respect to the enforceability of the restriction on assignment contained in Section 10.07 of the Credit Agreement and Section 19(f) of the Pre Funding Security Agreement.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

We are furnishing this opinion letter to you solely for your benefit in connection with the Credit Documents. This opinion letter is not to be relied on by or furnished to any other

The Administrative Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 4

person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be relied upon by any of your permitted assignees of the Loans under the Credit Agreement that becomes a Lender on or prior to the ninetieth (90th) day after the Acquisition Date. The opinions expressed herein are, however, rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Duane McLaughlin
Duane McLaughlin, a Partner

The Administrative Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 5

Exhibit A

The Indenture, dated as of March 9, 2011, between the Borrower, Nexeo Solutions Finance Corporation and Wells Fargo Bank, as trustee.

The Agreement of Purchase and Sale, dated November 5, 2010, by and between Ashland Inc. and TPG Accolade, LLC.

March 9, 2011

The Administrative Agent

and the Lenders party on the

date hereof to the Term Loan

Agreement referred to below

Re: Nexeo Solutions, LLC — $325,000,000 Term Loan Agreement

Ladies and Gentlemen:

This opinion is provided to you pursuant to Section 4.01(a)(vi) of the Credit Agreement (the “Term Loan Agreement”) dated March 9, 2011, among Nexeo Solutions, LLC, a Delaware limited liability company (the “Company”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holding” and, together with the Company and Holdings, the “Credit Parties”), Bank of America, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent, and each lender from time to time party thereto (together with Bank of America, the “Lenders”). Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Term Loan Agreement.

We have acted as counsel for the Credit Parties, in connection with certain financing transactions related to the Term Loan Agreement. In rendering the opinions set forth below, we have reviewed the following documents:

1)	the Term Loan Agreement;

2)	each of the promissory notes (the “Notes”) dated March 9, 2011 and delivered by the Company to each Lender pursuant to the Term Loan Agreement;

3)	the Pre Funding Security Agreement (the “Pre Funding Security Agreement” and, together with the Term Loan Agreement and the Notes, the “Credit Documents”) dated March 9, 2011, by and among the Company and Bank of America;

4)	the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware on November 4, 2010 and all amendments thereto as of the date hereof, certified as of the date hereof by the Secretary of State of the State of Delaware;

5)	the Amended and Restated Limited Liability Company Agreement of the Company, certified by the Secretary of the Company to be a true copy thereof;

March 9. 2011 Page 2

6)	the written consents of the Sole Member of the Company, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement;

7)	the Certificate of Incorporation of Sub Holding, as filed with the Secretary of State of the State of Delaware on February 11, 2011, certified as of the date hereof by the Secretary of State of the State of Delaware;

8)	the Bylaws of Sub Holding, certified by the Secretary of Sub Holding to be a true copy thereof;

9)	the unanimous written consent of the Board of Directors of Sub Holding, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement;

10)	the Certificate of Formation of Holdings, as filed with the Secretary of State of the State of Delaware on November 4, 2010 and all amendments thereto as of the date hereof, certified as of the date hereof by the Secretary of State of the State of Delaware;

11)	the Amended and Restated Limited Liability Company Agreement of Holdings, certified by the Secretary of Holdings to be a true copy thereof;

12)	the written consent of the Sole Member of Holdings, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement;

13)	certificates of public officials and representatives of the Credit Parties; and

14)	statutes and such other certificates and documents as we have deemed relevant for the purposes of such opinions.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and upon oral and written statements of officers or other representatives of the Credit Parties and on the representations and warranties set forth in the Term Loan Agreement.

In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the due authorization, execution and delivery by the parties thereto of all documents and instruments examined by us (other than, as to the Credit Parties with regard to the Credit Documents, as to which we opine below), the authenticity of all documents submitted to us as originals, and the conformity to an authentic original document of all documents submitted to us as copies. We also assumed that the Credit Documents are the valid and binding agreements of the respective parties thereto other than the Credit Parties and that the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion do not affect the terms of the Credit Documents.

Based on the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that:

(i) Each of the Credit Parties is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the State of Delaware.

March 9. 2011 Page 3

(ii) Each of the Credit Parties has corporate or limited liability company power and authority, as the case may be, to execute and deliver each Credit Document to which it is a party and to perform its obligations thereunder.

(iii) Each of the Credit Documents been duly authorized by all necessary corporate or limited liability company action, as the case may be, of each of the Credit Parties that is a party to any such Credit Document, and each of the Credit Documents has been executed and delivered by the Credit Parties that are parties to such Credit Document.

The opinions set forth above are subject in all respects to the following:

In rendering the opinions expressed in paragraph (i) as to the good standing of the Credit Parties, we have based our opinions solely on certificates of the Secretary of State of Delaware.

1. The foregoing opinions are limited to matters involving the federal laws of the United States of America, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and, as applicable, the laws of the State of New York.

2. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. This opinion letter is issued as of the date set forth above and we expressly disclaim any obligation to update this letter after the date thereof.

This opinion letter is delivered at the request of the Credit Parties to the Lenders for the benefit of the Lenders in connection with their entry into the Term Loan Agreement as described above in this opinion letter and, except as provided herein, may not be furnished to or relied upon by any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, any of your permitted assignees of the Loans under the Term Loan Agreement that becomes a Lender on or prior to the ninetieth (90th) day after the Acquisition Date, on the condition and understanding that (1) this letter speaks only as of the date hereof, (2) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (3) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

/s/ Vinson & Elkins LLP

[March 30, 2011]

The Collateral Agent and the Lenders party on the date hereof to the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel to Nexeo Solutions, LLC, a Delaware limited liability company (“Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”) and Nexeo Solutions Finance Corporation, a Delaware corporation (“Nexeo Solutions Finance Corporation”) and Nexeo Solutions Mexico Holdings, LLC, a Delaware limited liability company (“Nexeo Solutions Mexico Holdings”), in connection with the credit agreement dated as of the March 9, 2011 (the “Credit Agreement”), among the Borrower, Holdings, Sub Holdco, Bank of America N.A., as administrative agent and collateral agent (in such capacity, the “Collateral Agent”) and the Lenders party thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement. Each of the Borrower, Holdings, Sub Holdco and Nexeo Solutions Finance Corporation is referred to herein as a “Credit Party”, and they are referred to collectively herein as the “Credit Parties”. This opinion letter is furnished pursuant to Section 4.02(a)(iv) of the Credit Agreement. In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Credit Agreement;

(b)	an executed copy of the Guaranty;

(c)	an executed copy of the Trademark Security Agreement, dated as of the date hereof, by and among the Credit Parties and the Collateral Agent (the “Trademark Security Agreement”);

(d)	an executed copy of the Pledge and Security Agreement, dated as of the date hereof, by and among the Credit Parties and the Collateral Agent (the “Pledge and Security Agreement”, and together with the Guaranty and the Trademark Security Agreement, the “Credit Documents”); and

The Collateral Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 2

(e)	copies of (i) the Certificate of Incorporation or the Certificate of Formation, as the case may be, of each of the Credit Parties, each certified by the Secretary of State of the State of Delaware; and (ii) the By-Laws or Limited Liability Company Agreement, as the case may be, of each of the Credit Parties, certified by the secretary or assistant secretary of each of the Credit Parties, as applicable.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Credit Parties and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Credit Parties in the Credit Documents).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. Each of the Credit Documents to which any Credit Party is a party has been duly executed and delivered by such Credit Party and is a valid, binding and enforceable agreement of such Credit Party.

2. Except for (i) such filings and other actions as may be required to perfect the Liens in favor of the Collateral Agent that the Credit Documents purport to create and (ii) with respect to any securities pledged under the Pledge and Security Agreement, such actions as may be required under federal or state securities laws in connection with a disposition of such securities, the execution and delivery of the Credit Documents by each of the Credit Parties do not, and the performance by each of the Credit Parties of its obligations in the Credit Documents to which it is a party will not, (a) require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States of America or the State of New York that in our experience normally would be applicable to general business entities with respect to such execution, delivery and performance (but we express no opinion relating to the United States federal securities laws or any state securities or Blue Sky laws), (b) result in a breach of any of the terms and provisions of, or constitute a default under, any agreement of such Credit Party identified in Exhibit A hereto, (c) result in a violation of the Certificate of Incorporation or Certificate of Formation, as the case may be, or By-Laws or limited liability company agreement, as the case may be, of such Credit Party or (d) result in a violation of any United States federal or New York State law or published rule or regulation that in our experience normally would be applicable to general business entities with respect to such execution, delivery and performance (but we express no opinion relating to the United States federal securities laws or any state securities or Blue Sky laws).

The Collateral Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 3

3. The Borrower is not required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended.

4. The Pledge and Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties as security for the Secured Obligations (as defined in the Pledge and Security Agreement), a valid security interest in each Grantor’s (as defined in the Pledge and Security Agreement) rights in the Collateral (as defined in the Pledge and Security Agreement) to the extent that a security interest in such Collateral can be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”), except that a security interest in any Collateral constituting a Commercial Tort Claim (as defined in the Pledge and Security Agreement) will only be created when a sufficient description thereof (within the meaning of Section 9-108 of the NYUCC) is provided on Exhibit E of the Pledge and Security Agreement in accordance with Section 3.13 of the Pledge and Security Agreement.

5. With respect to that portion of the Collateral constituting “securities” within the meaning of the NYUCC, upon delivery of certificates representing such Collateral to the Collateral Agent in the State of New York, the Collateral Agent for the benefit of the Secured Parties will have a perfected security interest in such Collateral, which will remain a perfected security interest for as long as the Collateral Agent continuously maintains possession of such certificates in the State of New York.

6. With respect to that portion of the Collateral constituting “instruments” within the meaning of the NYUCC, upon delivery of instruments representing such Collateral to the Collateral Agent in the State of New York, the Collateral Agent for the benefit of the Secured Parties will have a perfected security interest in such Collateral, which will remain a perfected security interest for as long as the Collateral Agent continuously maintains possession of such instruments in the State of New York.

In arriving at the opinion expressed above in numbered paragraph 4, we have assumed that the relevant Credit Parties have rights in the subject Collateral (and we express no opinion with respect thereto), and we note that, with respect to Collateral in which such Credit Parties have no present rights, the Pledge and Security Agreement will create the security interest referred to in such numbered paragraph 4 only when the Credit Parties acquire such rights.

We have also assumed compliance with any restrictions on or procedures applicable to any transfer of interests in the Collateral, except to the extent any such restrictions are rendered ineffective pursuant to part 4 of Article 9 of the NYUCC.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any of the Credit Parties or the creation, perfection or transfer of an interest in property or of any security interests, (i) we have assumed

The Collateral Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 4

that such Credit Party and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Credit Parties regarding matters of the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (ii) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In addition, (i) certain of the remedial provisions of the Credit Documents may be further limited or rendered unenforceable by other applicable laws or judicially adopted principles which, however, in our judgment do not make the remedies provided for therein (taken as a whole) inadequate for the practical realization of the principal benefits purported to be afforded thereby (except for the economic consequences of procedural or other delay), and (ii) the enforceability of indemnification provisions may be subject to public policy considerations.

With respect to Section 7.16 of the Pledge and Security Agreement, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to such agreements where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that the designation in Section 7.16 of the Pledge and Security Agreement of the U.S. federal courts sitting in New York County as the venue for actions or proceedings relating to any Loan Document or transactions related thereto is (notwithstanding the waivers of venue and inconvenient forum contained therein) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding. We express no opinion with respect to the enforceability of Section 2.01 of the Guaranty to the effect that each Guarantor is liable as a primary rather than secondary obligor.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

We are furnishing this opinion letter to you solely for your benefit in connection with the Credit Documents. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be relied upon by any of your permitted assignees of the Loans under the Credit Agreement that becomes a Lender on or prior to the ninetieth (90th) day after the Acquisition Date. The opinions expressed herein are, however, rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

The Collateral Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 5

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:
Duane McLaughlin, a Partner

The Collateral Agent and the Lenders party on the date hereof to the Credit Agreement referred to below, p. 6

Exhibit A

The Indenture, dated as of March 9, 2011, between the Nexeo Solutions, LLC, Nexeo Solutions Finance Corporation and Wells Fargo Bank, as trustee.

The Supplemental Indenture, dated as of March 30, 2011, among Nexeo Solutions, LLC, Nexeo Solutions Finance Corporation, Nexeo Solutions Holdings, LLC, Nexeo Solutions Sub Holding Corp. and Wells Fargo Bank, National Association, a national banking association, as trustee.

The Credit Agreement, dated as of the March 9, 2011 among the Borrower, Holdings, Sub Holdco, Bank of America N.A., as administrative agent and the Lenders party thereto.

The Agreement of Purchase and Sale, dated November 5, 2010, by and between Ashland Inc. and TPG Accolade, LLC.

March [    ], 2011

The Administrative Agent

and the Lenders party on the

date hereof to the Term Loan

Agreement referred to below

Re:  Nexeo Solutions, LLC – $325,000,000 Term Loan Agreement

Ladies and Gentlemen:

This opinion is provided to you pursuant to Section 4.02(a)(iv) of the Credit Agreement (the “Term Loan Agreement”) dated March 9, 2011, among Nexeo Solutions, LLC, a Delaware limited liability company (the “Company” and, together with the Guarantors (as defined below) the “Credit Parties”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holding”), Bank of America, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent, and each lender from time to time party thereto (together with Bank of America, the “Lenders”). Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Term Loan Agreement.

We have acted as counsel for the Credit Parties, in connection with certain financing transactions related to the Term Loan Agreement. In rendering the opinions set forth below, we have reviewed the following documents:

1)	the Term Loan Agreement;

2)	the guaranty (the “Guaranty”) dated [ ], 2011 made by the Guarantors (as defined below) in favor of Bank of America pursuant to the Term Loan Agreement;

3)	the Pledge and Security Agreement (the “Security Agreement”) dated [ ], 2011 among the Credit Parties and Bank of America;

4)	the Trademark Security Agreement (the “Trademark Security Agreement” and, together with the Guaranty and the Security Agreement, the “Credit Documents”) dated [ ], 2011 among [ ] and Bank of America;

5)	the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware on November 4, 2010 and all amendments thereto as of the date hereof, certified as of the date hereof by the Secretary of State of the State of Delaware;

6)	the Amended and Restated Limited Liability Company Agreement of the Company, certified by the Secretary of the Company to be a true copy thereof;

7)	the written consents of the Sole Member of the Company, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement, including the Guaranty;

8)	the Certificate of Formation of Holdings, as filed with the Secretary of State of the State of Delaware on November 4, 2010 and all amendments thereto as of the date hereof, certified as of the date hereof by the Secretary of State of the State of Delaware;

9)	the Amended and Restated Limited Liability Company Agreement of Holdings, certified by the Secretary of Holdings to be a true copy thereof;

10)	the written consent of the Sole Member of Holdings, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement, including the Guaranty;

11)	the Certificate of Incorporation of Sub Holding, as filed with the Secretary of State of the State of Delaware on February 11, 2011, certified as of the date hereof by the Secretary of State of the State of Delaware;

12)	the Bylaws of Sub Holding, certified by the Secretary of Sub Holding to be a true copy thereof;

13)	the unanimous written consent of the Board of Directors of Sub Holding, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement, including the Guaranty;

14)	the Certificate of Formation of Nexeo Solutions Mexico Holdings, LLC, a Delaware limited liability company (“Mexico Holdings”), as filed with the Secretary of State of the State of Delaware on December 6, 2010 and all amendments thereto as of the date hereof, certified as of the date hereof by the Secretary of State of the State of Delaware;

15)	the Amended and Restated Limited Liability Company Agreement of Mexico Holdings, certified by the Secretary of Mexico Holdings to be a true copy thereof;

16)	the written consent of the Sole Member of Mexico Holdings, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement, including the Guaranty;

17)	the Certificate of Incorporation of Nexeo Solution Finance Corporation, a Delaware corporation (“Finance Corp” and, together with Holdings, Sub Holding and Mexico Holdings, the “Guarantors”), as filed with the Secretary of State of the State of Delaware on February 11, 2011, certified as of the date hereof by the Secretary of State of the State of Delaware;

18)	the Bylaws of Finance Corp, certified by the Secretary of Finance Corp to be a true copy thereof;

19)	the unanimous written consent of the Board of Directors of Finance Corp, dated February 21, 2011, relating to, among other things, approval of the transactions contemplated by the Term Loan Agreement, including the Guaranty;

20)	certificates of public officials and representatives of the Credit Parties; and

21)	statutes and such other certificates and documents as we have deemed relevant for the purposes of such opinions.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and upon oral and written statements of officers or other representatives of the Credit Parties and on the representations and warranties set forth in the Term Loan Agreement.

In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the due authorization, execution and delivery by the parties thereto of all documents and instruments examined by us (other than, as to the Credit Parties with regard to the Credit Documents, as to which we opine below), the authenticity of all documents submitted to us as originals, and the conformity to an authentic original document of all documents submitted to us as copies. We also assumed that the Term Loan Agreement and the Credit Documents are the valid and binding agreements of the respective parties thereto other than the Credit Parties party thereto, and that the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion do not affect the terms of the Credit Documents.

Based on the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that:

(i) Each of the Credit Parties is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the State of Delaware.

(ii) Each of the Credit Parties has corporate or limited liability company power and authority, as the case may be, to execute and deliver each Credit Document to which it is a party and to perform its obligations thereunder.

(iii) Each of the Credit Documents has been duly authorized by all necessary corporate or limited liability company action, as the case may be, of each of the Credit Parties that is a party thereto, and each of the Credit Documents has been executed and delivered by the Credit Parties that are parties thereto.

The opinions set forth above are subject in all respects to the following:

1. In rendering the opinions expressed in paragraph (i) as to the good standing of the Credit Parties, we have based our opinions solely on certificates of the Secretary of State of Delaware.

2. The foregoing opinions are limited to matters involving the federal laws of the United States of America, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and, as applicable, the laws of the State of New York.

We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. This opinion letter is issued as of the date set forth above and we expressly disclaim any obligation to update this letter after the date thereof.

This opinion letter is delivered at the request of the Credit Parties to you for your benefit in connection with your performance of your obligations under the Term Loan Agreement as described above in this opinion letter and, except as provided herein, may not be furnished to or relied upon by any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, any of your permitted assignees of the Loans under the Term Loan Agreement that becomes a Lender on or prior to the ninetieth (90th) day after the Acquisition Date, on the condition and understanding that (1) this letter speaks only as of the date hereof, (2) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (3) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

ESCROW COPY

ABL INTERCREDITOR AGREEMENT

dated as of [March 31], 2011,

among

BANK OF AMERICA, N.A.,

as ABL Agent,

BANK OF AMERICA, N.A.,

as Term Loan Agent,

Each ADDITIONAL PARI TERM LOAN DEBT AGENT from time to time party hereto,

NEXEO SOLUTIONS, LLC

and

the other Grantors from time to time party hereto

ABL INTERCREDITOR AGREEMENT, dated as of [March 31], 2011 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among BANK OF AMERICA, N.A., as agent for the ABL Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original ABL Agent”), BANK OF AMERICA, N.A., as administrative agent and collateral agent for the Term Loan Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original Term Loan Agent”), NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Company”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware corporation (“Sub Holdco”) and each of the Subsidiaries of the Company listed on the signature pages hereto (the “Subsidiary Grantors” and together with the Company, Holdings and Sub Holdco, the “Initial Grantors”).

Reference is made to (a) the ABL Credit Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) and (b) the Term Loan Agreement.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the ABL Agent (for itself and on behalf of the ABL Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties) and each Additional Pari Term Loan Debt Agent (on behalf of the Additional Pari Term Loan Debt Secured Parties of the applicable Series), if any, and the Grantors agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plu-ral forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein or in any Annex or Exhibit of this Agreement shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, restated, amended and restated, renewed, extended, supplemented or otherwise modified from time to time, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such Person unless express reference is made to such Subsidiaries, (iii) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) All terms used in this Agreement that are defined in Article 1, 8 or 9 of the New York UCC (whether capitalized herein or not) and not otherwise defined herein have the meanings assigned to them in Article 1, 8 or 9 of the New York UCC. If a term is defined in Article 9 of the New York UCC and another Article of the UCC, such term shall have the meaning assigned to it in Article 9 of the New York UCC.

(c) As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means the Original ABL Agent, and, from and after the date of execution and delivery of an ABL Substitute Facility, the agent, collateral agent, trustee or other representative of the lenders or holders of the ABL Debt Obligations evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.

“ABL Credit Agreement” means the Credit Agreement, dated as of the date hereof, among each Borrower named therein, the ABL Agent, the lenders party thereto from time to time and the other agents named therein, and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any ABL Substitute Facility.

“ABL Debt Documents” means the ABL Credit Agreement, the ABL Security Documents, the other “Loan Documents” (as defined in the ABL Credit Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any ABL Substitute Facility.

“ABL Debt Obligations” means the “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term of any ABL Substitute Facility) from time to time outstanding and, in any event, ABL Debt Obligations shall expressly include any and all interest accruing and fees, costs and charges incurred after the date of any filing by or against any Grantor of any petition or complaint initiating any Insolvency or Liquidation Proceeding, regardless of whether any ABL Secured Party’s claim therefor is enforceable, allowable or allowed as a claim in the Insolvency or Liquidation Proceeding commenced by the filing of such petition or complaint.

“ABL Facility Collateral” means all assets and properties subject to Liens created by the ABL Security Documents to secure the ABL Debt Obligations.

“ABL First Lien Collateral” means all present and future right, title and interest of the Grantors in and to the following types of ABL Facility Collateral, whether now owned or hereafter acquired, existing or arising, and wherever located:

(a) (i) accounts, and (ii) all other rights to payment arising from services rendered or from the sale, lease, use or other disposition of inventory, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper or documents;

(b) inventory and documents relating to inventory;

(c) all rights of an unpaid vendor with respect to inventory;

(d) deposit accounts, commodity accounts, securities accounts and lockboxes, including all money and certificated securities, uncertificated securities (other than as each may relate to Capital Stock of the Grantors), securities entitlements and investment property credited thereto or deposited therein (including all cash, marketable securities and other funds held in or on deposit in any deposit account, commodity account or securities account), instruments, including intercompany notes, chattel paper and all cash and cash equivalents, including cash and cash equivalents securing reimbursement obligations in respect of letters of credit or other ABL Debt Obligations;

(e) general intangibles pertaining to the other items of property included within clauses (a), (b), (c), (d), (f), (g) and (h) of this definition and all tax refunds and rights to receive tax refunds (other than tax refunds in respect of or otherwise related to real property, Equipment or fixtures);

(f) books and records, supporting obligations, documents and related letters of credit, letter-of-credit rights, commercial tort claims or other claims and causes of action, in each case, to the extent arising out of, related to or given in exchange or settlement of any of the foregoing;

(g) in or under and the proceeds of any business interruption insurance policy, including, without limitation, all rights to payment thereunder; and

(h) all substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of all or any of the foregoing;

; provided that in no case shall ABL First Lien Collateral include any identifiable cash proceeds from a sale, lease, conveyance or other disposition of any Term Loan First Lien Collateral that has been deposited in the Collateral Proceeds Account in accordance with the terms of the Pari Term Loan Debt Documents, until such time as such cash proceeds are released therefrom in accordance with the terms of the Pari Term Loan Debt Documents.

“ABL Lender” means a “Lender” under (and as defined in) the ABL Credit Agreement (or under any ABL Substitute Facility).

“ABL Liens” means Liens on the ABL Facility Collateral created under the ABL Security Documents to secure the ABL Debt Obligations (including Liens on such Collateral under the security documents associated with any ABL Substitute Facility).

“ABL Loan” means a “Loan” as defined in the ABL Credit Agreement (or any similar term of any ABL Substitute Facility).

“ABL Secured Parties” means, at any time, the “Secured Parties” as defined in the ABL Security Documents (or any similar term of any ABL Substitute Facility).

“ABL Security Documents” means each agreement listed in part A of Exhibit C hereto, and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes or any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any ABL Debt Obligations (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any ABL Substitute Facility).

“ABL Substitute Facility” means any facility with respect to which the requirements contained in Section 2.10(a) of this Agreement have been satisfied, the proceeds of which are used to, among other things, Replace the ABL Credit Agreement then in existence. For the avoidance of doubt, no ABL Substitute Facility shall be required to be a revolving or asset-based loan facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any ABL Lien securing such ABL Substitute Facility shall be subject to the terms of this Agreement for all purposes (including the lien priorities as set forth herein as of the date hereof).

“Additional Pari Term Loan Debt” means any pari passu secured debt or junior secured debt issued pursuant to an Additional Pari Term Loan Debt Facility and permitted under the ABL Credit Agreement and the Term Loan Agreement.

“Additional Pari Term Loan Debt Agent” means, with respect to any Series of Additional Pari Term Loan Debt Obligations, the person or entity that, pursuant to the Additional Pari Term Loan Debt Documents relating to such Additional Pari Term Loan Debt Obligations, holds Liens on the Collateral on behalf of the Additional Pari Term Loan Debt Secured Parties thereunder.

“Additional Pari Term Loan Debt Collateral” means, with respect to any Series of Additional Pari Term Loan Debt Obligations, all assets and properties subject to Liens created by the Additional Pari Term Loan Debt Security Documents to secure such Additional Pari Term Loan Debt Obligations.

“Additional Pari Term Loan Debt Documents” means each Additional Pari Term Loan Debt Facility and the Additional Pari Term Loan Debt Security Documents.

“Additional Pari Term Loan Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 2.10(b) of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Document; provided that neither the ABL Credit Agreement nor the Term Loan Agreement shall constitute an Additional Pari Term Loan Debt Facility at any time.

“Additional Pari Term Loan Debt Lien” means a Lien granted pursuant to any Additional Pari Term Loan Debt Security Document to an Additional Pari Term Loan Debt Agent or Additional Pari Term Loan Debt Secured Party at any time upon any property of any Grantor that is Collateral to secure a Series of Additional Pari Term Loan Debt Obligations.

“Additional Pari Term Loan Debt Obligations” means, with respect to any Grantor, any obligations of such Grantor owed to any Additional Pari Term Loan Debt Secured Party (or any of its Affiliates) under the Additional Pari Term Loan Debt Documents.

“Additional Pari Term Loan Debt Secured Parties” means, with respect to any Series of Additional Pari Term Loan Debt Obligations, at any time, the Additional Pari Term Loan Debt Agent and the other holders from time to time of Additional Pari Term Loan Debt Obligations of such Series.

“Additional Pari Term Loan Debt Security Documents” means the Additional Pari Term Loan Debt Facility (insofar as the same grants a Lien on any collateral) and all collateral trust agreements, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Pari Term Loan Debt Obligations of the Grantors owed thereunder to any Additional Debt Secured Parties.

“Affiliate” of any specified Person means any other Person directly or indirectly through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Approved Administrator” means a qualified insolvency practitioner employed by one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte (or any amalgamation of the same or their successors) or such other independent public accountants of international standing as is agreed between the Representatives.

“Banking Services Obligations” has the meaning assigned to that term in the ABL Credit Agreement (or any similar term of any ABL Substitute Facility).

“Bankruptcy Code” means Title 11 of the United States Code, or any similar foreign, federal or state law for relief of debtors as now or hereinafter in effect.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the board of directors of the general partner of the partnership; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Charlotte, North Carolina are authorized or required by law to remain closed

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting the ABL Facility Collateral and the Pari Term Loan Debt Collateral.

“Collateral Proceeds Account” means one or more deposit accounts or securities accounts established or maintained by any Grantor or a Pari Term Loan Debt Agent or its agent for the sole purpose of holding the proceeds of any sale or other disposition of any Term Loan First Lien Collateral that are required to be held in trust in such account or accounts pursuant to the terms of any Pari Term Loan Debt Document.

“Company” has the meaning assigned to that term in the preamble hereto.

“Controlling Pari Term Loan Debt Agent” means, at any time, the “Applicable Collateral Agent” under the Pari Term Loan Debt Intercreditor Agreements at such time.

“Discharge of Senior Secured Debt Obligations” means, with respect to any particular Senior Secured Obligations, the occurrence of all of the following:

(a) termination or expiration of all commitments to extend credit (or, in the case of Banking Services Obligations and Secured ABL Swap Obligations or similar Senior Secured Obligations, termination of arrangements giving rise to such debt) that would constitute such Senior Secured Obligations;

(b) payment in full in cash of the principal of, interest and premium (if any) on, fees and other charges comprising such Senior Secured Obligations (other than any undrawn letters of credit) (including, in any event, all such interest, fees and other charges regardless of whether such interest, fees and other charges are allowed or recoverable in any Insolvency and Liquidation Proceeding under Section 506 of the Bankruptcy Code or otherwise);

(c) discharge or cash collateralization (at the lower of (i) 103% of the aggregate undrawn amount, and (ii) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Senior Documents) of all outstanding letters of credit constituting such Senior Secured Obligations; and

(d) payment in full in cash of all other such Senior Secured Obligations that are outstanding and unpaid at the time the principal of and interest and premium on all such Senior Secured Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnification, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); provided that the Discharge of Senior Secured Debt Obligations shall not be deemed to have occurred in connection with a Replacement as contemplated by Section 2.10(a).

“Event of Default” means an “Event of Default” under and as defined in the ABL Credit Agreement, the Term Loan Agreement or any Additional Pari Term Loan Debt Document, as the context may require.

“Grantor” means the Initial Grantors and each other direct or indirect Subsidiary of the Company that shall have granted any Lien in favor of the ABL Agent or any Pari Term Loan Debt Agent on any of its assets or properties to secure both (i) the ABL Obligations and (ii) any Pari Term Loan Debt Obligations.

“Initial Grantors” has the meaning assigned to such term in the preamble hereto.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or, against any Grantor under the Bankruptcy Code, any other proceeding for the reorganisation, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, in each case to the extent not permitted under the Senior Documents;

(c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to any Grantor or any of its assets; or

(d) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement Joinder” means an agreement substantially in the form of Exhibit A.

“Junior Documents” means (a) in respect of the Term Loan First Lien Collateral, the ABL Debt Documents and (b) in respect of the ABL First Lien Collateral, the Pari Term Loan Debt Documents.

“Junior Liens” means (a) in respect of the ABL First Lien Collateral, the Pari Term Loan Debt Liens on such Collateral, and (b) in respect of the Term Loan First Lien Collateral, the ABL Liens on such Collateral.

“Junior Representative” means (a) with respect to the Term Loan First Lien Collateral, the ABL Agent and (b) with respect to the ABL First Lien Collateral, each Pari Term Loan Debt Agent.

“Junior Secured Obligations” means (a) with respect to the Pari Term Loan Debt Obligations (to the extent such Obligations are secured, or intended to be secured, by the Term Loan First Lien Collateral), the ABL Debt Obligations and (b) with respect to ABL Debt Obligations (to the extent such Obligations are secured, or intended to be secured, by the ABL First Lien Collateral), the Pari Term Loan Debt Obligations.

“Junior Secured Obligations Collateral” means the Collateral in respect of which any Junior Representative (on behalf of itself and the applicable Junior Secured Obligations Secured Parties) holds a Junior Lien.

“Junior Secured Obligations Secured Parties” means (a) with respect to the Term Loan First Lien Collateral, the ABL Secured Parties and (b) with respect to the ABL First Lien Collateral, the Pari Term Loan Debt Secured Parties.

“Junior Secured Obligations Security Documents” means (a) with respect to the ABL First Lien Collateral, the Pari Term Loan Debt Security Documents, and (b) with respect to the Term Loan First Lien Collateral, the ABL Security Documents.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Lien Sharing and Priority Confirmation Joinder” means an agreement substantially in the form of Exhibit B.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means, with respect to any Secured Parties, any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under the Secured Documents of such Secured Party.

“Officer” means the chief executive officer, the president, any vice president, the chief operating officer or any chief financial officer, treasurer or controller of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement. Any document delivered hereunder that is signed by an Officer of a Grantor shall be conclusively presented to have been authorized by all necessary corporate, partnership and/or other action on the part of such Grantor and such Officer shall be conclusively presumed to have acted on behalf of such Grantor.

“Officer’s Certificate” means a certificate signed on behalf of applicable Grantor by an Officer of such Grantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Grantor.

“Original ABL Agent” has the meaning assigned to that term in the preamble hereto.

“Original Term Loan Agent” has the meaning assigned to that term in the pre-amble hereto.

“Pari Term Loan Debt Agents” means the Term Loan Agent and each Additional Pari Term Loan Debt Agent.

“Pari Term Loan Debt Collateral” means the Term Loan Collateral and any Additional Pari Term Loan Debt Collateral.

“Pari Term Loan Debt Controlling Agent” means (i) for so long as there is only one Series of Pari Term Loan Debt, the Pari Term Loan Debt Agent for such Series and (ii) at any time when there is more than one Series of Pari Term Loan Debt, the Controlling Pari Term Loan Debt Agent.

“Pari Term Loan Debt Documents” means the Term Loan Documents and any Additional Pari Term Loan Debt Documents.

“Pari Term Loan Debt Facility” means the Term Loan Facility and any Additional Term Loan Debt Facility.

“Pari Term Loan Debt Intercreditor Agreement” means any intercreditor agreement, by and among each Pari Term Loan Debt Agent setting forth the respective rights in the Collateral of the various holders of Pari Term Loan Debt with respect to other holders of Pari Term Loan Debt.

“Pari Term Loan Debt Lien” means each Term Loan Lien and each Additional Pari Term Loan Debt Lien.

“Pari Term Loan Debt Obligations” means the Term Loan Debt and any Additional Pari Term Loan Debt Obligations.

“Pari Term Loan Debt Secured Parties” means the Term Loan Secured Parties and any Additional Pari Term Loan Debt Secured Parties.

“Pari Term Loan Debt Security Documents” means the Term Loan Security Documents and the Additional Pari Term Loan Debt Security Documents.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organization, association, corporation, government or any agency or political subdivision thereof or any other entity.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Grantor in any real property.

“Replaces” means, (a) in respect of any agreement with reference to the ABL Credit Agreement or the ABL Debt Obligations or any ABL Substitute Facility, that such agreement refinances, replaces, exchanges or refunds the ABL Credit Agreement or such ABL Substitute Facility (i) in whole (in a transaction that is in compliance with Section 2.10(a)) and that all commitments thereunder are terminated, or, (ii) to the extent permitted by the terms of the ABL Credit Agreement or such ABL Substitute Facility, in part; and (b) in respect of any indebtedness with reference to the Pari Term Loan Debt Documents or the Pari Term Loan Debt Facility, that such indebtedness refinances, replaces, exchanges or refunds the Pari Term Loan Debt Documents or such Pari Term Loan Debt Facility (i) in whole (in a transaction that is in compliance with Section 2.10(a)) and that all commitments thereunder are terminated, or, (ii) to the extent permitted by the terms of the Pari Term Loan Debt Documents or such Pari Term Loan Debt Facility, in part. “Replace,” “Replaced” and “Replacement” shall have correlative meanings.

“Representative” means (a) in the case of any Series of Pari Term Loan Debt Obligations, the Pari Term Loan Debt Agent for such Series, and (b) in the case of any ABL Debt Obligations, the ABL Agent.

“Secured ABL Swap Obligations” shall have the meaning ascribed to “Secured Swap Obligations” in the ABL Credit Agreement (or any similar term of any ABL Substitute Facility).

“Secured Debt Obligations” means the Pari Term Loan Debt Obligations (including the Obligations incurred under each Series of Pari Term Loan Debt) and the ABL Debt Obligations.

“Secured Debt Representative” means (a) in the case of the ABL Debt Obligations, the ABL Agent, (b) in the case of the Term Loan Debt, the Term Loan Agent and (c) in the case of any Pari Term Loan Debt Obligations, any Additional Pari Term Loan Debt Agent.

“Secured Documents” means the Pari Term Loan Debt Documents and the ABL Debt Documents.

“Secured Parties” means the Pari Term Loan Debt Secured Parties and the ABL Secured Parties.

“Security Documents” means the Pari Term Loan Debt Security Documents and the ABL Security Documents.

“Senior Documents” means (a) in respect of the Term Loan First Lien Collateral, the Pari Term Loan Debt Documents, and (b) in respect of the ABL First Lien Collateral, the ABL Debt Documents.

“Senior Liens” means (a) in respect of the ABL First Lien Collateral, the ABL Liens on such Collateral, and (b) in respect of the Term Loan First Lien Collateral, the Pari Term Loan Debt Liens on such Collateral.

“Senior Representative” means (a) with respect to the Term Loan First Lien Collateral, the Controlling Pari Term Loan Debt Agent and (b) with respect to the ABL First Lien Collateral, the ABL Agent.

“Senior Secured Obligations” means (a) with respect to the ABL Debt Obligations (to the extent such obligations are secured, or are intended to be secured, by the Term Loan First Lien Collateral), the Pari Term Loan Debt Obligations, and (b) with respect to any Pari Term Loan Debt Obligations (to the extent such obligations are secured, or are intended to be secured, by the ABL First Lien Collateral), the ABL Debt Obligations.

“Senior Secured Obligations Collateral” means the Collateral in respect of which the Senior Representative (on behalf of itself and any applicable Senior Secured Obligations Secured Parties) holds a Senior Lien.

“Senior Secured Obligations Secured Parties” means (a) with respect to the Term Loan First Lien Collateral, the Pari Term Loan Debt Secured Parties, and (b) with respect to the ABL First Lien Collateral, the ABL Secured Parties.

“Senior Secured Obligations Security Documents” means (a) with respect to the ABL First Lien Collateral, the ABL Security Documents, and (b) with respect to the Term Loan First Lien Collateral, the Pari Term Loan Debt Security Documents.

“Series” means each of (a) the Term Loan Debt and (b) each class or issuance of Additional Pari Term Loan Debt Obligations incurred under a single Additional Pari Term Loan Debt Facility. “Series” when used with respect to any agent, person, document, lien or other item with respect to any Term Loan Debt or Pari Term Loan Debt Obligations shall have a correlative meaning.

“Subsidiary” means, with respect to any specified Person (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or one or more subsidiaries of ‘such Person (or any combination thereof).

“Term Loan Agent” means the Original Term Loan Agent, and, from and after the date of execution and delivery of a Term Loan Substitute Facility, the agent, collateral agent, trustee or other representative of the lenders or other holders of the indebtedness and other obligations evidence thereunder or governed thereby, in each case, together with its successors in such capacity.

“Term Loan Agreement” means the Credit Agreement, dated as of March 9, 2011 among the Initial Grantors, the other Grantors party thereto from time to time, and the Term Loan Agent, and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Term Loan Substitute Facility.

“Term Loan Collateral” means all assets and properties subject to Liens created by the Pari Term Loan Debt Security Documents to secure the Pari Term Loan Debt Obligations.

“Term Loan Debt” means all “Obligations” as defined in the Term Loan Agreement (or any similar term of any Term Loan Substitute Facility). Term Loan Debt shall expressly include any and all interest accruing and fees, costs and charges incurred after the date of any filing by or against any Grantor of any petition or complaint initiating any Insolvency or Liquidation Proceeding, regardless of whether any Term Loan Secured Party’s claim therefor is enforceable, allowable or allowed as a claim in the Insolvency or Liquidation Proceeding commenced by the filing of such petition or complaint.

“Term Loan Documents” means the Term Loan Agreement, the Term Loan Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing any Term Loan Substitute Facility.

“Term Loan First Lien Collateral” means all present and future right, title and interest of the Grantors, whether now owned or hereafter acquired, existing or arising, and wherever located, in all of the assets and property of any Grantor, whether real, personal or mixed (other than ABL First Lien Collateral) included in the Term Loan Collateral, including, without limitation, all: (a) equipment; (b) Real Estate Assets; (c) intellectual property; (d) all general intangibles that do not constitute ABL First Lien Collateral; (e) documents of title related to equipment; (f) books and records, supporting obligations and related letters of credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to the foregoing; and (g) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

“Term Loan Lender” means a “Lender” under (and as defined in) the Term Loan Agreement (or any similar term under any Term Loan Substitute Facility).

“Term Loan Lien” means a Lien granted by the Term Loan Security Documents to the Term Loan Agent at any time upon any property of any other Grantor to secure Term Loan Debt.

“Term Loan Security Documents” means [each agreement listed in Part B of Exhibit C] hereto and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes or any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor or any of its Subsidiaries to secure any Term Loan Debt (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Term Loan Substitute Facility).

“Term Loan Secured Parties” means, at any time, the “Secured Parties” as defined in the Term Loan Security Documents (or any similar term of any Term Loan Substitute Facility).

“Term Loan Substitute Facility” means any facility with respect to which the requirements contained in Section 2.10(a) of this Agreement have been satisfied, the proceeds of which are used to, among other things, Replace the Term Loan Agreement. For the avoidance of doubt, no Term Loan Substitute Facility shall be required to be evidenced by notes or other instruments and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Term Loan Substitute Facility shall be subject to the terms of this Agreement for all purposes (including the lien priority as set forth herein as of the date hereof) as the other Liens securing the Term Loan Debt are subject to under this Agreement.

ARTICLE II

Subordination of Junior Liens; Certain Agreements

SECTION 2.01. Subordination of Junior Liens.

(a) The grant of the ABL Liens pursuant to the ABL Security Documents and each grant of the Pari Term Loan Debt Liens pursuant to the Pari Term Loan Debt Security Documents create separate and distinct Liens on the Collateral.

(b) All Junior Liens in respect of any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Senior Liens in respect of such Collateral, notwithstanding anything contained in this Agreement, the Term Loan Documents, the ABL Debt Documents, or any other agreement or instrument or operation of law to the contrary, and irrespective of the time, order or method of creation, attachment or perfection of such Junior Liens and Senior Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing.

(c) It is acknowledged that (i) the aggregate amount of the Senior Secured Obligations may be increased from time to time pursuant to the terms of the Senior Documents, (ii) a portion of the Senior Secured Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) the Senior Secured Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Junior Liens hereunder or the provisions of this Agreement defining the relative rights off the ABL Secured Parties and the Pari Term Loan Debt Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, restatement or Replacement of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof).

(d) If at any time ABL Agent shall make a Permitted Subordination (as de-fined below) with respect to any ABL First Lien Collateral or the Controlling Pari Term Loan Debt Agent shall make a Permitted Subordination with respect to Term Loan First Lien Collateral, in each case, to or in favor of any Person, the priority of such Representative’s Liens vis-a-vis the Liens therein of the other Representative shall not be affected thereby and the subordinating Representative’s Liens shall continue to be senior in priority to the other Representative’s Liens in the affected Collateral as and to the extent provided in this Section 2. As used herein, the term “Permitted Subordination” shall mean a voluntary subordination by ABL Agent of its Liens with respect to any or all ABL First Lien Collateral, or by Controlling Pari Term Loan Agent of its Liens with respect to any or all Term Loan First Lien Collateral, in favor of depository banks, securities or commodities intermediaries, landlords, mortgagees, custom brokers, freight forwarders, carriers, warehousemen, factors, and other Persons who provide goods or services to a Grantor in the ordinary course of business.

SECTION 2.02. No Action With Respect to Junior Secured Obligations Collateral Subject to Senior Liens. Subject to Sections 2.04 and 2.13, no Junior Representative or other Junior Secured Obligations Secured Party shall commence or instruct any Junior Representative to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Junior Secured Obligations Collateral under any Junior Secured Obligations Security Document, applicable law or otherwise until the associated Discharge of Senior Secured Debt Obligations (including, without limitation, exercising any rights under any deposit account control agreement constituting Junior Secured Obligations Collateral), it being agreed that only the Senior Representative, acting in accordance with the applicable Senior Secured Obligations Security Documents, shall be entitled to take any such actions or exercise any such remedies prior to the associated Discharge of Senior Secured Debt Obligations. Notwithstanding the foregoing, any Junior Representative may, subject to Section 2.05, take all such actions as it shall deem necessary to (i) perfect or continue the perfection of its Junior Liens or (ii) to create, preserve or protect (but not enforce) the Junior Liens on any Collateral.

SECTION 2.03. No Duties of Senior Representative. Each Junior Secured Obligations Secured Party acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duties or other obligations to such Junior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, other than to transfer to the Junior Representative any remaining Collateral that constitutes Junior Secured Obligations Collateral and any proceeds of the sale or other disposition of any such Collateral that constitutes Junior Secured Obligations Collateral remaining in its possession following the associated Discharge of Senior Secured Debt Obligations, in each case without representation or warranty on the part of the Senior Representative or any Senior Secured Obligations Secured Party. In furtherance of the foregoing, each Junior Secured Obligations Secured Party acknowledges and agrees that until the associated Discharge of Senior Secured Debt Obligations secured by any Collateral on which such Junior Secured Obligations Secured Party holds a Junior Lien, the Senior Representative shall be entitled, for the benefit of the holders of such Senior Secured Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral, as provided herein and in the Senior Secured Obligations Security Documents, without regard to any Junior Lien or any rights to which the holders of the Junior Secured Obligations would otherwise be entitled as a result of such Junior Lien. Without limiting the foregoing, each Junior Secured Obligations Secured Party agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such realization, sale, disposition or liquidation. Following the associated Discharge of Senior Secured Debt Obligations, the Junior Secured Obligations Secured Parties may, subject to any other agreements binding on such Junior Secured Obligations Secured Parties, assert their rights under the New York UCC or otherwise to any proceeds remaining following a sale, disposition or other liquidation of Collateral by, or on behalf of the Junior Secured Obligations Secured Parties. Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter have against the Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of any actions which the Senior Representative or the Senior Secured Obligations Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral, and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Senior Secured Obligations Security Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations.

SECTION 2.04. No Interference; Payment Over; Reinstatement.

(a) Each Junior Secured Obligations Secured Party agrees that (i) it will not take or cause to be taken any action the purpose, or effect of which is, or could be, to make any Junior Lien pari passu with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Lien with respect to the Collateral subject to such Senior

Lien and Junior Lien or any part thereof, (ii) it will not challenge or question in any proceeding the validity or enforceability of any Senior Secured Obligations or Senior Secured Obligations Security Document, or the validity, attachment, perfection or priority of any Senior Lien, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to any Junior Lien by any Senior Secured Obligations Secured Parties secured by Senior Liens on such Collateral or any Senior Representative acting on their behalf, (iv) it shall have no right to (A) direct any Senior Representative or any holder of Senior Secured Obligations to exercise any right, remedy or power with respect to the Collateral subject to any Junior Lien or (B) consent to the exercise by any Senior Representative or any other Senior Secured Obligations Secured Party of any right, remedy or power with respect to the Collateral subject to any Junior Lien, (v) it will not institute any suit or assert in any suit or Insolvency or Liquidation Proceeding any claim against any Senior Representative or other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Representative nor any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Representative or other Senior Secured Obligations Secured Party with respect to any Collateral securing such Senior Secured Obligations that is subject to any Junior Lien, (vi) it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral subject to any Junior Lien or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement.

(b) Each Junior Representative and each other Junior Secured Obligations Se-cured Party hereby agrees that if it shall obtain possession of any Senior Secured Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Junior Secured Obligations Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies, at any time prior to the associated Discharge of Senior Secured Debt Obligations secured, or intended to be secured, by such Collateral, then it shall hold such Collateral, proceeds or payment in trust for the applicable Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Senior Secured Obligations Secured Parties that it has possession of such Senior Secured Obligations Collateral or proceeds or payments in respect thereof. Each Junior Secured Obligations Secured Party agrees that if, at any time, it obtains actual knowledge or receives notice that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, such Junior Secured Obligations Secured Party shall promptly pay over to the Senior Representative any payment received by it and then in its possession or under its control in respect of any Collateral subject to any Senior Lien securing such Senior Secured Obligations and shall promptly turn any Collateral subject to any such Senior Lien then held by it over to the Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Secured Obligations. All Junior Liens will remain attached to and enforceable against all proceeds so held or remitted. Anything contained herein to the contrary notwithstanding, this Section 2.04(b) shall not apply to any proceeds of Senior Secured Obligations Collateral realized in a transaction not, prohibited by the Senior Documents and as to which the possession or receipt thereof by the Junior Representative or other Junior Secured Obligations Secured Party is otherwise permitted by the Senior Documents.

SECTION 2.05. Release of Liens; Automatic Release of Junior Liens.

(a) The Junior Representative and each other Junior Secured Obligations Se-cured Party agree that in the event of a sale, transfer or other disposition of Senior Secured Obligations Collateral subject to any Junior Lien (but in the case of clause (B) below, regardless of whether or not an Event of Default has occurred and is continuing under the Junior Documents at the time of such sale, transfer or other disposition), such Junior Lien on such Collateral shall terminate and be released automatically and without further action if the applicable Senior Liens on such Collateral are released and if such sale, transfer or other disposition either (A) is then not prohibited by the Junior Documents (either pursuant to the terms of the Junior Documents or pursuant to a consent issued thereunder) or (B) occurs in connection with the foreclosure upon or other exercise of rights and remedies with respect to such Senior Secured Obligations Collateral (including, if the Senior Secured Obligations Collateral is ABL First Lien Collateral, in connection with any liquidation of ABL Facility Collateral consented to by the ABL Agent); provided that such Junior Lien shall remain in place with respect to any proceeds of a sale, transfer or other disposition under this clause (a) that remain after the associated Discharge of Senior Secured Debt Obligations. In addition, for the avoidance of doubt, the Junior Representative and each Junior Secured Obligations Secured Party agree that, with respect to any property or assets that would otherwise constitute Senior Secured Obligations Collateral, the requirement that a Junior Lien attach to, or be perfected with respect to, such property or assets shall be waived automatically and without further action so long as the requirement that a Senior Lien attach to, or be perfected with respect to, such property or assets is waived by the Senior Secured Obligations Secured Parties (or the Senior Representative) in accordance with the Senior Documents and so long as no Event of Default under the Junior Documents shall have occurred, be continuing or would result therefrom at such time.

(b) The ABL Agent and each Pari Term Loan Debt Agent agrees that, with respect to the release of any Collateral, if the ABL Agent or Term Loan Agent, as applicable, at any time receives:

(i) an Officer’s Certificate stating that (A) the signing officer has read Article 2 of this Agreement and understands the provisions and the definitions relating hereto, (B) such officer has made such examination or investigation as is necessary to enable such Persons to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Secured Documents, if any, relating to the release of such Collateral have been complied with and (C) in the opinion of such officer, such conditions precedent, if any, have been complied with;

(ii) the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

(iii) prior to the associated Discharge of Senior Secured Debt Obligations, the written confirmation of the applicable Senior Representative (or, at anytime after the associated Discharge of Senior Secured Debt Obligations, the Junior Representative) (such confirmation to be given promptly following receipt of, and based solely on, the Officer’s Certificate described in clause (i) above) that, in its view, such release is permitted by Section 2.05(a) and the respective Secured Documents governing the Pari Term Loan Debt Obligations or the ABL Debt Obligations, as applicable, the holders of which such Representative represents;

then the ABL Agent or each Pari Term Loan Debt Agent, as applicable, will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to the applicable Grantor on or before the later of (x) the date specified in such request for such release and (y) the fifth business day (or such shorter period as shall be acceptable to the Representatives) after the date of receipt of the items required by this Section 2.05(b) by the applicable Representative.

(c) The Junior Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by the Senior Representative to evidence and confirm any release of Junior Secured Obligations Collateral provided for in this Section 2.05.

SECTION 2.06. Certain Agreements With Respect to Insolvency or, Liquidation Proceedings.

(a) This Agreement shall continue in full force and effect, notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against Holdings, Sub Hold-co, the Company, or any of the Company’s Subsidiaries.

(b) If any Grantor shall become subject to a case under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Junior Secured Obligations Secured Party agrees that it will raise no objection, and will waive any claim such Person may now or hereafter have, to any such financing or to the Liens on the Senior Secured Obligations Collateral securing the same (“DIP Financing Liens”), or to any use of cash collateral that constitutes Senior Secured Obligations Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (i) the Senior Secured Obligations Secured Parties, or Senior Representative, shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral or (ii) such DIP Financing Liens are neither senior to, nor rank pari passu with, the Senior Liens upon any property of the estate in such Insolvency or Liquidation Proceeding or (iii) such DIP Financing shall not provide that cash collateral consisting of ABL First Lien Collateral (including ABL First Lien Collateral arising after the commencement of such Insolvency Proceeding) shall be required to be remitted to the ABL Agent in accordance with the ABL Debt Documents for permanent application to the ABL Debt Obligations unless otherwise agreed by the ABL Agent. To the extent such DIP Financing Liens are senior to, or rank pari passu with, the Senior Liens, the Junior Representative will, for itself and on behalf of the other Junior Secured Obligations Secured Parties of the applicable Series, subordinate the Junior Liens on the Senior Secured Obligations Collateral to the Senior Liens and the DIP Financing Liens, so long as the Junior Secured Obligations Secured Parties retain their valid, perfected and unvoidable Liens on all the Junior Secured Obligations Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code. Nothing in this Agreement shall limit (x) the right of any Senior Secured Obligations Secured Parties to consent to the use of Senior Secured Obligations cash collateral or consent to or provide any DIP Financing on terms other than the terms set forth herein or (y) the right of any Junior Secured Obligations Secured Parties to object to such DIP Financing or use of Senior Secured Obligations cash collateral on terms other than those set forth herein; provided that any Lien on ABL First Lien Collateral granted to any Term Loan Secured Parties shall be subject to the priorities set forth herein and any Lien on Term Loan First Lien Collateral granted to any ABL Secured Parties shall be subject to the priorities set forth herein.

(c) Each Junior Secured Obligations Secured Party agrees that it will not object to or oppose a sale or other disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Secured Obligations Secured Parties shall have consented to such sale or disposition of such Senior Secured Obligations Collateral and all Senior Liens and Junior Liens will attach to the proceeds of the sale.

(d) (i) No Term Loan Secured Party shall oppose (or support the opposition of any other Person) in any Insolvency or Liquidation Proceeding to (A) any motion or other request by any ABL Secured Party for adequate protection with respect to ABL Agent’s Liens upon the ABL First Lien Collateral, including any claim of any ABL Secured Party to post-petition interest as a result of the ABL Lien on the ABL First Lien Collateral (so long as any post-petition interest paid as a result thereof is not paid from the proceeds of Term Loan First Lien Collateral), a request for the application of proceeds of ABL First Lien Collateral to the ABL Debt Obligations, and request for replacement Liens on post-petition assets of the same type as the ABL First Lien Collateral, or (B) any objection by any ABL Secured Party to any motion, relief, action or proceeding based on such ABL Secured Party claiming a lack of adequate protection with respect to the ABL Liens in the ABL First Lien Collateral. In addition, the ABL Agent, for itself and on behalf of the ABL Secured Parties, may seek adequate protection of its junior interest in the Term Loan First Lien Collateral, subject to the provisions of this Agreement; provided, that (x) each Term Loan Debt Agent is granted adequate protection in the form of a replacement Lien on post-petition assets of the same type as the Term Loan First Lien Collateral, and (y) such adequate protection required by the ABL Agent is in the form of a replacement Lien on post-petition assets of the same type as the Term Loan First Lien Collateral. Such Lien on post-petition assets of the same type as the Term Loan First Lien Collateral, if granted to the ABL Agent, will be subordinated to the adequate protection Liens granted in favor of each Pari Term Loan Debt Agent on such post-petition assets, and, if applicable, to the DIP Financing Liens of each Pari Term Loan Debt Agent or any other Pari Term Loan Secured Party on such post-petition assets of the same type as the Term Loan First Lien Collateral. If the ABL Agent, for itself and on behalf of the ABL Secured Parties, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the Term Loan First Lien Collateral in the form of a replacement Lien of the post-petition assets of the same type as the Term Loan First Lien Collateral, then the ABL Agent, for itself and the ABL Secured Parties, agrees that each Pari Term Loan Debt Agent shall also be granted a replacement Lien on such post petition assets as adequate protection of its senior interest in the Term Loan First Lien Collateral and that the ABL Agent’s replacement Lien shall be subordinated to the replacement Lien of each Pari Term Loan Debt Agent on the same basis as the Liens of the ABL Agent on the Term Loan First Lien Collateral are subordinated to the Liens of each Pari Term Loan Debt Agent on the Term Loan First Lien Collateral under this Agreement. If the ABL Agent or any ABL Secured Party receives as adequate protection a Lien on post-petition assets of the same type as the ABL First Lien Collateral, then such post-petition assets shall also constitute ABL First Lien Collateral to the extent of any allowed claim of the ABL Secured Parties secured by such adequate protection Lien and shall be subject to this Agreement.

(ii) No ABL Secured Party shall oppose (or support the opposition of any other Person) in any Insolvency or Liquidation Proceeding to (A) any motion or other request by any Term Loan Secured Party for adequate protection of any Pari Term Loan Debt Agent’s Liens upon any of the Term Loan First Lien Collateral, including any claim of any Pari Term Loan Secured Party to post-petition interest as a result of any Pari Term Loan Liens on the Term Loan First Lien Collateral (so long as any post-petition interest paid as a result thereof is not paid from the proceeds of ABL First Lien Collateral), a request for the application of proceeds of Term Loan First Lien Collateral to the Pari Term Loan Debt Obligations, and request for replacement Liens on postpetition assets of the same type as the Term Loan First Lien Collateral or (B) any objection by any Pari Term Loan Debt Secured Party to any motion, relief, action or proceeding based on such Pari Term Loan Debt Secured Party claiming a lack of adequate protection, with respect to any Pari Term Loan Debt Agent’s Liens in the Term Loan First Lien Collateral. In addition, any Pari Term Loan Debt Agent, for itself and on behalf of the applicable Pari Term Loan Debt Secured Parties, may seek adequate protection of its junior interest in the ABL First Lien Collateral, subject to the provisions of this Agreement; provided, that (x) the ABL Agent is granted adequate protection in the form of a replacement Lien on post-petition assets of the same type as the ABL First Lien Collateral, and (y) such adequate protection required by such Pari Term Loan Debt Agent is in the form of a replacement Lien on post-petition assets of the same type as the ABL First Lien Collateral. Such Lien on post-petition assets of the same type as the ABL First Lien Collateral, if granted to any Pari Term Loan Debt Agent, will be subordinated to the adequate protection Liens granted in favor of the ABL Agent on such post-petition assets, and, if applicable, to the DIP Financing Liens of the ABL Agent or any other ABL Secured Party on such postpetition assets of the same type as the ABL First Lien Collateral. If any Pari Term Loan Debt Agent, for itself and on behalf of any Pari Term Loan Debt Secured Parties, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the ABL First Lien Collateral in the form of a replacement Lien on the post-petition assets of the same type as the ABL First Lien Collateral, then such Pari Term Loan Debt Agent, for itself and the applicable Pari Term Loan Debt Secured Parties, agrees that the ABL Agent shall also be granted a replacement Lien on such post-petition assets as adequate protection of its senior interest in the ABL First Lien Collateral and that such Pari Term Loan Debt Agent’s replacement Lien shall be subordinated to the replacement Lien of the ABL Agent on the same basis as the Liens of such Pari Term Loan Debt Agent on the ABL First Lien Collateral are subordinated to the Liens of the ABL Agent on the ABL First Lien Collateral under this Agreement. If any Pari Term Loan Debt Agent or any Pari Term Loan Secured Party receives as adequate protection a Lien on postpetition assets of the same type as the Term Loan First Lien Collateral, then such post-petition assets shall also constitute Term Loan First Lien Collateral to the extent of any allowed claim of the applicable Pari Term Loan Debt Secured Parties secured by such adequate protection Lien and shall be subject to this Agreement.

(e) Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter have against the Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of any election by the Senior Representative or any Senior Secured Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

(f) Prior to Discharge of Senior Secured Debt Obligations and any DIP Financing provided by the Senior Secured Obligations Secured Parties, no Junior Secured Obligations Secured Party shall seek relief from the automatic stay in any Insolvency or Liquidation Proceeding with respect to any Senior Secured Obligations Collateral unless (i) otherwise consented to by the Senior Representative or (ii) the Senior Representative or Senior Secured Obligations Secured Parties shall seek relief from the automatic stay with respect to such Collateral to commence a lien enforcement action with respect to such Senior Secured Obligations Collateral.

SECTION 2.07. Reinstatement. In the event that any of the Senior Secured Obligations shall be paid and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Secured Obligations shall again have been paid in full in cash.

SECTION 2.08. Entry Upon Premises by the ABL Agent and the ABL Secured Parties.

(a) If the ABL Agent takes any enforcement action with respect to the ABL First Lien Collateral, the Pari Term Loan Debt Secured Parties (i) shall reasonably cooperate with the ABL Agent (at the sole cost and expense of the ABL Agent and subject to the condition that the Pari Term Loan Debt Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the Pari Term Loan Debt Secured Parties) in its efforts to enforce its security interest in the ABL First Lien Collateral and to finish any work-in-process and assemble the ABL First Lien Collateral, (ii) shall not take any action designed or intended to hinder or restrict in any respect the ABL Agent from enforcing its security interest in the ABL First Lien Collateral or from finishing any work-in-process or assembling the ABL First Lien Collateral, and (iii) subject to the rights of any landlords under real estate leases, shall permit the ABL Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Secured Parties and upon reasonable advance notice, to enter upon and use the Term Loan First Lien Collateral (including equipment, processors, computers and other machinery related to the storage or processing of records, documents or files), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (1) assembling and storing the ABL

First Lien Collateral and completing the processing of and turning into finished goods of any ABL First Lien Collateral consisting of work-in-process, (2) selling any or all of the ABL First Lien Collateral located on such Term Loan First Lien Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (3) removing any or all of the ABL First Lien Collateral located on such Term Loan First Lien Collateral, or (4) taking reasonable actions to protect, secure and otherwise enforce the rights of the ABL Secured Parties in and to the ABL First Lien Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of any Pari Term Loan Debt Agent from selling, assigning or otherwise transferring any Term Loan First Lien Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section. If any stay or other order prohibiting the exercise of remedies with respect to the ABL First Lien Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the ABL Agent conducts a public auction or private sale of the ABL First Lien Collateral at any of the real property included within the Term Loan First Lien Collateral, the ABL Agent shall provide each Pari Term Loan Debt Agent with reasonable notice and use reasonable efforts to hold such auction, or sale in a manner which would not unduly disrupt such Pari Term Loan Debt Agent’s use of such real property.

(b) Notwithstanding any limitation set forth in Section 2.08(a), no Pari Term Loan Debt Secured Party shall in any manner interfere with ABL Agent’s right to use any intellectual property pursuant to any license or other right of use granted by a Grantor or pursuant to any applicable law, and any sale or other disposition of such intellectual property whether by a lien enforcement action or otherwise shall be made expressly subject to such license or other right of use until the soonest to occur of the following: (i) the Discharge of Senior Secured Debt Obligations of the ABL Secured Parties, or (ii) all ABL First Lien Collateral consisting of inventory has been sold or otherwise disposed of after the occurrence and during the continuance of an Event of Default under the ABL Debt Documents, whether pursuant to a lien enforcement action by ABL Secured Parties, by a trustee or other representative of creditors in an Insolvency or Liquidation Proceeding or by one or more Grantors in an orderly liquidation of such ABL First Lien Collateral, to repay the ABL Debt Obligations. Nothing in this Section shall be deemed to modify, waive, condition, limit or otherwise adversely affect any right ABL Agent may have to sell or otherwise dispose of any inventory (including inventory bearing any trademarks or trade-names forming a part of the Term Loan First Lien Collateral), whether by lien enforcement action or otherwise, after any sale or other disposition of any intellectual property by Term Loan Agent or any other Pari Term Loan Debt Secured Party.

(c) During the period of actual occupation, use or control by the ABL Secured Parties or their agents or representatives of any Term Loan First Lien Collateral, the ABL Secured Parties shall (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, and (ii) be obligated to repair at their expense any physical damage to such Term Loan First Lien Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Term Loan First Lien Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The ABL Secured Parties jointly and severally agree to pay, indemnify and hold each Pari Term Loan Debt Agent and their respective officers, directors, employees and agents harmless from and against any liability, cost, expense, loss or damages, including legal fees and expenses, resulting from the gross negligence or willful misconduct of the ABL Agent or any of its agents, representatives or invitees in its or their operation of such facilities. Notwithstanding the foregoing, in no event shall the ABL Secured Parties have any liability to the Pari Term Loan Debt Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan First Lien Collateral existing prior to the date of the exercise by the ABL Secured Parties of their rights under this Section and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan First Lien Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Loan First Lien Collateral that results solely from ordinary wear and tear resulting from the use of the Term Loan First Lien Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 2.08. Without limiting the rights granted in this paragraph, ABL Agent, to the extent that rights have been exercised under this Section 2.08 by ABL Agent, shall cooperate with the Pari Term Loan Debt Secured Parties in connection with any efforts made by the Pari Term Loan Debt Secured Parties to sell the Term Loan First Lien Collateral.

SECTION 2.09. Insurance. Unless and until written notice by the ABL Agent to each Pari Term Loan Debt Agent that the Discharge of Senior Secured Debt Obligations in respect of the ABL Debt Obligations has occurred, as between the ABL Agent, on the one hand, and any Pari Term Loan Debt Agent, on the other hand, only the ABL Agent will have the right (subject to the rights of the Grantors under the ABL Debt Documents and the Term Loan Documents) to adjust or settle any insurance policy or claim covering or constituting ABL First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL First Lien Collateral. Unless and until written notice by each Pari Term Loan Debt Agent to the ABL Agent that the Pari Term Loan Debt Obligations have been paid in full, as between the ABL Agent, on the one hand, and any Pari Term Loan Debt Agent, on the other hand, only Pari Term Loan Debt Agents will have the right (subject to the rights of the Grantors under the ABL Debt Documents and the Pari Term Loan Debt Documents) to adjust or settle any insurance policy covering or constituting Term Loan First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting Term Loan First Lien Collateral. To the extent that an insured loss covers or constitutes both ABL First Lien Collateral and Term Loan First Lien Collateral, then the ABL Agent and each Pari Term Loan Debt Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the ABL Debt Documents and the Pari Term Loan Debt Documents) under the relevant insurance policy.

SECTION 2.10. Refinancing and Additional Secured Debt.

(a) The ABL Debt Obligations and the Term Loan Debt may be Replaced, by any ABL Substitute Facility or Term Loan Substitute Facility, as the case may be, in each case, without notice to, or the consent of any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the Term Loan Agent and the ABL Agent shall receive on or prior to incurrence of the Replacement of an ABL Substitute

Facility or Term Loan Substitute Facility (i) an Officer’s Certificate from the Company stating that (A) the Replacement is permitted by each applicable Secured Document to be incurred, or to the extent a consent is otherwise required to permit the Replacement under any Secured Document, each Grantor has obtained the requisite consent and (B) the requirements of Section 2.12 have been satisfied, and (ii) a Lien Sharing and Priority Confirmation Joinder from the holders or lenders of any indebtedness that Replaces the ABL Debt Obligations or the Term Loan Debt (or an authorized agent, trustee or other representative on their behalf).

Each of the then-existing ABL Agent and Term Loan Agent shall be authorized to execute and deliver such documents and agreements (including amendments or supplements to this Agreement) as such holders, lenders, agent, trustee or other representative may reasonably request to give effect to such Replacement, it being understood that the ABL Agent and each Term Loan Agent, without the consent of any other Secured Party, may amend, supplement, modify or restate this Agreement to the extent reasonably necessary or appropriate to facilitate xc xsuch amendments or supplements to effect such Replacement all at the expense of the Company. Upon the consummation of such Replacement and the execution and delivery of the documents and agreements contemplated in the preceding sentence, the holders or lenders of such indebtedness and any authorized agent, trustee or other representative thereof shall be entitled to the benefits of this Agreement.

(b) Each Grantor will be permitted to designate as an additional holder of Secured Debt Obligations hereunder each Person who is or who becomes the registered holder of Additional Pari Term Loan Debt incurred by such Grantor after the date of this Agreement in accordance with the terms of all applicable Secured Documents. Each Grantor may effect such designation by delivering to each Pari Term Loan Debt Agent and the ABL Agent, each of the following:

(i) an Officer’s Certificate stating that such Grantor intends to incur Additional Pari Term Loan Debt which will be permitted by each applicable Secured Document to be incurred and secured by a Pari Term Loan Debt Lien, and

(ii) the Additional Pari Term Loan Debt Agent, on behalf of itself and the Additional Pari Term Loan Debt Secured Parties of the applicable Series must, prior to such designation, sign and deliver a Lien Sharing and Priority Confirmation Joinder.

(c) Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Secured Document.

(d) Any Series of Additional Pari Term Loan Debt may be junior or senior to the Term Loan Debt or any other Series of Additional Pari Term Loan Debt and such ranking between Pari Term Loan Obligations shall not affect the ranking, priority or relative right of payment of such Additional Pari Term Loan Debt in relation to the ABL Debt Obligations.

SECTION 2.11. Modification; No Interference.

(a) The ABL Secured Parties may agree to modify the terms of any of the ABL Debt Obligations and grant extensions of the time of payment or performance to and make compromises (including releases of Liens on the ABL First Lien Collateral or of guaranties) and settlements with any and all Grantors and all other Persons, in each case, without the consent of the Pari Term Loan Debt Secured Parties and without affecting agreements of the Pari Term Loan Debt Secured Parties in this Agreement. If an ABL Secured Party should amend or waive any provisions of the ABL Debt Documents, whether or not any ABL Secured Party has knowledge that such amendment or waiver would result in a breach of any Pari Term Loan Debt Documents or an Event of Default under any Pari Term Loan Debt Documents, or knowledge of an act, condition or event which with notice or passage of time or both would constitute an Event of Default under any Pari Term Loan Debt Documents, in no event shall the ABL Secured Parties have any liability to any Pari Term Loan Debt Secured Parties as a result of such breach and, without limiting generality of the foregoing, the ABL Secured Parties shall not have any liability for tortious interference with contractual relations or for inducement by the ABL Secured Parties of any Grantor to breach any contract or otherwise. Nothing contained in this Section 2.11(a) shall limit, impair or waive any right that the Pari Term Loan Debt Secured Parties have to enforce any of the provisions of the Pari Term Loan Debt Documents against any Grantor and the provisions of this Agreement against any ABL Secured Party.

(b) The Pari Term Loan Debt Secured Parties may agree to modify the terms of any of their respective Pari Term Loan Debt Obligations and grant extensions of the time of payment or performance to and make compromises (including releases of Liens on Term Loan First Lien Collateral or of guaranties) and settlements with any and all Grantors and all other Persons, in each case, without the consent of the ABL Secured Parties and without affecting the agreements of the ABL Secured Parties in this Agreement. If a Pari Term Loan Debt Secured Party should amend or waive any provisions of its respective Pari Term Loan Debt Documents, whether or not any Pari Term Loan Debt Secured Party has knowledge that such amendment or waiver would result in a breach of any ABL Debt Documents or an Event of Default under any ABL Debt Documents, or knowledge of an act, condition or event which with notice or passage of time or both would constitute an Event of Default under any ABL Debt Documents, in no event shall the Pari Term Loan Debt Secured Parties have any liability to any ABL Secured Party as a result of such breach and, without limiting generality of the foregoing, the Pari Term Loan Debt Secured Parties shall not have any liability for tortious interference with contractual relations or for inducement by the Pari Term Loan Debt Secured Parties of any Grantor to breach any contract or otherwise. Nothing contained in this Section 2.11(b) shall limit, impair or waive any right that the ABL Secured Parties have to enforce any of the provisions of the ABL Documents against any Grantor and the provisions of this Agreement against any Pari Term Loan Debt Secured Party.

SECTION 2.12. Legends. Each Security Document shall (and, to the extent already in existence, shall be amended to) include a legend, substantially in the form of Annex I, describing this Agreement.

SECTION 2.13. Junior Secured Obligations Secured Parties Rights as, Unsecured Creditors. Notwithstanding the provisions of Sections 2.02, 2.04(a) and 2.06(b), (c) and (d) or otherwise, both before and during an Insolvency or Liquidation Proceeding, any of the Junior Secured Obligations Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against any Grantor in accordance with applicable law; provided, that the Junior Secured Obligations Secured Parties may not take any of the actions prohibited by Section 2.02, clauses (i) through (vii) of Section 2.04(a) or Section 2.06(b), (c), (d) and (e); provided further, that in the event that any of the Junior Secured Obligations Secured Parties becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Secured Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Secured Obligations) as the other Liens securing the Junior Secured Obligations are subject to this Agreement.

SECTION 2.14. No New Liens. So long as the Discharge of Senior Secured Obligations with respect to any Senior Secured Obligation has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to, grant any Lien on any of its property, or permit any of its Subsidiaries to grant a Lien on any of its property, to secure Junior Secured Obligations unless it, or such Subsidiary, has granted (or offered to grant with a reasonable opportunity for such Lien to be accepted) a corresponding Lien on such property in favor of the holders of the Senior Secured Obligations with respect to such property; provided, however, notwithstanding the foregoing, the refusal of any such holder of Senior Secured Obligations to accept a Lien on any property of any Grantor shall not prohibit the taking of a Lien on such property by the holders of Junior Secured Obligations. If any Secured Party shall acquire any Lien on any property of any Grantor or any of their respective Subsidiaries constituting Junior Secured Obligations Collateral securing any Junior Secured Obligations which property is not also subject to the Lien of the holders of Senior Secured Obligations with respect to such property, then such holders of Junior Secured Obligations shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other Junior Document (x) hold and be deemed to have held such Lien and security interest on such property for the benefit of the holders of Senior Secured Obligations with respect to such property as security for the Senior Secured Obligations, or (y) if directed by the holders of the Senior Secured Obligations with respect to such property constituting Senior Secured Obligations Collateral, take any actions that are necessary to make such Lien subject to this Agreement and provide the benefit of such Lien to the holders of the Senior Secured Obligations with respect to such property. To the extent any additional Liens are granted on any asset or property pursuant to this Section 2.14, the priority of such additional Liens shall be determined in accordance with Section 2.1. In addition, to the extent that the foregoing provisions are not complied with for any reason, and without limiting any other rights and remedies available under this Agreement, the ABL Agent, each Pari Term Loan Debt Agent and the Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.14 shall be subject to Section 2.04(b).

ARTICLE III

Gratuitous Bailment for Perfection of Certain Security

Interests; Rights Under Permits and Licenses

SECTION 3.01. General. The Senior Representative agrees that if it shall at any time hold a Senior Lien on any Junior Secured Obligations Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Senior Representative, the Senior Representative will serve as gratuitous bailee for the Junior Representative for the sole purpose of perfecting the Junior Lien of the Junior Representative on such Collateral. It is agreed that the obligations of the Senior Representative and the rights of the Junior Representative and the other Junior Secured Obligations Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II. Notwithstanding anything to the contrary herein, the Senior Representative will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Lien on any such Collateral and shall have no responsibility, duty, obligation or liability to the Junior Representative or other Junior Secured Obligations Secured Party or any other person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Junior Secured Obligations Secured Parties to obtain a perfected Junior Lien in such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such account by the Senior Representative. Subject to Section 2.07 and to the Senior Representative receiving such indemnifications as shall be required by such Senior Representative, from and after the associated Discharge of Senior Secured Debt Obligations, the Senior Representative shall take all such actions in its power as shall reasonably be requested by Junior Representative (at the sole cost and expense of the Grantors) to transfer possession of such Collateral in its possession (in each case to the extent the Junior Representative has a Lien on such Collateral after giving effect to any prior or concurrent releases of Liens) to the Junior Representative (and with respect to any Collateral constituting ABL First Lien Collateral, to each Pari Term Loan Debt Agent for the benefit of all applicable Junior Secured Obligations Secured Parties). In furtherance of the foregoing, each Grantor hereby grants a security interest in the Collateral to each Senior Representative that controls such Collateral for the benefit of all Junior Representatives which have been granted a Lien on such Collateral controlled by such Senior Representative.

SECTION 3.02. Deposit Accounts.

(a) The Grantors, to the extent required by the ABL Credit Agreement, may from time to time establish deposit accounts (the “Deposit Accounts”) with certain depositary banks in which collections from Inventory and Accounts may be deposited. To the extent that any such Deposit Account is under the control of the ABL Agent at any time, the ABL Agent will act as gratuitous bailee for each Pari Term Loan Debt Agent for the purpose of perfecting the Liens of the Pari Term Loan Debt Secured Parties in such Deposit Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Pari Term Loan Debt Secured Parties (including, without limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection). Unless the Junior Liens on such ABL First Lien Collateral shall have been or concurrently are released, after the occurrence of Discharge of Senior Secured Debt Obligations, the ABL Agent shall, to the extent that the same are then under the sole dominion and control of the ABL Agent and that such action is otherwise within the power and authority of the ABL Agent pursuant to the ABL Documents, at the request of any Pari Term Loan Debt Agent, cooperate with Grantors and the other Pari Term Loan Debt Agents (at the expense of the Grantors) in permitting control of any Deposit Accounts to be transferred to the Controlling Term Loan Debt Agent (or for other arrangements with respect to each such Deposit Accounts satisfactory to each Pari Term Loan Debt Agent to be made):

(b) The Grantors, the Representatives, the Secured Parties and all other-parties hereto agree that only proceeds of the Term Loan First Lien Collateral may be deposited in the Collateral Proceeds Account and agree to take all other actions necessary to give effect to the intent of this Section 3.02(b). Without limiting the generality of the foregoing, each Pari Term Loan Debt Agent hereby agrees that if the Collateral Proceeds Account contains any proceeds of the ABL First Lien Collateral, it shall hold such proceeds in trust for the ABL Secured Parties and transfer such proceeds the ABL Secured Parties reasonably promptly after obtaining actual knowledge or notice from the ABL Secured Parties that it has possession of such proceeds in accordance with Section 2.04(b). Each Pari Term Loan Debt Agent shall give written notice to the ABL Agent identifying the Collateral Proceeds Account.

SECTION 3.03. Rights under Permits and Licenses. Each Pari Term Loan Debt Agent agrees that if the ABL Agent shall require rights available under any permit or license controlled by such Pari Term Loan Debt Agent (as certified to such Pari Term Loan Debt Agent by the ABL Agent, upon which such Pari Term Loan Debt Agent may rely) in order to realize on any ABL First Lien Collateral, such Pari Term Loan Debt Agent shall (subject to the terms of the Pari Term Loan Debt Documents, including such Pari Term Loan Debt Agent’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the ABL Agent in writing, to make such rights available to the ABL Agent, subject to the Pari Term Loan Debt Liens. The ABL Agent agrees that if any Pari Term Loan Debt Agent shall require rights available under any permit or license controlled by the ABL Agent (as certified to the ABL Agent by such Pari Term Loan Debt Agent, upon which the ABL Agent may rely) in order to realize on any Term Loan First Lien Collateral, the ABL Agent shall (subject to its right to receive indemnification) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by such Pari Term Loan Debt Agent in writing, to make such rights available to such Pari Term Loan Debt Agent, subject to the ABL Liens.

ARTICLE IV

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, or the existence of any

Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Grantors or any of their Subsidiaries, any Secured Party or any other person as a result of such determination.

ARTICLE V

Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the inter-creditor arrangements provided for herein and agrees that the obligations of the Grantors under the Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VI

Representations and Warranties

SECTION 6.01. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by such party.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority of which the failure to obtain could reasonably be expected to have a Material Adverse Effect (as defined in the ABL Credit Agreement), (ii) will not violate any applicable law or regulation or any order of any governmental authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a Material Adverse Effect and (iii) will not violate the charter, by-laws or other organizational documents of such party.

SECTION 6.02. Representations and Warranties of Each Representative. Each of the Pari Term Loan Debt Agents and the ABL Agent represents and warrants to the other parties hereto that it is authorized under their respective Pari Term Loan Debt Documents and the ABL Credit Agreement, as the case may be, to enter into this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Original ABL Agent, to it at Bank of America, N.A., 200 Glastonbury Boulevard, Glastonbury, CT 06033 Attention: Robert Mahoney, Facsimile No.: (860) 952-6830[, with a copy to General Electric Capital Corporation, 299 Park Avenue, New York, New York 10171, Attention: Nexeo Account Manager, Facsimile No.: (646) 428-7094;

(b) if to the Original Term Loan Agent, to it at Bank of America, N.A., Agency Management, 1455 Market Street, 5th Floor, Mail Code: CA5-701-05-19, Attention Aamir Saleem, Facsimile No.: 415-503-5089.

(c) if to the Grantors, to Nexeo Solutions Holdings, LLC, 345 California Street, Suite 3300, San Francisco, California 94104, Attention:             , Facsimile No.: [            ]; and

(d) and if to any other Secured Debt Representative, to such address as specified in the Lien Sharing and Priority Confirmation Joinder.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a business day) and on the next business day thereafter (in all other cases) at the address of such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01. As agreed to in writing among the Company, on behalf of the Grantors, each Pari Term Loan Debt Agent and the ABL Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 7.02. Waivers; Amendment.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative and the Company, on behalf of the Grantors; provided, however, that this Agreement may be amended from time to time (x) as provided in Section 2.10 and (y) at the sole request and expense of the Company, and without the consent of either Representative, to add, pursuant to the Intercreditor Agreement Joinder, additional Grantors whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. Any amendment of this Agreement that is proposed to be effected without the consent of a Representative as permitted by the proviso to the preceding sentence shall be submitted to such Representative for its review at least 5 Business Days (or such shorter period as shall be acceptable to such Representative) prior to the proposed effectiveness of such amendment; provided, that no prior review shall be required for the joinder of a Grantor pursuant to a joinder in the form of Exhibit A.

SECTION 7.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 7.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 7.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.07. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.09. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction• of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.10. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Secured Documents, the provisions of this Agreement shall control.

SECTION 7.11. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, on the one hand, and the Pari Term Loan Debt Secured Parties, on the other hand. None of the Grantors or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.05, 2.06, 2.10, or Article VII) is intended to or will amend, waive or otherwise modify the provisions of the ABL Credit Agreement or the Pari Term Loan Debt Documents), and no Grantor may rely on the terms hereof (other than Sections 2.05, 2.06, 2.10, Article III, Article VI and Article VII). Nothing in this Agreement is intended to or shall impair the obligations of Grantors, which are absolute and unconditional, to pay the Obligations under the Secured Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any Secured Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement or any Pari Term Loan Debt Document with respect to any ABL First Lien Collateral in any manner that would cause a default under any ABL Debt Document, or (b) pursuant to this Agreement or any ABL Debt Document with respect to any Term Loan First Lien Collateral in any manner that would cause a default under any Pari Term Loan Debt Document.

SECTION 7.12. Certain Terms Concerning ABL Agent and each Pari Term Loan Debt Agent; Force Majeure.

(a) Neither the ABL Agent nor any Pari Term Loan Debt Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the ABL Agent nor any Pari Term Loan Debt Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or the Grantors) any amounts in violation of the terms of this Agreement, so long as the ABL Agent or such Pari Term Loan Debt Agent, as the case may be, is acting in good faith. Neither the ABL Agent nor any Pari Term Loan Debt Agent shall be responsible for or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(b) Each of the Pari Term Loan Debt Agents and the ABL Agent is executing and delivering this Agreement solely in its capacity as agent and in so doing, neither such Pari Term Loan Debt Agent nor the ABL Agent shall be responsible for the terms or sufficiency of this Agreement for any purpose. None of the Pari Term Loan Debt Agents or the ABL Agent shall have any duties or obligations under or pursuant to this Agreement other than such duties as may be expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each Pari Term Loan Debt Agent and the ABL Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the ABL Debt Documents and the Term Debt Documents, as applicable.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,

As Original ABL Agent

By:

Name:

Title:

BANK OF AMERICA, N.A.,

As Original Term Loan Agent

By:

Name:

Title:

ABL Intercreditor Agreement

NEXEO SOLUTIONS, LLC

By:

Name:

Title:

NEXEO SOLUTIONS HOLDINGS, LLC

By:

Name:

Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:

Name:

Title:

Signature Page – Intercreditor Agreement

ANNEX I

Provision for the ABL Credit Agreement, the Term

Loan Agreement and any Additional Pari Term Loan Debt Facility

Reference is made to the ABL Intercreditor Agreement, dated as of March 31, 2011, among Bank of America, N.A., as ABL Agent (as defined in the ABL Intercreditor Agreement) for the ABL Secured Parties referred to therein; Bank of America, N.A., as Term Loan Agent (as defined in the ABL Intercreditor Agreement) for the Term Loan Secured Parties referred to therein; each Additional Pari Term Loan Debt Agent (as defined in the ABL Intercreditor Agreement), for the Pari Term Loan Debt Secured Parties referred to therein; Nexeo Solutions, LLC, Nexeo Solutions Holdings, LLC and Nexeo Solutions Sub Holding Corp. and the Subsidiaries of Nexeo Solutions, LLC party thereto (collectively the “Grantors”) (the “ABL Intercreditor Agreement”). Each [ABL Lender hereunder] [Term Lender hereunder] [lender under any Additional Pari Term Loan Debt] (a) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the ABL Intercreditor Agreement and (c) authorizes and instructs the [ABL Agent] [Pari Term Loan Debt Agent] to enter into the ABL Intercreditor Agreement as [ABL Agent] [Pari Term Loan Debt Agent] on behalf of such [ABL Lender] [Term Lender]. The foregoing provisions are intended as an inducement to the [ABL Lenders] [Term Lenders] to extend credit to Borrowers or to acquire any notes or other evidence of any debt obligation owing from the Borrowers and such [ABL Lenders] [Term Loan Lenders] are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

Provision for all ABL Security Documents, Initial Term Loan Security Documents

and any Additional Debt Security Documents that Grant a Security Interest in Collateral

Reference is made to the ABL Intercreditor Agreement, dated as of March 31, 2011, among Bank of America, N.A., as ABL Agent (as defined in the ABL Intercreditor Agreement) for the ABL Secured Parties referred to therein; Bank of America, N.A., as Term Loan Agent (as defined in the ABL Intercreditor Agreement) ) for the Term Loan Secured Parties referred to therein; each Additional Pari Term Loan Debt Agent (as defined in the ABL Intercreditor Agreement), for the Pari Term Loan Debt Secured Parties referred to therein; Nexeo Solutions, LLC, Nexeo Solutions Holdings, LLC and Nexeo Solutions Sub Holding Corp. (the “ABL Intercreditor Agreement”). Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the ABL Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the ABL Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the [ABL Agent] [Pari Term Loan Debt Agent] on behalf of such Person to enter into, and perform under, the ABL Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the ABL Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the ABL Intercreditor Agreement and, to the extent provided therein, the applicable Security Documents (as defined in the ABL Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the ABL Intercreditor Agreement, the provisions of the ABL Intercreditor Agreement shall control.

B-2

EXHIBIT A

to ABL Intercreditor Agreement

[FORM OF]

GRANTOR INTERCREDITOR AGREEMENT JOINDER

The undersigned,                                         , a                     , hereby agrees to become party as a [Grantor] under (a) the ABL Intercreditor Agreement, dated as of March 31, 2011, among Bank of America, N.A., as ABL Agent for the ABL Secured Parties referred to therein; Bank of America, N.A., as Term Loan Agent for the Term Loan Secured Parties referred to therein; each Additional Pari Term Loan Debt Agent for the Pari Term Loan Debt Secured Parties referred to therein; Nexeo Solutions, LLC, Nexeo Solutions Holdings, LLC and Nexeo Solutions Sub Holding Corp. (the “ABL Intercreditor Agreement”), and (b) the Additional Pari Term Loan Debt Security Documents (as defined therein), if any; for all purposes thereof on the terms set forth therein, and to be bound by the terms of the ABL Intercreditor Agreement as fully as if the undersigned had executed and delivered the ABL Intercreditor Agreement as of the date thereof.

The provisions of Article 7 of the ABL Intercreditor Agreement will apply with like effect to this Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this ABL Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of             , 20     .

[			]

By:

Name:

Title:

[Notice Address]

A-1

EXHIBIT B

to ABL Intercreditor Agreement

[FORM- OF]

LIEN SHARING AND PRIORITY CONFIRMATION JOINDER

Reference is made to the ABL Intercreditor Agreement, dated as of March 31, 2011 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “ABL Intercreditor Agreement”) among Bank of America, N.A., as ABL Agent for the ABL Secured Parties referred to therein; Bank of America, N.A., as Term Loan Agent for the Term Loan Secured Parties referred to therein; each Additional Pari Term Loan Debt Agent for the Pari Term Loan Debt Secured Parties referred to therein; Nexeo Solutions, LLC, Nexeo Solutions Holdings, LLC and Nexeo Solutions Sub Holding Corp.

Capitalized terms used but not otherwise defined herein shall have meaning set forth in the ABL Intercreditor Agreement. This Lien Sharing and Priority Confirmation Joinder is being executed and delivered pursuant to Section 2.10[a][b] of the ABL Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as representative being entitled to the rights and obligations of being additional secured debt under the ABL Intercreditor Agreement.

1. Joinder. The undersigned, [                                        ], a [                                        ], (the “New Representative”) as [trustee] [collateral trustee] [administrative agent] [collateral agent] under that certain [described applicable indenture, credit agreement or other document governing the additional secured debt] hereby:

(a) represents that the New Representative has been authorized to become a party to the ABL Intercreditor Agreement on behalf of the [ABL Secured Parties under an ABL Substitute Facility] [Term Loan Secured Parties under the Term Loan Substitute Facility] [Additional Pari Term Loan Debt Secured Parties under the Additional Pari Term Loan Debt Facility] as [an ABL Agent under an ABL Substitute Facility] [a Term Loan Agent under a Term Loan Substitute Facility] [an Additional Pari Term Loan Debt Agent under an Additional Pari Term Loan Debt Facility] under the ABL Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the ABL Intercreditor Agreement as fully as if the undersigned had executed and delivered the ABL Intercreditor Agreement as of the date thereof; and

(b) agrees that its address for receiving notices pursuant to the ABL Inter- creditor Agreement shall be as follows:

[Address];

2. Lien Sharing and Priority Confirmation.

[Option A: to be used if Additional Debt constitutes ABL Debt Obligations] The undersigned New Representative, on behalf of itself and each holder of ABL Debt Obligations for which the undersigned is acting as [collateral agent] hereby agrees, for the benefit of all Secured Parties and each future ABL Agent and Secured Pari Term Loan Debt Representative, and as a condition to being treated as ABL Debt Obligations under the ABL Intercreditor Agreement, that the New Representative is bound by the provisions of the ABL Intercreditor Agreement, including the provisions relating to the ranking of ABL Liens [or]

[Option B: to be used if Additional Debt constitutes a Series of Pari Term Loan Debt] The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of Pari Term Loan Debt [that constitutes Term Loan Substitute Facility] for which the undersigned is acting as [Term Loan Agent] [Pari Term Loan Debt Agent] hereby agrees, for the benefit of all Secured Parties and each future Secured Debt Representative, and as a condition to being treated as Secured Debt under the ABL Intercreditor Agreement, that:

(a) all Pari Term Loan Debt Obligations will be and are secured equally and ratably, by all Pari Term Loan Debt Liens at any time granted by the Initial Grantors or any other Grantor to secure any Obligations in respect of such Series of Pari Term Loan Debt, whether or not upon property otherwise constituting Collateral for such Series of Term Loan Debt, and that all such Pari Term Loan Debt Liens will be enforceable by the Pari Term Loan Debt Agent with respect to such Series of Pari Term Loan Debt for the benefit of all holders of Pari Term Loan Debt Obligations equally and ratably;

(b) the New Representative and each holder of Obligations in respect of the Series of Pari Term Loan Debt for which the undersigned is acting as Pari Term Loan Debt Agent are bound by the provisions of the ABL Intercreditor Agreement, including the provisions relating to the ranking of Pari Term Loan Debt Liens and the order of application of proceeds from enforcement of Pari Term Loan Debt Liens; and

(c) the New Representative and each holder of Obligations in respect of the Series of Pari Term Loan Debt for which the undersigned is acting as Pari Term Loan Debt Agent appoints the Pari Term Loan Debt Agent and consents to the terms of the ABL Intercreditor Agreement and the performance by the Pari Term Loan Agent of, and directs the Pari Term Loan Debt Agent to perform, its obligations under the ABL Inter-creditor Agreement, together with all such powers as are reasonably incidental thereto.

3. Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the ABL Intercreditor Agreement will apply with like effect to this Lien Sharing and Priority Confirmation Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Lien Sharing and Priority Confirmation Joinder to be executed by their respective officers or representatives as of             , 20    ].

[insert name of New Representative]

By:
Name:
Title:

The Pari Term Loan Debt Agent hereby acknowledges receipt of this Lien Sharing and Priority Confirmation Joinder and agrees to act as Pari Term Loan Debt Agent for the New Representative and the holders of the Obligations represented thereby:

,
as Pari Term Loan Debt Agent

By:
Name:
Title:

The ABL Agent hereby acknowledges receipt of this Lien Sharing and Priority Confirmation Joinder and agrees to act as ABL Agent for the New Representative and the holders of the Obligations represented thereby:

,
as ABL Agent

By:
Name:
Title:

EXHIBIT C

to ABL Intercreditor Agreement

SECURITY DOCUMENTS

PART A.

List of ABL Security Documents

1.	Security Agreement, dated as of March 31, 2011, among the Grantors and ABL Agent.

2.	Intellectual Property Security Agreement, dated as of March 31, 2011, among the Grantors and the ABL Agent.

3.	And all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security in the Collateral executed and delivered by any of the Grantors in favor of the ABL Agent from time to time.

PART B.

List of Initial Term Loan Security Documents

1.	Security Agreement, dated as of March 31, 2011, among the Grantors and Term Loan Agent.

2.	Intellectual Property Security Agreement, dated as of March 31, 2011, among the Grantors and Term Loan Agent.

3.	And all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security in the Collateral executed and delivered by any of the Grantors in favor of any Pari Term Loan Debt Agent from time to time.

C-1

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

among

NEXEO SOLUTIONS, LLC,

NEXEO SOLUTIONS HOLDINGS, LLC,

NEXEO SOLUTIONS SUB HOLDING CORP.,

the other Grantors party hereto,

BANK OF AMERICA, N.A.,

as Term Loan Agent for the Term Loan Secured Parties,

BANK OF AMERICA, N.A.,

as Authorized Representative for the Term Loan Secured Parties,

[                                         ]

as the Additional Pari Term Loan Debt Agent,

[                                         ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 20[    ]

2

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware corporation (“Sub Holdco”), the other Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A. (“Bank of America”), as collateral agent for the Term Loan Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Term Loan Agent”), BANK OF AMERICA, as Authorized Representative for the Term Loan Secured Parties (as each such term is defined below), [                                        ], as collateral agent for the Additional Pari Term Loan Debt Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional Pari Term Loan Debt Agent”), [                                        ], as Authorized Representative for the Initial Additional Pari Term Loan Debt Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional Pari Term Loan Debt Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Pari Term Loan Debt Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Pari Term Loan Debt Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Term Loan Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of [            ], 2011, by and among Bank of America, N.A., as ABL Agent, Bank of America, N.A., as Term Agent, the Grantors and the other parties thereto from time to time.

“Additional Pari Term Loan Debt Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Additional Pari Term Loan Debt Documents” means, with respect to the Initial Additional Pari Term Loan Debt Obligations or any Series of Additional Senior Class Debt and any Refinancing of such debt, the notes, indentures, security documents and other operative

2

agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Pari Term Loan Debt Documents and the Additional Pari Term Loan Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Pari Term Loan Debt Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Pari Term Loan Debt Obligations) has been designated as Additional Pari Term Loan Debt Obligations pursuant to Section 5.13 hereto.

“Additional Pari Term Loan Debt Obligations” means all amounts owing to any Additional Pari Term Loan Debt Secured Party (including the Initial Additional Pari Term Loan Debt Secured Parties) pursuant to the terms of any Pari Term Loan Debt Document (including the Initial Additional Pari Term Loan Debt Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Pari Term Loan Debt Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional Pari Term Loan Debt Secured Party” means the holders of any Additional Pari Term Loan Debt Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional Pari Term Loan Debt Secured Parties.

“Additional Pari Term Loan Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional Pari Term Loan Debt Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Term Loan Agreement.”

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

3

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Term Loan Agent and (ii) from and after the earlier of (x) the Discharge of Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Pari Term Loan Debt Agent.

“Authorized Representative” means, at any time, (i) in the case of any Term Loan Debt or the Term Loan Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Pari Term Loan Debt Obligations or the Initial Additional Pari Term Loan Debt Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any Additional Senior Class Debt or Additional Senior Class Debt Parties that become subject to this Agreement after the date hereof, the Additional Senior Debt Class Representative named as the “New Representative” for such Series in the applicable Joinder Agreement.

“Bank of America” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to any Lien created pursuant to any Pari Term Loan Debt Security Document to secure one or more Series of Pari Term Loan Debt Obligations.

“Collateral Agent” means (i) in the case of any Term Loan Debt, the Term Loan Agent and (ii) in the case of the Additional Pari Term Loan Debt Obligations, the Additional Pari Term Loan Debt Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Term Loan Agent is the Applicable Collateral Agent, the Term Loan Secured Parties and (ii) at any other time, the Series of Pari Term Loan Debt Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

4

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Term Loan Debt Obligations, the date on which such Series of Pari Term Loan Debt Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Term Loan Debt” means, with respect to any Shared Collateral, the Discharge of the Term Loan Debt with respect to such Shared Collateral; provided that the Discharge of Term Loan Debt shall not be deemed to have occurred in connection with a Refinancing of such Term Loan Debt with additional Pari Term Loan Debt Obligations secured by such Shared Collateral under an Additional Pari Term Loan Debt Document which has been designated in writing by the Administrative Agent (under the Term Loan Agreement so Refinanced) to the Additional Pari Term Loan Debt Agent and each other Authorized Representative as the “Term Loan Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means Borrower, Holdings, Sub Holdco, each of the Material Domestic Subsidiaries (other than Excluded Subsidiaries, as each term is defined in the Term Loan Agreement) and each other Subsidiary of the Borrower that has granted a security interest pursuant to any Pari Term Loan Debt Security Document to secure any Series of Pari Term Loan Debt Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Pari Term Loan Agreement” mean that certain [Indenture] [Other Agreement], dated as of [            ], among the Borrower, [the Guarantors identified therein] and [            ], as [trustee], as amended, restated, amended and restated, extended, supplemented, Refinanced or otherwise modified from time to time.

“Initial Additional Pari Term Loan Debt Documents” means the Initial Additional Pari Term Loan Agreement, the debt securities issued thereunder, the Initial Additional Pari Term Loan Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Term Loan Debt Obligations.

“Initial Additional Pari Term Loan Debt Obligations” means the [“Obligations”] as such term is defined in the Initial Additional Pari Term Loan Security Agreement.

5

“Initial Additional Pari Term Loan Debt Secured Parties” means the Additional Pari Term Loan Debt Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Pari Term Loan Debt Obligations issued pursuant to the Initial Additional Pari Term Loan Agreement.

“Initial Additional Pari Term Loan Security Agreement” means the [security agreement], dated as of the date hereof, among the Borrower, the Additional Pari Term Loan Debt Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional Pari Term Loan Debt Obligations and add Additional Pari Term Loan Debt Secured Parties hereunder.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Pari Term Loan Debt Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Term Loan Debt Obligations with respect to such Shared Collateral.

6

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Pari Term Loan Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Pari Term Loan Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Pari Term Loan Debt Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Pari Term Loan Debt Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Term Loan Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Term Loan Debt Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pari Term Loan Debt Documents” means, collectively, (i) the Term Loan Agreement and Term Loan Collateral Documents and (ii) the Additional Pari Term Loan Debt Documents.

“Pari Term Loan Debt Obligations” means, collectively, (i) the Term Loan Debt and (ii) each Series of Additional Pari Term Loan Debt Obligations.

7

“Pari Term Loan Debt Secured Parties” means (i) the Term Loan Secured Parties and (ii) the Additional Pari Term Loan Debt Secured Parties with respect to each Series of Additional Pari Term Loan Debt Obligations.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Pari Term Loan Debt Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Term Loan Agreement and each Loan Document (as defined in the Term Loan Agreement), (ii) each Initial Additional Pari Term Loan Debt Document, and (iii) each Additional Pari Term Loan Debt Document.

“Series” means (a) with respect to the Pari Term Loan Debt Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Term Loan Debt Secured Parties (in their capacities as such), and (iii) the Additional Pari Term Loan Debt Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Term Loan Debt Secured Parties) and (b) with respect to any Pari Term Loan Debt Obligations, each of (i) the Term Loan Debt, (ii) the Initial Additional Pari Term Loan Debt Obligations, and (iii) the Additional Pari Term Loan Debt Obligations incurred pursuant to any Additional Pari Term Loan Debt Document, which pursuant to any Joinder Agreement are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Term Loan Debt Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Pari Term Loan Debt Obligations hold a valid and perfected security interest at such time. If more than two Series of Pari Term Loan Debt Obligations are outstanding at any time and the holders of less than all Series of Pari Term Loan Debt Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Term Loan Debt Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

8

“Sub Holdco” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term Loan Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term Loan Agreement” means that certain Credit Agreement, dated as of March [9], 2011 (as amended, restated, extended, supplemented, Refinanced or otherwise modified in writing from time to time) among Borrower, Holdings, Sub Holdco, the Lenders from time to time party thereto, and Bank of America, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), and the other parties thereto.

“Term Loan Collateral Agreement” that certain Pledge and Security Agreement, dated as of [            ]     , 2011, among Borrower, Holdings, Sub Holdco, the other Grantors party thereto and the Term Loan Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Term Loan Collateral Documents” means the Term Loan Collateral Agreement, the other Collateral Documents (as defined in the Term Loan Agreement) and each other agreement entered into in favor of the Term Loan Agent for the purpose of securing any Term Loan Debt.

“Term Loan Debt” means all “Obligations” as defined in the Term Loan Agreement.

“Term Loan Secured Parties” means the “Secured Parties” as defined in the Term Loan Collateral Agreement.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

9

SECTION 1.03 Impairments. It is the intention of the Pari Term Loan Debt Secured Parties of each Series that the holders of Pari Term Loan Debt Obligations of such Series (and not the Pari Term Loan Debt Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Term Loan Debt Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Term Loan Debt Obligations), (y) any of the Pari Term Loan Debt Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Term Loan Debt Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Term Loan Debt Obligations) on a basis ranking prior to the security interest of such Series of Pari Term Loan Debt Obligations but junior to the security interest of any other Series of Pari Term Loan Debt Obligations or (ii) the existence of any Collateral for any other Series of Pari Term Loan Debt Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of Pari Term Loan Debt Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Pari Term Loan Debt Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Term Loan Debt Obligations, and the rights of the holders of such Series of Pari Term Loan Debt Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Term Loan Debt Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Term Loan Debt Obligations subject to such Impairment. Additionally, in the event the Pari Term Loan Debt Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Term Loan Debt Documents or the Pari Term Loan Debt Obligations governing such Pari Term Loan Debt Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any Pari Term Loan Debt Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any Pari Term Loan Debt Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Pari Term Loan Debt Secured Party or received by the Applicable Collateral Agent or any Pari

10

Term Loan Debt Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Pari Term Loan Debt Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Term Loan Debt Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Term Loan Debt Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents, and (iii) THIRD, after payment of all Pari Term Loan Debt Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a Pari Term Loan Debt Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Term Loan Debt Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Term Loan Debt Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Term Loan Debt Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the Pari Term Loan Debt Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Term Loan Debt Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Term Loan Debt Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Term Loan Debt Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Term Loan Debt Secured Party hereby agrees that the Liens securing each Series of Pari Term Loan Debt Obligations on any Shared Collateral shall be of equal priority.

(d) Notwithstanding anything in this Agreement or any other Pari Term Loan Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Term Loan Debt held by the Administrative Agent or the Collateral Agent pursuant to Section 2.16 of the Term Loan Agreement (or any equivalent successor provision) shall be applied as specified in the Term Loan Agreement and will not constitute Shared Collateral.

11

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Term Loan Agent is the Applicable Collateral Agent, no Additional Pari Term Loan Debt Secured Party shall, or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Pari Term Loan Debt Security Document, applicable law or otherwise, it being agreed that only the Term Loan Agent, acting in accordance with the Term Loan Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional Pari Term Loan Debt Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Pari Term Loan Debt Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Pari Term Loan Debt Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any inter-creditor agreement with respect to any Shared Collateral), whether under any Pari Term Loan Debt Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional Pari Term Loan Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of Pari Term Loan Debt Obligations, the Applicable Collateral Agent (in the case of the Additional Pari Term Loan Debt Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and

12

remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Term Loan Debt Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Pari Term Loan Debt Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Term Loan Debt Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each Pari Term Loan Debt Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any Pari Term Loan Debt Obligations of any Series or any Pari Term Loan Debt Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Term Loan Debt Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other Pari Term Loan Debt Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other Pari Term Loan Debt Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party to enforce this Agreement.

13

(b) Each Pari Term Loan Debt Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Term Loan Debt Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement, other than this Agreement), at any time prior to the Discharge of each of the Pari Term Loan Debt Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Pari Term Loan Debt Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04 Automatic Release of Liens.

(a) If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of Pari Term Loan Debt Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding, including any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, it is acknowledged and agreed that this Agreement constitutes an agreement within the scope of Section 510(a) of the Bankruptcy Code, including with respect to the provisions of this Article II, and all references to “Grantor” shall include any Grantor as debtor and debtor in possession (and any receiver, trustee, or other estate representative for such Grantor, as the case may be) in any Insolvency or Liquidation Proceeding.

(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP

14

Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Pari Term Loan Debt Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Term Loan Debt Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Term Loan Debt Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Term Loan Debt Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Term Loan Debt Secured Parties (other than any Liens of the Pari Term Loan Debt Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Term Loan Debt Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Term Loan Debt Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Pari Term Loan Debt Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Term Loan Debt Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Pari Term Loan Debt Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the Pari Term Loan Debt Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Term Loan Debt Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Term Loan Debt Secured Parties receiving adequate protection shall not object to any other Pari Term Loan Debt Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Term Loan Debt Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the Pari Term Loan Debt Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Term Loan Debt Obligations shall again have been paid in full in cash.

15

SECTION 2.07 Insurance. As between the Pari Term Loan Debt Secured Parties, the Applicable Collateral Agent (and in the case of the Additional Pari Term Loan Debt Agent, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The Pari Term Loan Debt Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document of such debt being Refinanced) of, any Pari Term Loan Debt Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Term Loan Agent and the Term Loan Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Pari Term Loan Debt Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Term Loan Debt Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Term Loan Agent is not the Applicable Collateral Agent, the Term Loan Agent shall, at the request of the Additional Pari Term Loan Debt Agent, promptly deliver all Possessory Collateral to the Additional Pari Term Loan Debt Agent together with any necessary endorsements (or otherwise allow the Additional Pari Term Loan Debt Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Pari Term Loan Debt Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Term Loan Debt Documents, in each case, subject to the terms and conditions of this Section 2.09.

16

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Pari Term Loan Debt Secured Party for purposes of perfecting the Lien held by such Pari Term Loan Debt Secured Parties thereon.

(d) In furtherance of the foregoing, each Grantor hereby grants a security interest in the Shared Collateral to each Collateral Agent that controls Shared Collateral for the benefit of all Pari Term Loan Debt Secured Parties which have been granted a Lien on the Shared Collateral controlled by such Collateral Agent.

SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Term Loan Agent, the Additional Pari Term Loan Debt Agent agrees that no Additional Pari Term Loan Debt Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Pari Term Loan Debt Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Pari Term Loan Debt Agent, the Term Loan Agent agrees that no Term Loan Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Term Loan Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Term Loan Debt Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Term Loan Debt Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively,

17

and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Term Loan Debt Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Applicable Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the Pari Term Loan Debt Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Term Loan Debt Documents, as applicable, pursuant to which the Applicable Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Term Loan Debt Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other Pari Term Loan Debt Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Term Loan Debt Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Term Loan Debt Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Term Loan Debt Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Pari Term Loan Debt Obligations or any other Pari Term Loan Debt Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Pari Term Loan Debt Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Term Loan Debt Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Term Loan Debt Documents or any other agreement related thereto or to the collection of the Pari Term Loan Debt Obligations or the valuation, use, protection or release of any security for the Pari Term Loan Debt Obligations, (ii) any election by any Applicable Authorized

18

Representative or any holders of Pari Term Loan Debt Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Term Loan Debt Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Term Loan Debt Obligations for which such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Term Loan Agent or the Administrative Agent, to it at 101 North Tryon Street, Mail Code: NC1-001-04-39, Charlotte, NC 28255, Attention of Kellyn McLamb (Fax No. 704-409-0486);

(b) if to the Additional Pari Term Loan Debt Agent or the Initial Additional Authorized Representative, to it at [—];

(c) if to any Grantor, to Nexeo Solutions, LLC, at 5200 Blazer Parkway, Dublin, Ohio 43107, Attention of Stephen Bowater (Fax No. 859-357-5546);

(d) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

19

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any Pari Term Loan Debt Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Pari Term Loan Debt Secured Parties and Additional Pari Term Loan Debt Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional Pari Term Loan Security Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or Pari Term Loan Debt Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Pari Term Loan Debt Obligations in compliance with the Term Loan Agreement and the other Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Pari Term Loan Debt Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts

20

taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Term Loan Debt Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Pari Term Loan Debt Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Pari Term Loan Debt Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Pari Term Loan Debt Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

21

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY (ON BEHALF OF ITSELF, ANY PERSON CLAIMING BY, ON BEHALF, OR THROUGH SUCH PARTY, OR ANY PERSON ON WHOSE BEHALF SUCH PARTY IS ACTING) HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Term Loan Debt Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Term Loan Debt Secured Parties in relation to one another. None of the Borrower, any other Grantor or any creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Term Loan Agreement or any Additional Pari Term Loan Debt Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.10 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Term Loan Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Term Loan Agreement and the Additional Pari Term Loan Debt Documents, the Borrower may incur additional indebtedness after the date hereof that is permitted by the Term Loan Agreement and the Additional Pari Term Loan Debt Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Pari Term Loan Debt Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Pari Term Loan Debt Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each “an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph and becomes a party to the ABL Intercreditor Agreement in accordance with the terms thereunder.

22

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative, and, to the extent such changes increase the obligations or reduce the rights of a Grantor, by such Grantor) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Pari Term Loan Debt Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional Pari Term Loan Debt Obligations and the initial aggregate principal amount or face amount thereof;

(iii) all filings, recordations and/or amendments or supplements to the Pari Term Loan Debt Documents necessary or desirable in the reasonable judgment of the Additional First Lien Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First Lien Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of the Additional First Lien Collateral Agent); and

(iv) the Additional Pari Term Loan Debt Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional

23

Pari Term Loan Debt Agent will continue to act in its capacity as Additional Pari Term Loan Debt Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Term Loan Collateral Documents, Bank of America is acting in the capacities of Administrative Agent and Term Loan Agent solely for the Term Loan Secured Parties. Except as expressly provided herein or in the Additional Pari Term Loan Security Documents, [            ] is acting in the capacity of Additional Pari Term Loan Debt Agent solely for the Additional Pari Term Loan Debt Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Term Loan Agent or the Additional Pari Term Loan Debt Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Pari Term Loan Debt Documents represents the agreement of each of the Grantors and the Pari Term Loan Debt Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Term Loan Agent or any other Pari Term Loan Debt Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Term Loan Debt Documents.

SECTION 5.16 ABL Intercreditor Agreement. Until such time as the Discharge of Senior Secured Debt Obligations (as defined in the ABL Intercreditor Agreement) has occurred with respect to the ABL Obligations (as defined in the ABL Intercreditor Agreement), the provisions of this Agreement shall be subject to the terms of the ABL Intercreditor Agreement.

24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

BANK OF AMERICA, N.A., as Authorized Representative for the Term Loan Secured Parties

By:
Name:
Title:

[ ], as Additional Pari Term Loan Debt Agent

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative

By:
Name:
Title:

25

NEXEO SOLUTIONS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS HOLDINGS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

26

ANNEX I

Grantors

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [            ], 20[    ] to FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (the “First Lien Intercreditor Agreement”), among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware corporation (“Sub Holdco”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Bank of America, N.A., as Term Loan Agent for the Term Loan Secured Parties under the Pari Term Loan Debt Documents (in such capacity, the “Term Loan Agent”), Bank of America, N.A., as Authorized Representative for the Term Loan Secured Parties, [                    ], as Additional Pari Term Loan Debt Agent, [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional Pari Term Loan Debt Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Pari Term Loan Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First Lien Intercreditor Agreement, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the Pari Term Loan Debt Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II

the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional Pari Term Loan Debt Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Term Loan Debt Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional Pari Term Loan Debt Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional Pari Term Loan Debt Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

Acknowledged by:

BANK OF AMERICA, N.A., as the Term Loan Agent and Authorized Representative,

By:
Name:
Title:

By:
Name:
Title:

[ ], as the Additional Pari Term Loan Debt Agent and Initial Additional Authorized Representative,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

NEXEO SOLUTIONS, LLC, as Borrower

By:
Name:
Title:

NEXEO SOLUTIONS HOLDINGS, LLC,, as Holdings

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP., as Sub Holdco

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the

Supplement to the

First Lien Intercreditor Agreement

Grantors

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

Among

NEXEO SOLUTIONS, LLC,

NEXEO SOLUTIONS HOLDINGS, LLC,

NEXEO SOLUTIONS SUB HOLDING CORP.,

the other Grantors party hereto,

BANK OF AMERICA, N.A.,

as Senior Representative for the Term Loan Secured Parties,

[                    ]

as the Initial Additional Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [            ], 20[    ]

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDING CORP., a Delaware corporation (“Sub Holdco”), the other Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A. (“Bank of America”), as Representative for the Term Loan Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Term Loan Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of [ ], 2011, by and among Bank of America, N.A., as ABL Agent, Bank of America, N.A., as Term Agent, the Grantors and the other parties thereto from time to time.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Term Loan Debt) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Term Loan Debt; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof, (B) the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof and (C) the ABL Intercreditor Agreement, pursuant to Section 2.10 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower after the date hereof, then the Guarantors, the Administrative Agent and the Representative for

such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents applicable to such Additional Senior Debt or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Article IX of the Term Loan Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bank of America” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

2

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Agreement” means that certain Pledge and Security Agreement, dated as of March [    ], 2011, among Borrower, Holdings, Sub Holdco, the other Grantors party thereto and the Term Loan Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Instructing Group, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Term Loan Debt” means, with respect to any Shared Collateral, the Discharge of the Term Loan Debt with respect to such Shared Collateral; provided that the Discharge of Term Loan Debt shall not be deemed to have occurred in connection with a Refinancing

3

of such Term Loan Debt with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Term Loan Agreement so Refinanced) to the Designated Senior Representative as the “Term Loan Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Term Loan Debt and the Discharge of each Additional Senior Debt Facility has occurred.

“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Term Loan Agreement.

“Grantors” means Holdings, the Borrower and each Subsidiary or direct or indirect parent Borrower of the Borrower that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means Holdings, Sub Holdco, and each “Material Domestic Subsidiaries”, other than “Excluded Subsidiaries”, each as defined in the Term Loan Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [[Indenture] [Credit Agreement] dated as of [            ], 20[    ], among the Borrower, [the Guarantors identified therein,] [            ], as [trustee] [administrative agent], and [            ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

4

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Collateral Agreement.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“parent” has the meaning assigned to such term in the definition of “Subsidiary.”

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, Borrower, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

5

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority

6

Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility and the Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

7

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Term Loan Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Collateral Agreement and the other “Collateral Documents” as defined in the Term Loan Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings, the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Term Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Term Loan Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Term Loan Debt and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Term Loan Debt or the Term Loan Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Term Loan Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations

8

under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Sub Holdco” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Subsidiary” with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Term Loan Agreement” means that certain Credit Agreement, dated as of March [9], 2011 (as amended, restated, extended, supplemented, Refinanced or otherwise modified in writing from time to time) among Borrower, Holdings, Sub Holdco, the Lenders from time to time party thereto, and Bank of America, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), and the other parties thereto.

“Term Loan Documents” means the Term Loan Agreement and the other “Loan Documents” as defined in the Term Loan Agreement.

“Term Loan Debt” means the “Obligations” as defined in the Term Loan Agreement.

“Term Loan Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement,

9

instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination. (a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (b) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority

10

Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens

11

with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Term Loan Debt consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.16 of the Term Loan Agreement (or any equivalent successor provision) shall be applied as specified in the Term Loan Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority

12

Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

13

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Second Priority Instructing Group and the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Instructing Group and Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

14

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over. Any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) [Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with

15

such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.]1

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder,

[1]	This provision shall be applicable only in the event of the exercise of remedies in connection with the enforcement of Senior Obligations.

16

(v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

17

SECTION 5.03. Amendments to Second Priority Collateral Documents.

(a) Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Second Lien Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of March [9], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), , the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [    ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among Bank of America, N.A., as Administrative Agent, [            ] and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a

18

judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

19

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing

20

such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations

21

at any sale in foreclosure of Senior Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law and the Senior Representatives and the other Senior Secured Parties do not object to the adequate protection being provided to the Senior Secured Parties, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative

22

shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with

23

each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same

24

assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; etc.

SECTION 7.01. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

25

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Term Loan Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control, subject to Section 8.23 hereto.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations

26

in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning the Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or

27

any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

28

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (vi), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (vi), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative, and, to the extent such changes increase the obligations or reduce the rights of a Grantor, by such Grantor) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrower; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

29

SECTION 8.10. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

if to the Borrower or any Grantor, to the Borrower, at its address at: 5200 Blazer Park-way, Dublin, Ohio 43107, Attention of Stephen Bowater (Fax No. 859-357-5546);

(i) if to the Initial Second Priority Representative to it at: [—] Attention of [—], telecopy [—];

(ii) if to the Administrative Agent, to it at: 101 North Tryon Street, Mail Code: NC1-001-04-39, Charlotte, NC 28255, Attention of Kellyn McLamb (Fax No. 704-409-0486);

(iii) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

30

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is

31

duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Term Loan Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Term Loan Agreement and the provisions of Article IX of the Term Loan Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [            ] is entering into this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [    ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

SECTION 8.21. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Term Loan Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Term Loan Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Term Loan Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.23 ABL Intercreditor Agreement. Until such time as the Discharge of Senior Secured Debt Obligations (as defined in the ABL Intercreditor Agreement) has occurred with respect to the ABL Obligations (as defined in the ABL Intercreditor Agreement), the provisions of this Agreement shall be subject to the terms of the ABL Intercreditor Agreement.

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

33

NEXEO SOLUTIONS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS HOLDINGS, LLC

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,

By:
Name:
Title:

34

ANNEX I

Grantors

ANNEX II

SUPPLEMENT NO.      dated as of         , to the Second Lien Intercreditor Agreement dated as of [            ], 20[    ] (the “Second Lien Intercreditor Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Term Loan Agreement (as defined in the Second Lien Intercreditor Agreement), [    ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Term Loan Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Term Loan Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative,

By:
Name:
Title:

[ ], as Designated Second Priority Representative,

By:
Name:
Title:

3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [        ], 20[    ] to the Second Lien Intercreditor Agreement dated as of [    ], 20[    ] (the “Second Lien Intercreditor Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Term Loan Agreement (as defined in the Second Lien Intercreditor Agreement), [            ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:
Name:
Title:

3

Acknowledged by:

NEXEO SOLUTIONS, LLC, as Borrower

By:
Name:
Title:

NEXEO SOLUTIONS HOLDINGS, LLC, as Holdings

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP., as Sub Holdco

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

4

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [                ], 20[    ] to the Second Lien Intercreditor Agreement dated as of [                ], 20[    ] (the “Second Lien Intercreditor Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Term Loan Agreement (as defined in the Second Lien Inter-creditor Agreement), [        ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Inter-creditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Inter-creditor Agreement as of the day and year first above written.

NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ], as Designated Senior Representative,

By:
Name:
Title:

3

Acknowledged by:

NEXEO SOLUTIONS, LLC, as Borrower

By:
Name:
Title:

NEXEO SOLUTIONS HOLDINGS, LLC,, as Holdings

By:
Name:
Title:

NEXEO SOLUTIONS SUB HOLDING CORP., as Sub Holdco

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

4

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

EXHIBIT I

EXHIBIT I-1

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement entered into as of [                ], 2011, among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDCO CORP. (“Sub Holdco”), a Delaware corporation, BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and Administrative Agents and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by either the Borrower or the Administrative Agent.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT I-2

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement entered into as of [                ], 2011, among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDCO CORP. (“Sub Holdco”), a Delaware corporation, BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption and, if applicable, an Internal Revenue Service Form W-8IMY from each of its partners/members that is not a beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), together with a United States Tax Compliance Certificate executed by each such partner/member claiming, on behalf of any of its partners/members, the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by either the Borrower or the Administrative Agent.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT I-3

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement entered into as of [                ], 2011, among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDCO CORP. (“Sub Holdco”), a Delaware corporation, BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by such Lender.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT I-4

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement entered into as of [                ], 2011, among NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), NEXEO SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NEXEO SOLUTIONS SUB HOLDCO CORP. (“Sub Holdco”), a Delaware corporation, BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption and, if applicable, an Internal Revenue Service Form W-8IMY from each of its partners/members that is not a beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), together with a United States Tax Compliance Certificate executed by each such partner/member claiming, on behalf of any of its partners/members, the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT K

FORM OF SOLVENCY CERTIFICATE

Pursuant to that certain Credit Agreement, dated as of March [9], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Initial Loans under the Credit Agreements on the Closing Date, and after giving effect to the application of the proceeds of such Loans as of the Acquisition Date:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the respective Credit Agreements.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the Transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

NEXEO SOLUTIONS, LLC

By:
Name:
Title:	Chief Financial Officer

EXHIBIT L

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(C) of that certain Credit Agreement, dated as of March [                ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement, the Borrower Party hereby requests that [each Lender] [each Lender of the [—, 20—]1 tranche[s] of the [        ]2 Class of Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Lender] [each Lender of the [—, 20—]3 tranche[s] of the [        ]4 Class of Loans].

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[—] of Loans] [$[—] of the [—, 20—]5 tranche[(s)] of the [        ]6 Class of Loans] (the “Discount Range Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.

L-1	Form of Discount Range Prepayment Notice

3. The Borrower Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[—]% but less than or equal to [—]% in respect of the Loans] [[—]% but less than or equal to [—]% in respect of the [—, 20—]8 tranche[(s)] of the [        ]9 Class of Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [—, 20—]10 tranche[s] of the [        ]11 Class of Loans] as follows:

1. The Borrower Party will not use proceeds of loans under the ABL Facilities to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. The Borrower Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[12]	Insert applicable representation.

L-2	Form of Discount Range Prepayment Notice

The Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

L-3	Form of Discount Range Prepayment Notice

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

L-4	Form of Discount Range Prepayment Notice

EXHIBIT M

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of March [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Discount Range Prepayment Notice, dated                 , 20    , from the applicable Borrower Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Loans] [the [—, 20—]1 tranche[s] of the [        ]2 Class of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Loans - $[—]]

[[—, 20—]3 tranche[s] of the [        ]4 Class of Loans - $[—]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).

M-1	Form of Discount Range Prepayment Offer

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[—]% in respect of the Loans] [[—]% in respect of the [—, 20—]5 tranche[(s)] of the [        ]6 Class of Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[—, 20—]7 tranche[s] of the [    ]8 Class of Loans] indicated above pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).

M-2	Form of Discount Range Prepayment Offer

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

M-3	Form of Discount Range Prepayment Offer

EXHIBIT N

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(D) of that certain Credit Agreement, dated as of March [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, the Borrower Party hereby requests that [each Lender] [each Lender of the [—, 20—]1 tranche[s] of the [        ]2 Class of Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Lender] [each Lender of the [—, 20—]3 tranche[s] of the [        ]4 Class of Loans].

2. The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Loans - $[—]]

[[—, 20—]6 tranche[s] of the [        ]7 Class of Loans - $[—]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[5]	Minimum of $10.0 million and whole increments of $1.0 million.

N-1	Form of Solicited Discounted Prepayment Notice

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).

N-2	Form of Solicited Discounted Prepayment Notice

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

N-3	Form of Solicited Discounted Prepayment Notice

EXHIBIT O

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.03(a)(iv)(D) of that certain Credit Agreement, dated as of March [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated                 , 20    , from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, the Borrower Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[—]% in respect of the Loans] [[—]% in respect of the [—, 20—]1 tranche[(s)] of the [        ]2 Class of Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.03(a)(iv)(D) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [—, 20—]3 tranche[s] of the [        ]4 Class of Loans] as follows:

1. The Borrower Party will not use proceeds of loans under the ABL Facilities to fund this Discounted Loan Prepayment.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).

O-1	Form of Acceptance and Prepayment Notice

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]5

3. The Borrower Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

The Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	Insert applicable representation.

O-2	Form of Acceptance and Prepayment Notice

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

O-3	Form of Acceptance and Prepayment Notice

EXHIBIT P

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:                , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(B) of that certain Credit Agreement, dated as of March [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement, the Borrower Party hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [—, 20—]1 tranche[s] of the [        ]2 Class of Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [—, 20—]3 tranche[s] of the [        ]4 Class of Loans].

2. The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[—] of Loans] [$[—] of the [—, 20—]5 tranche[(s)] of the [        ]6 Class of Loans] (the “Specified Discount Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.

P-1	Form of Specified Discount Prepayment Notice

3. The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[—]% in respect of the Loans] [[—]% in respect of the [—, 20—]8 tranche[(s)] of the [        ]9 Class of Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [—, 20—]10 tranche[s] of the [        ]11 Class of Loans] as follows:

1. The Borrower Party will not use proceeds of loans under the ABL Facilities to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. The Borrower Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

The Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[12]	Insert applicable representation.

P-2	Form of Specified Discount Prepayment Notice

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

P-3	Form of Specified Discount Prepayment Notice

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

P-4	Form of Specified Discount Prepayment Notice

EXHIBIT Q

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of March [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated                 , 20    , from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Loans] [[—, 20—]1 tranche[s] of the [        ]2 Class of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Loans - $[—]]

[[—, 20—]3 tranche[s] of the [        ]4 Class of Loans - $[—]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[3]	List multiple tranches if applicable.

Q-1	Form of Solicited Discounted Prepayment Offer

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[—]% in respect of the Loans] [[—]% in respect of the [—, 20—]5 tranche[(s)] of the [        ]6 Class of Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[—, 20—]7 tranche[s] of the [        ]8 Class of Loans] pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).

Q-2	Form of Solicited Discounted Prepayment Offer

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Q-3	Form of Solicited Discounted Prepayment Offer

EXHIBIT R

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of March [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nexeo Solutions, LLC, a Delaware limited liability company (the “Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp. (“Sub Holdco”), a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Specified Discount Prepayment Notice, dated                 , 20    , from the applicable Borrower Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Loans] [[—, 20—]1 tranche[s] of the [        ]2 Class of Loans - $[—]] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Loans - $[—]]

[[—, 20—]3 tranche[s] of the [        ]4 Class of Loans - $[—]]

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[—, 20—]5 tranche[s] the [        ]6 Class of Loans] pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans).

R-1	Form of Specified Discount Prepayment Response

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

R-2	Form of Specified Discount Prepayment Response

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

R-3	Form of Specified Discount Prepayment Response